Exhibit 1

ASX Release 8 May 2023 Pillar 3 Report as at 31 March 2023 Westpac Banking Corporation (“Westpac”) today provides the attached Pillar 3 Report (March 2023). For further information: Hayden Cooper Justin McCarthy Group Head of Media Relations General Manager, Investor Relations 0402 393 619 0422 800 321 This document has been authorised for release by Tim Hartin, Company Secretary. Level 18, 275 Kent Street Sydney, NSW, 2000

PILLAR 3 REPORT March 2023 Incorporating the requirements of APS330 Westpac Banking Corporation ABN 33 007 457 141

Pillar 3 report Table of contents 2 | Westpac Group March 2023 Pillar 3 report Structure of Pillar 3 report Executive summary 3 Introduction 7 Risk appetite and risk types 8 Controlling and managing risk 9 Group structure 16 Capital overview 18 Leverage ratio 23 Credit risk management 25 Credit risk exposures 35 Credit risk mitigation 60 Counterparty credit risk 62 Securitisation 65 Market risk 75 Interest rate risk in the banking book 79 Operational risk 81 Equity risk 83 Funding and liquidity risk management 85 Liquidity coverage ratio 86 Net stable funding ratio 87 Appendices Appendix I – Regulatory capital reconciliation 89 Appendix II – Entities included in regulatory consolidation 96 Appendix III – Level 3 entities’ assets and liabilities 99 Appendix IV – Regulatory expected loss 100 Appendix V – APS330 quantitative requirements 101 Glossary 104 Disclosure regarding forward-looking statements 110 In this report references to ‘Westpac’, ‘Westpac Group’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities (unless the context indicates otherwise). In this report, unless otherwise stated or the context otherwise requires, references to '$', 'AUD' or 'A$' are to Australian dollars. Any discrepancies between totals and sums of components in tables contained in this report are due to rounding. In this report, unless otherwise stated, disclosures reflect the Australian Prudential Regulation Authority’s (APRA) implementation of Basel III. Information contained in or accessible through the websites mentioned in this report does not form part of this report unless we specifically state that it is incorporated by reference and forms part of this report. All references in this report to websites are inactive textual references and are for information only.

Pillar 3 report
Executive summary

Key capital ratios

$m	31 March 2023	30 September 2022	31 March 2022
Level 2 Regulatory capital structure			
Common equity Tier 1 capital after deductions	55,644	53,943	52,126
Risk weighted assets $m	452,946	477,620	459,956
Common equity Tier 1 capital ratio %	12.28	11.29	11.33
Additional Tier 1 capital ratio %	2.20	2.10	2.08
Tier 1 capital ratio %	14.48	13.39	13.41
Tier 2 capital %	5.27	5.01	4.30
Total regulatory capital ratio %	19.75	18.40	17.71
APRA leverage ratio %	5.46	5.61	5.60
Level 1 Regulatory capital structure			
Common equity Tier 1 capital after deductions	52,021	50,722	48,684
Risk weighted assets $m	416,254	447,010	433,643
Level 1 Common equity Tier 1 capital ratio %	12.50	11.35	11.23

Australian Prudential Regulation Authority' (APRA) revised capital framework

APRA's revised capital framework (Basel III) became effective on 1 January 2023 and included updated prudential standards for capital adequacy and credit risk capital. The objectives of the revised capital framework are to provide flexibility for banks to operate in all environments including in times of stress, enhance risk sensitivity and improve comparability including with international standards. Revisions include:

- Capital requirements: Total CET1 Requirement for domestic systemically important banks (D-SIBs) (including Westpac), is 10.25%[1]. This comprises:
  - Minimum CET1 of 4.5%;
  - Capital conservation buffer (CCB) of 4.75%; and
  - Countercyclical capital buffer of 1.0%.
- Calculation of Credit RWA: Several changes with the most significant including:
  - Asset classifications used to determine RWA;
  - Greater use of internal modelling within property finance and mortgages which reduced risk weightings;
  - Higher capital requirements for higher risk segments such as interest only and investor mortgages;
  - Revised credit conversion factors (CCFs) for the calculation of off-balance sheet exposures which has reduced exposure at default. CCFs are percentage values used to convert an off-balance sheet exposure into an on-balance sheet equivalent; and
  - New Zealand RWA largely determined by the Reserve Bank of New Zealand (RBNZ) requirements which increased RWA compared to prior periods.
- Introduction of a capital floor which limits the capital benefit available to advanced banks to no more than 72.5% of the RWA outcomes available under the standardised approach; and
- Introduction of a minimum leverage ratio of 3.5% and amendments of the leverage exposure calculation.

In addition, APRA stated that it expects D-SIBs, including Westpac, to operate with a CET1 capital ratio above 11% in normal operating conditions. Westpac's Board has determined that Westpac will target a CET1 operating capital range of between 11.0% and 11.5%, in normal operating conditions.

These revisions are reflected in the disclosed capital ratios at 31 March 2023. Prior periods have not been restated with capital reported under APRA's, then applicable, capital framework.

[1] Noting that APRA may apply higher CET1 requirements for an individual ADI.

Westpac GROUP
Westpac Group March 2023 Pillar 3 report | 3

Pillar 3 report
Executive summary

CET1 capital ratio movement for First Half 2023 (basis points)


11.29
88
(45)
62
7
(16)
3
12.28
Sep-22
Net Profit
2H22 dividend net of DRP
Revised capital framework
RWA movement
Capital deductions and other items
FX translation impacts
Mar-23

Westpac's Level 2 CET1 capital ratio was 12.28% at 31 March 2023, 99 basis points higher than 30 September 2022. Key movements included:

- First Half 2023 net profit: 88 basis points increase;
- Payment of the 2022 final dividend net of the dividend reinvestment plan (DRP): 45 basis points reduction;
- APRA's revised capital framework: 62 basis points addition;
- Other RWA: 7 basis points increase with a reduction in Interest Rate Risk in the Banking Book (IRRBB) RWA more than offsetting an increase in market RWA;
- Capital deductions and other capital movements: reduced the ratio by 16 basis points. The main drivers were:
  - Higher deduction for deferred tax assets, 7 basis points decrease;
  - Higher deductions for capitalised software and expenditure, 10 basis points decrease; and
  - Other capital deductions, 1 basis point increase;
- Foreign currency impacts added 3 basis points[1].

The net profit and capital deductions outlined above include the divestment of Advance Asset Management Limited of 8 basis points.

Westpac's Level 1 CET1 capital ratio was 12.50% at 31 March 2023, 115 basis points higher than 30 September 2022 with movements in line with Level 2 and a slightly higher impact from the revised capital framework as Level 1 excludes New Zealand.

Risk Weighted Assets (RWA)

$m	31 March 2023	30 September 2022	31 March 2022
Risk weighted assets at Level 2			
Credit risk	340,558	362,098	359,673
Market risk	15,168	9,290	9,596
Operational risk	56,900	59,063	57,875
Interest rate risk in the banking book	34,748	42,782	27,710
Other	5,572	4,387	5,102
Total RWA	452,946	477,620	459,956
Total Exposure at Default	1,187,904	1,214,041	1,183,812

Total RWA decreased by 5.2% to $452.9 billion from both lower credit and non-credit RWA.

Credit RWA decreased by $21.5 billion. Key movements included:

- Implementation of the revised capital framework reduced credit RWA by $23.7 billion. Key drivers were:
  - Property Finance: Internal modelling has reduced the risk weight of property finance from 85% to 61%. These exposures were formerly calculated using the IRB slotting approach;

[1] Reflecting the net impact of movements in the foreign currency translation reserve and RWA.

4 | Westpac Group March 2023 Pillar 3 report

Pillar 3 report Executive summary Westpac Group March 2023 Pillar 3 report | 5 Mortgages: Revisions to mortgage models reduced RWA, although additional capital was required for higher risk segments, including standardised risk weights for some exposures. Overall, this change resulted in a reduction in the mortgage risk weight by 110 basis points to 23.9%; and Off-balance sheet exposures: EAD has reduced by $40.4 billion mainly related to changes in CCFs for non- retail exposures. A $1.0 billion benefit from improved credit quality in corporate and property finance exposures which more than offset higher early cycle delinquencies in consumer portfolios; A $2.4 billion decrease from counterparty credit risk and mark-to-market related credit risk primarily due to decreases in the mark-to-market value of derivatives from changes in underlying foreign currency rates; A $3.6 billion increase from higher lending across residential mortgages, specialised lending and corporates; and A $2.0 billion increase from foreign currency translation impacts, predominantly the depreciation of the A$ against the NZ$. Non-credit RWA were $3.1 billion lower. Key movements included: IRRBB RWA: $8.0 billion decrease due to a lower regulatory embedded loss. This occurred as the spread between the average rate on capital hedges and market rates have narrowed; Operational RWA: $2.2 billion decrease from APRA’s revised annual Standardised Measurement Approach (SMA)1 .. This was mainly driven by lower operational losses; and Market RWA: $5.9 billion increase from a combination of market risk exposure changes and higher market volatility. Exposure at Default Exposure at default (EAD) decreased $26.1 billion over the half. Key movements include: A $40.4 billion decrease from the implementation of the revised capital framework, largely driven by lower credit conversion factors applied to non-retail, non-market off balance sheet exposures; A $8.5 billion decrease in derivative exposures; A $15.0 billion increase in lending across Corporate, Residential Mortgages, Specialised Lending, Sovereign, and Securitisation asset classes; and A $7.6 billion increase from foreign currency translation impacts. Additional Tier 1 and Tier 2 capital movements for First Half 2023 The redemption of an A$0.25 billion Tier 2 capital note during the half decreased the total regulatory capital ratio by 6 basis points. There were no Additional Tier 1 or Tier 2 capital instruments issued. On 2 December 2021, APRA announced a requirement for D-SIBs, including Westpac, to increase total capital requirements by 4.5 percentage points of RWA under its capital adequacy framework to be met by 1 January 2026. The increase in total capital is expected to be met through additional Tier 2 capital. Leverage Ratio1 The leverage ratio represents the amount of Tier 1 capital relative to exposure2 .. At 31 March 2023, Westpac’s leverage ratio was 5.46%, down 15 basis points from 30 September 2022 mostly due to the increase in total exposures under the revised capital framework which was partly offset by higher Tier 1 capital. 1 Westpac adopted the SMA to calculate operational risk capital from 1 January 2022. Under the revised standard operational risk is calculated annually based on annual audited financial statements. 2 As defined under Attachment D of APS110: Capital Adequacy.

Pillar 3 report Executive summary 6 | Westpac Group March 2023 Pillar 3 report Liquidity Coverage Ratio (LCR) Westpac’s average LCR for the quarter ending 31 March 2023 was 135% (31 December 2022: 139%). The decrease in the ratio was mainly driven by an increase in holdings of liquid assets partially offset by an increase in net cash outflows. Net Stable Funding Ratio (NSFR) Westpac had an NSFR of 119% as at 31 March 2023 (31 December 2022: 122%). NSFR is calculated as the total available stable funding divided by the total required stable funding. The decrease in the NSFR over the quarter was mainly due to APRA’s capital framework changes.

Pillar 3 report Introduction Westpac Group March 2023 Pillar 3 report | 7 Westpac Banking Corporation is an Authorised Deposit-taking Institution (ADI) subject to regulation by APRA. APRA has accredited Westpac to apply advanced models permitted by the Basel III global capital adequacy regime to the measurement of its regulatory capital requirements. Westpac uses the Advanced Internal Ratings-Based approach (Advanced IRB) for credit risk and the Standardised Measurement Approach (SMA) for operational risk. In accordance with APS330 Public Disclosure, financial institutions that have received the Advanced IRB accreditation, such as Westpac, are required to disclose prudential information about their risk management practices on a semi-annual basis. A subset of this information must be disclosed quarterly. This report describes Westpac’s risk management practices and presents the prudential assessment of Westpac’s capital adequacy as at 31 March 2023. In addition to this report, the regulatory disclosures section of the Westpac website1 contains the reporting requirements for: Capital instruments under Attachment B of APS330; and The identification of potential Global-Systemically Important Banks (G-SIB) under Attachment H of APS330 (disclosed annually). Capital instruments disclosures are updated when: A new capital instrument is issued that will form part of regulatory capital; or A capital instrument is redeemed, converted into CET1 capital, written off, or its terms and conditions are changed. 1 http://www.westpac.com.au/about-westpac/investor-centre/financial-information/regulatory-disclosures/

Pillar 3 Report Risk appetite and risk types 8 | Westpac Group March 2023 Pillar 3 report Westpac’s appetite for risk is informed by our strategic objectives and business plans, regulatory rules and ratios, and the potential for adverse outcomes that may result in material impacts on our customers, our staff, our reputation, our regulatory relationships and/or our financial position including the potential for capital and liquidity ratios to fall below target levels in stressed scenarios. Westpac distinguishes between different types of risk and takes an integrated approach toward identifying, assessing, and managing risks. The annual review of Westpac’s Risk Management Framework, which includes the Risk Management Strategy and Board Risk Appetite Statement, together with the establishment and monitoring of key controls through supporting frameworks and policies all play vital roles. Overview of key risk types risk culture – the risk that our culture does not promote and reinforce behavioural expectations or structures to identify, understand, discuss and act on risks. Ineffective risk management could lead to poor risk awareness, risk-taking outside of risk appetite that is tolerated and a culture where key learnings are not integrated into Group-wide customer outcomes and impeding continuous improvement; strategic risk – the risk that Westpac makes inappropriate strategic choices, does not implement its strategies successfully, or does not respond effectively to changes in the environment; capital adequacy risk – the risk that Westpac has an inadequate level or composition of capital to support its normal business activities and to meet its regulatory capital requirements under both normal or stressed operating environments; funding and liquidity risk – the risk that Westpac cannot meet its payment obligations or that it does not have the appropriate amount, tenor and composition of funding and liquidity to support its assets; credit risk – the risk of financial loss where a customer or counterparty fails to meet their financial obligations to Westpac; market risk – the risk of an adverse impact to Westpac’s financial positions as a result of a change in financial market factors, such as foreign exchange rates, interest rates, commodity prices and equity prices. This includes interest rate risk in the banking book, which is the risk of loss in earnings or economic value in the banking book as a consequence of movements in interest rates; operational risk – the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. The definition excludes strategic risk. While legal risk and regulatory risk arise through inadequate or failed processes, people, and systems or from external events, these are reflected primarily in compliance and conduct risk; cyber risk – the risk that Westpac or its third parties’ data or technology are inappropriately accessed, manipulated, or damaged from cyber threats or vulnerabilities; compliance and conduct risk – the risk of failing to abide by compliance obligations required of us or otherwise failing to have behaviours and practices that deliver suitable, fair, and clear outcomes for our customers and that support market integrity; reputational and sustainability risk − the risk of failing to recognise or address environmental, social or governance (ESG) issues and the risk that an action, inaction, transaction, investment, or event will reduce trust in Westpac’s integrity and competence by clients, counterparties, investors, regulators, employees, or the public; and financial crime risk – the risk that Westpac fails to prevent financial crime and comply with applicable global financial crime regulatory obligations.

Pillar 3 report Controlling and managing risk Westpac Group March 2023 Pillar 3 report | 9 We have adopted and continue to embed a Three Lines of Defence model which enables all our people to understand their own roles and responsibilities in the active management of risk. We have put in place a risk management framework that seeks to: achieve Westpac’s purpose of creating better futures together; deliver fair outcomes for our customers and counterparties that support market integrity; protect Westpac’s depositors and investors by maintaining a balance sheet with sound credit quality and buffers over regulatory minimums; manage risk within risk appetite; are resilient to operational risks and disruptions, and manage the risks arising from service providers; seeks to ensure appropriate reward for risk we take aligned to our purpose, values and behaviours; and meet our regulatory and statutory obligations. The Board Risk Appetite Statement and Group Risk Management Framework and Strategy are reviewed annually by the Board Risk Committee. This review includes consideration of whether the framework continues to be sound, and that Westpac is operating with due regards to risk appetite. The Board Risk Appetite Statement and Group Risk Management Framework and Strategy were approved by the Board during the 12 months to 31 March 2023. Risk management governance structure as at 31 March 2023 Board approves the overall risk management framework for managing financial and non-financial risks, as well as the Group Risk Management Framework, Group Risk Management Strategy and Board Risk Appetite Statement, and monitors the effectiveness of risk management by Westpac; forms a view of Westpac’s risk culture and oversees the identification of, and steps taken, to address any changes to risk culture; and makes its annual declaration to APRA on risk management under APRA prudential standard CPS 220 Risk Management. Board Risk Committee (BRiskC) Assists the Board to: consider and approve Westpac’s overall risk framework for managing financial and non-financial risks; oversee risk culture across Westpac; oversee Westpac’s risk profile and set risk appetite for material risks; review and approve the Group Risk Management Framework, Group Risk Management Strategy and Board Risk Appetite Statement; make its annual declaration to APRA on risk management under APRA prudential standard CPS 220 Risk Management. The Committee is also responsible for: reviewing and monitoring Westpac’s risk profile and controls for consistency with the Board Risk Appetite Statement; reviewing and approving other risk management frameworks and monitoring performance under those frameworks (as appropriate) and reviewing and approving key supporting policies; overseeing and approving the Group's Recovery Plan; reviewing and approving the limits and conditions that apply to the delegated credit risk and market risk approval authorities; monitoring changes anticipated for the economic and business environment including consideration of emerging risks and other factors considered relevant to our risk profile and risk appetite; reviewing and where appropriate approving risks beyond the approval discretion provided to management; and overseeing material legal and regulatory change relevant to Westpac and the management of material litigation and regulatory investigations and associated remediation activities.

Pillar 3 report Controlling and managing risk 10 | Westpac Group March 2023 Pillar 3 report Risk management governance structure (continued) From the perspective of specific types of risk, the BRiskC’s role includes: credit risk – reviewing and approving the Group Credit Risk Management Framework, Credit Risk Management Strategy, Credit Risk Appetite Statement and material policies and limits supporting the Group Credit Risk Management Framework, approving credit provisioning levels, and monitoring the risk profile, performance, and management of our credit portfolio; funding and liquidity risk – reviewing and approving the Group Liquidity Risk Management Framework and key policies and limits supporting that framework, including our annual funding strategy, recovery and resolution plans, liquidity targets and limits, and monitoring the liquidity position and requirements; capital adequacy risk – reviewing and approving the Group Capital Adequacy Risk Management Framework and key policies and limits supporting that framework, overseeing and approving the Internal Capital Adequacy Assessment Process (ICAAP) and in doing so, reviewing and recommending target capital ranges for Board approval (where appropriate) and reviewing and monitoring capital levels for consistency with the Board Risk Appetite Statement; market risk – reviewing and approving the Group Market Risk Management Framework and key policies and limits supporting that framework, and reviewing Westpac’s trading and non-trading market risk profiles and their respective exposure against limits; operational risk – reviewing and approving the Group Operational Risk Management Framework and key policies supporting that framework, and monitoring the performance of operational risk management and controls; cyber risk – reviewing and approving the Group Cyber Risk Management Framework and key policies supporting that framework, and monitoring Westpac’s cyber risk management and controls; financial crime risk – reviewing and approving the Group Financial Crime Risk Management Framework and key supporting policies, and monitoring Westpac’s financial crime risk profile and controls; compliance and conduct risk – reviewing and approving the Group Compliance and Conduct Risk Management Framework and key supporting policies and reviewing and monitoring Westpac's compliance risk performance and controls. risk culture – reviewing and approving the Group Risk Culture Framework, monitoring the associated measurement and management of this risk, forming a view on Westpac’s risk culture and the extent to which it supports our ability to operate consistently within the Group Risk Management Framework and Board Risk Appetite Statement, and overseeing the identification of, and steps taken to address, any desirable changes to risk culture; and reputational and sustainability risk – reviewing and approving the Group Reputation and Sustainability Risk Management Frameworks and monitoring the associated management of these risks. The Board Risk Committee also: reviews Westpac’s Group stress testing results, monitors management response and provides recommendations for future scenarios; provides relevant periodic assurances and reports (as appropriate) to the Board Audit Committee; refers or recommends to the Board and any other Board Committees (as appropriate) any matters that have come to the attention of the Board Risk Committee that are relevant for the Board or the respective Board Committee; and in its capacity as the Westpac Group’s US Risk Committee, oversees the key risks, risk management framework and policies of Westpac’s US operations.

Pillar 3 report Controlling and managing risk Westpac Group March 2023 Pillar 3 report | 11 Risk management governance structure (continued) Board Committees with a Risk Focus Board Audit Committee (BAC) Assists the Board by overseeing the: integrity of financial statements and financial reporting systems of Westpac and its related bodies corporate; external audit engagement, including the external auditor’s qualifications, performance, independence and fees; performance of the internal audit function; and integrity of the Group’s corporate reporting including Westpac’s financial reporting and compliance with prudential regulatory reporting and professional accounting requirements. Board Remuneration Committee (BRemC) Assists the Board by reviewing and recommending: the remuneration framework as articulated in the Group Remuneration Policy; remuneration arrangements and variable remuneration outcomes and adjustments in accordance with the Group Remuneration Policy for the CEO, Group Executives, any other employees who are accountable persons under the Banking Executive Accountability Regime, any other person specified by APRA and any other person the Board determines; the remuneration arrangements and outcomes of employees of the Westpac Group in accordance with the Group Remuneration Policy; corporate goals and objectives relevant to the remuneration of the CEO; and the design and terms of any equity-based plans including plan rules and any applicable performance hurdles. Executive Team Westpac Executive Team (ET) executes the Board-approved strategy; delivers Westpac’s various strategic and performance goals within the approved risk appetite; and endorse climate change and human rights position statements for approval by the Board. All other position statements on sustainability issues are approved by the CEO. Executive risk committees Westpac Group Executive Risk Committee (RISKCO) informs the CEO, Chief Risk Officer and other accountable individuals in making risk-related decisions in respect of the Group; informs attendees in making material decisions in their area of responsibility, with due consideration of Westpac’s risk profile and risk culture; reviews and provides input on Westpac’s Risk Management Framework and Risk Management Strategy for approval by the Board; oversees the implementation and performance of the Risk Management Framework and the Risk Management Strategy as well as required controls and actions; reviews and monitors risk class risk management frameworks and key supporting policies, as required; reviews and provides input on the Board Risk Appetite Statement for approval by the Board, oversees the implementation of the Board Risk Appetite Statement and monitors Westpac’s risk profile against its risk appetite measures and thresholds; monitors the Group’s risk culture, its alignment to risk appetite and related actions; analyses emerging risks and oversees the adequacy of Westpac’s response; and reviews outcomes of, annual stress testing, material risk models and risk measurement methodologies, including impacts on capital adequacy and the Group’s Recovery Plan.

Pillar 3 report Controlling and managing risk 12 | Westpac Group March 2023 Pillar 3 report Risk management governance structure (continued) Westpac Group Asset & Liability Committee (ALCO) facilitates the optimisation of funding and liquidity risk-reward across Westpac; reviews the level and quality of capital to ensure that it is commensurate with Westpac’s risk profile, business strategy and risk appetite; oversees the Liquidity Risk Management Framework, Capital Adequacy Risk Management Framework and key supporting policies; oversees the funding and liquidity risk profile and balance sheet risk profile; and identifies emerging funding and liquidity risks and oversees actions to respond as appropriate. Westpac Group Credit Risk Committee (CREDCO) reviews and provides input on the Credit Risk Management Framework, Credit Risk Management Strategy, Credit Risk Appetite Statement, and key supporting policies and limits; oversees Westpac’s credit risk profile; reviews reporting from the Climate Change Financial Risk Committee, which is chaired by the Group Chief Credit Officer and identifies and manages the potential impact on credit exposures from climate-related transition and physical risks; and identifies emerging credit risks and facilitates strategic and business developments. Westpac Group Market Risk Committee (MARCO) reviews and provides input on the Market Risk Management Framework and key market risk management policies; reviews and provides input on policies and limits for managing traded and non-traded market risk; and monitors Westpac’s market risk profile, appetite and exposures. Westpac Group Operational Risk, Compliance and Resilience Committee (ORCR) reviews and provides input on the Operational Risk Management Framework, the Cyber Risk Management Framework and the Compliance and Conduct Risk Management Framework, and key supporting policies; oversees Westpac’s operational risk, cyber risk, and conduct and compliance risk profiles; and analyses emerging operational, cyber, conduct and compliance risks.

Pillar 3 report Controlling and managing risk Westpac Group March 2023 Pillar 3 report | 13 Risk management governance structure (continued) Westpac Group Remuneration Oversight Committee (ROC) supports the CEO, BRemC and the Board by reviewing and approving aspects of the remuneration frameworks; assists the BRemC and the Board in fulfilling their responsibility to oversee the design, operation and monitoring of the remuneration framework of Westpac; recommends to the CEO for recommendation to the BRemC remuneration arrangements including remuneration review and remuneration adjustment outcomes for persons specified by APRA and any other person the Board determines below the Group Executive level; and recommends to the CEO for recommendation to the BRemC the criteria and rationale for determining the total quantum of Westpac’s variable reward pool. Model Risk Committee reviews and recommends the Group Model Risk Policy and associated model risk sub-policies for approval; reviews and monitors model risk and material models across Westpac; and reviews and monitors design quality and operating effectiveness of material models. Stress Testing Committee reviews and provides input on the Group Capital Stress Testing Policy; reviews and monitors the effectiveness of Westpac’s Group stress-testing framework; oversees the generation and selection of Group stress testing scenarios; and considers emerging risks with respect to Group stress testing scenarios and oversees the adequacy of the response. Westpac Group Financial Crime Risk Committee reviews and provides input on the Group’s Financial Crime risk appetite measures for inclusion in the Board Risk Appetite Statement; reviews and provides input on the Financial Crime Risk Management Framework, key supporting policies, programs and standards; reviews regular reporting on Westpac’s aggregate Financial Crime risk exposures, regulatory matters and measures; and analyses emerging financial crime risks developments and implications of changes in the regulatory and external environment.

Pillar 3 report Controlling and managing risk 14 | Westpac Group March 2023 Pillar 3 report Risk management governance structure (continued) Risk Function Risk Function promotes a strong risk culture; owns the design and content of the Risk Management Framework; defines the structure and coverage of risk appetite; defines the annual Risk Management Strategy to execute the Risk Management Framework ensuring that the management of risks is in alignment with risk appetite and business strategy; establishes risk policies, procedures and limits; measures and reports on risk levels; and provides oversight of and direction on the management of risks, including Compliance and Conduct and Financial Crime risks. Independent internal review Group Audit provides independent assurance to the Board, relevant Board Committees and Senior Management on the adequacy and effectiveness of the Group’s governance, risk management and internal controls. Divisional business units and functions Business units and functions responsible for identifying, evaluating and managing the risks that they originate within approved risk appetite and policies; and establish and maintain appropriate governance structures, controls, resources and self-assessment processes, including issue identification, recording and escalation procedures.

Pillar 3 report Controlling and managing risk Westpac Group March 2023 Pillar 3 report | 15 Roles and responsibilities We have adopted and continue to embed a Three Lines of Defence model which enables all our people to understand their own roles and responsibilities in the active management of risk. First Line First Line under the Three Lines of Defence Model refers to all Divisions and Functions excluding the Risk Division and Group Audit. The First Line proactively identifies, evaluates, owns, monitors, manages and controls the existing and emerging risks in their business. It manages business activities within approved risk appetite and policies. In managing its risk, the First Line establishes and maintains appropriate governance structures, controls resources and self-assessment processes, including issue identification, recording and escalation procedures. Second Line Second Line under the Three Lines of Defence Model refers to the Risk Division. The Second Line is an independent function that develops risk management frameworks, defines guardrails, provides objective review and challenge regarding the effectiveness of risk management within the First Line business, and executes specific risk management activities where functional independence and/or specific risk capability is required. Its approach is risk-based and proportionate to First Line activities. Third Line Group Audit is the Third Line assurance function that provides the Board and Senior Executive with independent and objective evaluation of the adequacy and effectiveness of the Group’s governance, risk management and internal controls.

Pillar 3 report Group structure 16 | Westpac Group March 2023 Pillar 3 report APRA applies a tiered approach to measuring Westpac’s capital adequacy1 by assessing financial strength at three levels: Level 1, comprising Westpac Banking Corporation and its subsidiary entities that have been approved by APRA as being part of a single 'Extended Licensed Entity' (ELE) for the purposes of measuring capital adequacy; Level 2, the consolidation of Westpac Banking Corporation and all its subsidiary entities except those entities specifically excluded by APRA regulations. The head of the Level 2 group is Westpac Banking Corporation; and Level 3, the consolidation of Westpac Banking Corporation and all its subsidiary entities. Unless otherwise specified, all quantitative disclosures in this report refer to the prudential assessment of Westpac’s financial strength on a Level 2 basis2 .. Refer to Appendix II for a list of entities included in regulatory consolidation for the purposes of measuring capital adequacy at Level 1 and Level 2. The Westpac Group 1 2 The following diagram shows the Level 3 conglomerate group and illustrates the different tiers of regulatory consolidation. Level 1 Consolidation Level 2 Consolidation Level 3 Consolidation Regulatory non-consolidated subsidiaries Westpac New Zealand Ltd Other Westpac Level 2 subsidiaries Westpac Banking Corporation Westpac Level 1 subsidiaries Accounting consolidation33 The consolidated financial statements incorporate the assets and liabilities of all subsidiaries (including structured entities) controlled by Westpac. Westpac and its subsidiaries are referred to collectively as the ‘Group’. The effects of all transactions between entities in the Group are eliminated on consolidation. Control exists when the parent entity is exposed to, or has rights to, variable returns from its involvement with an entity, and has the ability to affect those returns through its power over that entity. Subsidiaries are fully consolidated from the date on which control commences and they are no longer consolidated from the date that control ceases. Group entities excluded from the regulatory consolidation at Level 2 Regulatory consolidation at Level 2 covers the global operations of Westpac and its subsidiary entities, including other controlled banking, securities and financial entities, except for those entities involved in the following business activities: insurance; acting as manager, responsible entity, approved trustee, trustee or similar role in relation to funds management; non-financial (commercial) operations; or special purpose entities to which assets have been transferred in accordance with the requirements of APS120 Securitisation. Retained earnings and equity investments in subsidiary entities excluded from the consolidation at Level 2 are deducted from capital, with the exception of securitisation special purpose entities. 1 APS110 Capital Adequacy outlines the overall framework adopted by APRA for the purpose of assessing the capital adequacy of an ADI. 2 Impaired assets and provisions held in Level 3 entities are excluded from the tables in this report. 3 Refer to Note 30 of Westpac’s 2022 Annual Report for further details.

Pillar 3 report Group Structure Westpac Group March 2023 Pillar 3 report | 17 Subsidiary banking entities Westpac New Zealand Limited (WNZL), a wholly owned subsidiary entity, is a registered bank incorporated in New Zealand and regulated by the RBNZ. WNZL uses both the Advanced IRB and Standardised methodologies for credit risk, and has transitioned to the SMA for operational risk from 1 July 2022. Other subsidiary banking entities in the Group include Westpac Bank PNG Limited and Westpac Europe Limited. For the purposes of determining Westpac’s capital adequacy subsidiary banking entities are consolidated at Level 2. Restrictions and major impediments on the transfer of funds or regulatory capital within the Group Minimum capital (‘thin capitalisation’) rules Tax legislation in most jurisdictions in which the Group operates prescribes minimum levels of capital that must be retained in that jurisdiction to avoid a portion of the interest costs incurred in the jurisdiction ceasing to be tax deductible. Capital for these purposes includes both contributed capital and non-distributed retained earnings. Westpac seeks to maintain sufficient capital/retained earnings in these entities to comply with these rules. Tax costs associated with repatriation Repatriation of retained earnings (and capital) may result in tax being payable in either the jurisdiction from which the repatriation occurs or Australia on receipt of the relevant amounts. This cost would reduce the amount actually repatriated. Intra-group exposure limits1 Exposures to related entities are managed within the prudential limits prescribed by APRA in APS222 Associations with Related Entities1 .. Westpac has an internal limit structure and approval process governing credit exposures to related entities. This limit structure and approval process, combined with APRA’s prudential limits, is designed to reduce the potential for unacceptable contagion risk. Prudential regulation of subsidiary entities On 23 March 2021, the RBNZ issued two notices to WNZL under section 95 of the Banking (Prudential Supervision) Act 1989 requiring WNZL to supply two external reviews to the RBNZ (the ‘Risk Governance Review’ and the ‘Liquidity Review’). These reviews only applied to WNZL and not to Westpac in Australia or its NZ Branch. The Risk Governance Review related to the effectiveness of WNZL’s risk governance. This review was completed, in November 2021 and identified deficiencies in WNZL’s risk governance practices and operations which WNZL sought to address through a programme of work overseen by the WNZL Board. In April 2023, the RBNZ acknowledged the decision of WNZL’s Board to approve closure of the Risk Governance programme of work, noted the improvements made by WNZL to date and that any remaining activity will be overseen by the WNZL Board Risk and Compliance Committee. The Liquidity Review related to the effectiveness of WNZL’s actions to improve liquidity risk management and the associated risk culture. The review was, completed in May 2022 and did not identify any material control gaps or issues and made some recommendations for improvement, which are being implemented as part of WNZL’s continuous improvement activity. Since then, WNZL has undertaken further assurance work and continues to review and enhance the control framework. From 31 March 2021, the RBNZ amended WNZL’s conditions of registration, requiring WNZL to discount the value of its liquid assets by approximately 14%. From 15 August 2022, the RBNZ reduced the overlay quantum to approximately 7%, which at 31 March 2023 was $1.7 billion. The overlay will remain in place until the RBNZ is satisfied that control assurance work has been completed. 1 For the purposes of APS222, subsidiaries controlled by Westpac, other than subsidiaries that form part of the ELE, represent ‘related entities’. Prudential and internal limits apply to intra-group exposures between the ELE and related entities, both on an individual and aggregate basis.

Pillar 3 report
Capital overview

Capital Structure

This table shows Westpac's capital resources on a Level 2 basis under APS111 Capital Adequacy: Measurement of Capital.

$m	31 March 2023	30 September 2022	31 March 2022
Common equity Tier 1 capital			
Paid up ordinary capital	39,824	39,666	39,667
Treasury shares	(759)	(712)	(708)
Equity based remuneration	1,907	1,843	1,824
Foreign currency translation reserve	(160)	(537)	(445)
Accumulated other comprehensive income	(38)	28	183
Non-controlling interests - other	44	57	54
Retained earnings	30,686	29,063	28,362
Less retained earnings in life and general insurance, funds management and securitisation entities	(343)	(300)	(1,144)
Deferred fees	276	300	265
Total common equity Tier 1 capital	71,437	69,408	68,058
Deductions from common equity Tier 1 capital			
Goodwill (excluding funds management entities)	(7,943)	(7,914)	(7,935)
Deferred tax assets	(2,065)	(1,746)	(1,812)
Goodwill in life and general insurance, funds management and securitsation entities	(149)	(204)	(209)
Capitalised expenditure	(2,250)	(2,148)	(2,013)
Capitalised software	(2,631)	(2,263)	(1,914)
Investments in subsidiaries not consolidated for regulatory purposes	(201)	(316)	(1,541)
Regulatory expected loss in excess of eligible provisions[1]	(2)	(144)	(164)
Defined benefit superannuation fund surplus	(67)	(219)	(60)
Equity investments	(209)	(187)	(161)
Regulatory adjustments to fair value positions	(276)	(324)	(123)
Total deductions from common equity Tier 1 capital	(15,793)	(15,465)	(15,932)
Total common equity Tier 1 capital after deductions	55,644	53,943	52,126
Additional Tier 1 capital			
Basel III complying instruments	9,958	10,021	9,566
Total Additional Tier 1 capital	9,958	10,021	9,566
Deductions from Additional Tier 1 capital			
Holdings of own and other financial institutions Additional Tier 1 capital instruments	(25)	(25)	(25)
Total deductions from Additional Tier 1 capital	(25)	(25)	(25)
Net Addititional Tier 1 regulatory capital	9,933	9,996	9,541
Net Tier 1 regulatory capital	65,577	63,939	61,667
Tier 2 capital			
Basel III complying instruments	23,160	23,791	20,147
Eligible general reserve for credit loss	1,103	411	158
Total Tier 2 capital	24,263	24,202	20,305
Deductions from Tier 2 capital			
Investments in subsidiaries not consolidated for regulatory purposes	-	-	(60)
Holdings of own and other financial institutions Tier 2 capital instrumer	(367)	(243)	(445)
Total deductions from Tier 2 capital	(367)	(243)	(505)
Net Tier 2 regulatory capital	23,896	23,959	19,800
Total regulatory capital	89,473	87,898	81,467

[1] An explanation of the relationship between this deduction, regulatory expected loss and provisions for impairment charges is contained in Appendix IV.

18 | Westpac Group March 2023 Pillar 3 report

Pillar 3 report
Capital overview

Capital management strategy

Westpac evaluates its approach to capital management through an Internal Capital Adequacy Assessment Process (ICAAP). Key features include:

- The development of a capital management strategy, including consideration of regulatory capital minimums, capital buffers and contingency plans. The current regulatory capital minimums together with the capital conservation buffer (CCB) and countercyclical capital buffer are the Total CET1 requirement. The Total CET1 Requirement for Westpac is at least 10.25%[1] based on an industry minimum CET1 requirement of 4.5% plus a capital conservation buffer of 4.75% and a countercyclical capital buffer of 1.0%[2].
- Consideration of regulatory capital requirements and the perspectives of external stakeholders including rating agencies as well as equity and debt investors; and
- A stress testing framework that challenges the capital measures, coverage and capital requirements including the impact of adverse economic scenarios.

The Board has determined that Westpac will target a CET1 operating capital range of between 11.0% and 11.5%, in normal operating conditions.

Westpac's capital adequacy ratios

%	31 March 2023	30 September 2022	31 March 2022
The Westpac Group at Level 2			
Common equity Tier 1 capital ratio	12.3	11.3	11.3
Additional Tier 1 capital	2.2	2.1	2.1
Tier 1 capital ratio	14.5	13.4	13.4
Tier 2 capital	5.3	5.0	4.3
Total regulatory capital ratio	19.8	18.4	17.7
The Westpac Group at Level 1			
Common equity Tier 1 capital ratio	12.5	11.3	11.2
Additional Tier 1 capital	2.4	2.2	2.2
Tier 1 capital ratio	14.9	13.6	13.4
Tier 2 capital	5.8	5.4	4.7
Total regulatory capital ratio	20.7	19.0	18.1

Westpac New Zealand Limited's capital adequacy ratios

%	31 March 2023	30 September 2022	31 March 2022
Westpac New Zealand Limited			
Common equity Tier 1 capital ratio	11.1	11.0	11.3
Additional Tier 1 capital	1.6	2.0	2.0
Tier 1 capital ratio	12.7	13.0	13.3
Tier 2 capital	1.0	0.9	1.2
Total regulatory capital ratio	13.7	13.9	14.5

[1] Noting that APRA may apply higher CET1 requirements for an individual ADI

[2] APRA has currently set a 1.0% default countercyclical capital buffer for Australian exposures however this may be varied by APRA in the range of 0 to 3.5%. The final countercyclical capital buffer is ADI specific and dependent on a bank's international exposures. Westpac's countercyclical capital buffer is set out on page 96.

Westpac GROUP
Westpac Group March 2023 Pillar 3 report | 19

Pillar 3 report Capital overview 20 | Westpac Group March 2023 Pillar 3 report Capital requirements APRA’s revised capital framework became effective on 1 January 2023. This included updated prudential standards for public disclosures, capital adequacy and credit risk capital. A summary of these changes has been included in the Executive Summary on page 3. A key change of the framework has been asset classifications used to determine RWA and the use of the foundation IRB approach (FIRB) for some exposure classes. Under FIRB, an ADI must provide its own estimates of Probably of Default (PD) and maturity and rely on supervisory estimates of Loss Given Default (LGD) and EAD. The table below summarises Westpac’s revised credit risk asset classes under APRA’s revised capital framework. A further explanation of the new asset classes is set out on page 27. Revised Credit Asset Classes Previously Reported Credit Asset Classes Corporate Corporate Business Lending Business Lending Small Business Property Finance Specialised Lending Large Corporate Corporate Sovereign Sovereign Financial Institutions Corporate Business Lending Bank Residential Mortgages Residential Mortgages Australian Credit Cards Australian Credit Cards Other Retail Other Retail Small Business Small Business Business Lending Specialised Lending Specialised Lending Securitisation Securitisation New Zealand Corporate Business Lending Sovereign Banks Residential mortgages Other retail Small business Specialised lending Securitisation Capital Floor The revised capital framework introduces a capital floor which limits the capital benefit available to advanced banks to no more than 72.5 per cent of the RWA outcomes available under the standardised approach. There was no capital floor adjustment as at 31 March 2023 as shown below. $m Risk-weighted assets under the standardised approach 31 March 2023 Credit risk 499,267 Market risk 15,168 Operational risk 56,900 Interest rate risk in the banking book NA Other risk 5,572 Total 576,907 Risk-weighted assets under the IRB Approach Credit risk 340,558 Market risk 15,168 Operational risk 56,900 Interest rate risk in the banking book 34,748 Other risk 5,572 Total 452,946 Capital floor at 72.5% 418,258 Capital floor adjustment NA

Pillar 3 report
Capital overview

This table shows risk weighted assets for each risk type included in the regulatory assessment of Westpac's capital adequacy. The 31 March 2023 balances below incorporate new credit asset classes under the revised capital framework. A further explanation of the new asset classes is set out on page 27.

Westpac's approach to managing each risk type, and more detailed disclosures on the prudential assessment of capital requirements, are presented in the following sections of this report. Refer to the Executive summary for further commentary on RWA movements over the First Half 2023.

$m	IRB Approach[1]	FIRB Approach	Standardised Approach[2]	Total Risk Weighted Assets
Credit risk				
Corporate	24,309	-	1,147	25,456
Business Lending	25,928	-	177	26,105
Property Finance	31,234	-	-	31,234
Large Corporate	-	21,228	-	21,228
Sovereign	-	2,357	1,777	4,134
Financial Institutions	-	15,057	75	15,132
Residential Mortgages	109,164	-	19,651	128,815
Australian Credit Cards	3,957	-	-	3,957
Other Retail	5,304	-	464	5,768
Small Business	18,219	-	170	18,389
Specialised Lending	2,931	-	464	3,395
Securitisation	6,400	-	-	6,400
New Zealand	43,301	-	2,030	45,331
Mark-to-market related credit risk[3]	-	-	5,214	5,214
Total Credit risk	270,747	38,642	31,169	340,558
Market risk				15,168
Operational risk				56,900
Interest rate risk in the banking book				34,748
Other[4]				5,572
Total				452,946

[1] IRB approaches excluding FIRB. Refer page 27 for a summary of approach by asset class.
[2] Westpac's standardised risk weighted assets are categorised based on their equivalent IRB categories.
[3] Mark-to-market related credit risk is measured under the standardised approach. It is also known as Credit Valuation Adjustment (CVA) risk.
[4] Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

Westpac GROUP
Westpac Group March 2023 Pillar 3 report | 21

Pillar 3 report
Capital overview

30 September 2022 $m	IRB Approach	Standardised Approach[1]	Total Risk Weighted Assets
Credit risk			
Corporate	72,688	880	73,568
Business lending	30,541	738	31,279
Sovereign	2,335	1,689	4,024
Bank	4,609	84	4,693
Residential mortgages	149,208	2,885	152,093
Australian credit cards	3,917	-	3,917
Other retail	6,726	717	7,443
Small business	13,991	-	13,991
Specialised lending	57,338	428	57,766
Securitisation	6,947	-	6,947
Mark-to-market related credit risk[2]	-	6,377	6,377
Total	348,300	13,798	362,098
Market risk			9,290
Operational risk			59,063
Interest rate risk in the banking book			42,782
Other assets[3]			4,387
Total			477,620

31 March 2022 $m	IRB Approach	Standardised Approach[1]	Total Risk Weighted Assets
Credit risk			
Corporate	69,391	870	70,261
Business lending	32,686	687	33,373
Sovereign	2,270	1,393	3,663
Bank	4,960	91	5,051
Residential mortgages	146,448	3,276	149,724
Australian credit cards	3,951	-	3,951
Other retail	7,785	753	8,538
Small business	14,401	-	14,401
Specialised lending	58,334	380	58,714
Securitisation	6,306	-	6,306
Mark-to-market related credit risk[2]	-	5,691	5,691
Total	346,532	13,141	359,673
Market risk			9,596
Operational risk			57,875
Interest rate risk in the banking book			27,710
Other assets[3]			5,102
Total			459,956

[1] Westpac's standardised risk weighted assets are categorised based on their equivalent IRB categories.
[2] Mark-to-market related credit risk is measured under the standardised approach. It is also known as Credit Valuation Adjustment (CVA) risk.
[3] Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

22 | Westpac Group March 2023 Pillar 3 report

Pillar 3 report
Leverage ratio

Leverage ratio

The following table summarises Westpac's leverage ratio. The revised capital framework has introduced a minimum leverage ratio of 3.5% and revised the calculation of leverage exposure. Revisions include:

- Revised credit conversion factors for the calculation of off-balance sheet exposures to align with the standardised approach to RWA; and
- Revised calculation of derivative exposure to align with the calculation of counterparty credit risk RWA.

$ billion	31 March 2023	31 December 2022	30 September 2022	30 June 2022
Net Tier 1 Regulatory Capital	65.6	63.4	63.9	61.1
Total Exposures	1,200.1	1,151.3	1,140.3	1,140.4
Leverage ratio	**5.5%**	**5.5%**	**5.6%**	**5.4%**

Leverage ratio disclosure

$m		2023
On-balance sheet exposures		
1	On-balance sheet items (excluding derivatives and securities financing transactions (SFTs), but including collateral)	1,019,136
2	(Asset amounts deducted in determining Tier 1 capital)	(15,793)
3	**Total on-balance sheet exposures (excluding derivatives and SFTs) (sum of rows 1 and 2)**	**1,003,343**
Derivative exposures		
4	Replacement cost associated with all derivatives transactions (i.e. net of eligible cash variation margin)	7,863
5	Add-on amounts for potential future credit exposure (PFCE) associated with all derivatives transactions	21,065
6	Gross-up for derivatives collateral provided where deducted from the balance sheet assets pursuant to the Australian Accounting Standards	5,274
7	(Deductions of receivables assets for cash variation margin provided in derivatives transactions)	(2,670)
8	(Exempted central counterparty (CCP) leg of client-cleared trade exposures)	-
9	Adjusted effective notional amount of written credit derivatives	-
10	(Adjusted effective notional offsets and add-on deductions for written credit derivatives)	-
11	**Total derivative exposures (sum of rows 4 to 10)**	**31,532**
SFT exposures		
12	Gross SFT assets (with no recognition of netting), after adjusting for sales accounting transactions	47,782
13	(Netted amounts of cash payables and cash receivables of gross SFT assets)	-
14	Counterparty credit risk exposure for SFT assets	14,658
15	Agent transaction exposures	-
16	**Total SFT exposures (sum of rows 12 to 15)**	**62,440**
Other off-balance sheet exposures		
17	Off-balance sheet exposure at gross notional amount	212,497
18	(Adjustments for conversion to credit equivalent amounts)	(109,701)
19	**Other off-balance sheet exposures (sum of rows 17 and 18)**	**102,796**
Capital and total exposures		
20	**Net Tier 1 Regulatory Capital**	**65,577**
21	**Total exposures (sum of rows 3, 11, 16 and 19)**	**1,200,111**
Leverage ratio %		
22	**Leverage ratio**	**5.46%**

Westpac GROUP

Westpac Group March 2023 Pillar 3 report | 23

Pillar 3 report Leverage ratio 24 | Westpac Group March 2023 Pillar 3 report Summary comparison of accounting assets versus leverage ratio exposure measure $m 31 March 2023 1 Total consolidated assets as per published financial statements 1,019,108 2 (60) 3 - 4 Adjustments for derivative financial instruments 11,187 5 Adjustment for SFTs (i.e. repos and similar secured lending) 55,916 6 102,796 7 Other adjustments 11,164 8 Leverage ratio exposure 1,200,111 Adjustment for off-balance sheet exposures (i.e. conversion to credit equivalent amounts of off-balance sheet exposures) Adjustment for investments in banking, financial, insurance or commercial entities that are consolidated for accounting purposes but outside the scope of regulatory Adjustment for assets held on the balance sheet in a fiduciary capacity pursuant to the Australian Accounting Standards but excluded from the leverage ratio exposure

Pillar 3 report Credit risk management Westpac Group March 2023 Pillar 3 report | 25 Credit risk is the potential for financial loss where a customer or counterparty fails to meet their financial obligations to Westpac. Westpac maintains a credit risk management framework and a number of supporting policies, processes and controls governing the assessment, approval and management of customer and counterparty credit risk. These incorporate the assignment of risk grades, the quantification of loss estimates in the event of default, and the segmentation of credit exposures. Credit risk management framework and policies Westpac maintains a credit risk management framework and supporting policies that are designed to clearly define roles and responsibilities, acceptable practices, limits and key controls. The Credit Risk Management Framework describes the principles, methodologies, systems, roles and responsibilities, reports and controls that exist for managing credit risk in Westpac. The Credit Risk Rating System policy describes the credit risk rating system philosophy, design, key features, roles and responsibilities and uses of rating outcomes. Concentration risk policies cover individual counterparties, specific industries (e.g. property) and individual countries. In addition, we have policies covering risk appetite statements, environmental, social and governance (ESG) risk, credit risks and the delegation of credit approval authorities. At the divisional level, credit policies and standards embed the Group’s framework requirements for application in the businesses. Policies and standards cover the origination, evaluation, approval, documentation, settlement and on-going management of credit risks, and sector policies to guide the extension of credit where industry-specific guidelines are considered necessary. Credit approval limits represent the formal delegation of credit approval authority to responsible individuals throughout the organisation. Structure and organisation The Chief Risk Officer (CRO) is responsible for the effectiveness of overall risk management throughout Westpac, including credit risk. The Group Chief Credit Officer is responsible for the effectiveness of credit risk management, including credit approval decisioning beyond business authority level and appointing our most senior authorised credit officers. Authorised credit officers have delegated authority to approve credit risk exposures, including customer risk grades, other credit parameters and their ongoing review. Our largest exposures are approved by our most experienced authorised credit officers. Management is responsible for managing credit risks originated in their business and for managing risk adjusted returns from their business credit portfolios, within the approved risk appetite, risk management framework and policies.

Pillar 3 report
Credit risk management

Approach

Westpac adopts two approaches to managing credit risk depending upon the nature of the customer and the product.

Transaction-managed approach

For larger customers, Westpac evaluates credit requests by undertaking detailed individual customer and transaction risk analysis (the 'transaction-managed' approach). Such customers are assigned a customer risk grade (CRG) representing Westpac's estimate of their probability of default (PD). Each facility is assigned a loss given default (LGD). The Westpac credit risk rating system has 20 risk grades for non-defaulted customers and 10 risk grades for defaulted customers. Non-defaulted CRGs down to the level of normally acceptable risk (i.e. D grade – see table below) are mapped to Moody's and Standard & Poor's (S&P) external senior ranking unsecured ratings. This mapping allows Westpac to integrate the rating agencies' default history with internal historical data when calculating PDs.

The final assignment of CRGs and LGDs is approved by authorised credit approvers with appropriate delegated approval authority. All material credit exposures are also approved by authorised Credit Officers who are part of the risk management stream and operate independently of the areas originating the credit risk proposals. Authorised Credit Officer decisions are subject to reviews to ensure consistent quality and confirm compliance with approval authority. Separate teams are responsible for maintaining accurate and timely recording of all credit risk approvals and changes to customer and facility data. These teams also operate independently of both the areas originating the credit risk proposals and the credit risk approvers. Appropriate segregation of functions is one of the key requirements of our credit risk management framework.

Mapping of Westpac risk grades

The table below shows the current alignment between Westpac's internal CRGs and the corresponding external rating. Note that only high-level CRG groupings are shown.

Westpac customer risk grade	Standard & Poor's rating	Moody's Rating
A	AAA to AA–	Aaa to Aa3
B	A+ to A–	A1 to A3
C	BBB+ to BBB–	Baa1 to Baa3
D	BB+ to B+	Ba1 to B1
	Westpac Rating	
E	Watchlist	
F	Special mention	
G	Substandard/default	
H	Doubtful/default	
I	Loss	

For Specialised Lending Westpac maps exposures to the appropriate supervisory slot based on an assessment that takes into account borrower strength and security quality, as required by APS113 Capital Adequacy: Internal Ratings-Based Approach to Credit Risk (APS113).

Program-managed approach

High-volume retail customer credit portfolios with homogenous credit risk characteristics are managed on a statistical basis according to pre-determined objective criteria (the 'program-managed' approach). Program-managed exposure includes all consumer customers. Quantitative scorecards are used to assign application and behavioural scores to enable risk-based decision making within these portfolios. For capital estimation and other purposes, risk-based customer segments are created based upon modelled PD, LGD and, where applicable, exposure at default (EAD)[1]. Accounts are then assigned to respective segments based on customer and account characteristics. Each segment is assigned a quantified measure of its PD, LGD and EAD. For both transaction-managed and program-managed approaches, PD and LGD assignment is regularly monitored and validated against subsequent customer performance and models and credit processes are recalibrated when required. CRGs, PDs and LGDs are reviewed at least annually.

[1] Under APS113 the credit conversion factors used to calculate EAD are prescribed for all portfolios other than revolving retail

26 | Westpac Group March 2023 Pillar 3 report

Pillar 3 report
Credit risk management

Mapping of Basel categories to Westpac portfolios

APRA's revised capital framework included updated prudential standards for credit risk capital (APS113 Capital Adequacy: Internal Ratings-Based Approach to Credit Risk). In line with the revised standard an ADI must categorise banking book exposures into four broad IRB APS113 asset classes (Corporate, Sovereign, Financial Institution and Retail) and apply the prescribed treatment for those classes to each credit exposure within them for the purposes of deriving its regulatory capital requirement. APS113 cascades these asset classes into further sub-asset classes as per below.

APRA's revised capital framework results in changes to previously reported credit asset classes. This includes changes to credit RWA calculations from AIRB to a foundation IRB approach (FIRB) for some exposure classes. Under FIRB, an ADI must provide its own estimates of PD and maturity and rely on supervisory estimates of LGD and EAD.

The below table sets out Westpac's revised credit risk asset classes under APRA's revised standards.

Revised Credit Asset Classes	Previously Reported Credit Asset Classes	Revised Asset Class definition
Corporate	Corporate	The Corporate asset class covers credit exposures where consolidated annual revenue < $750m, but greater than $75m, and does not meet the definition of Business Lending or Small Business exposures. Large Corporate exposures previously included in Corporate are identified as a separate asset class, with credit RWA measured under FIRB (previously measured under AIRB). The annual revenue threshold between Corporate and Business Lending has been updated from $50m to $75m, resulting in a portion of exposures shifting from Corporate to Business Lending (eligible for firm-size adjustment). Non-bank financial institutions have been transferred from the Corporate asset class and included in the new Financial Institutions asset class (expanded from the previous 'Bank' asset class), with credit RWA measured under FIRB (previously measured under AIRB).
Business Lending	Business Lending Small Business	Business Lending exposures are credit exposures to business customers with annual revenue less than $75m. The annual revenue threshold between Corporate and Business Lending changed under APRA's revised framework from $50m to $75m, resulting in a portion of exposures shifting from Corporate to Business Lending (eligible for firm-size adjustment). Small Business exposures are business customer where total exposures is less than $1.5m or the customer holds a complex product. APRA's revised capital framework increased the Small Business exposure threshold from $1m to $1.5m, resulting in a portion of exposures shifting from Business Lending to Small Business. Non-bank financial institutions have been transferred from the Business Lending asset class and included in the new Financial Institutions asset class (expanded from the previous 'Bank' asset class), with credit RWA measured under FIRB (previously under AIRB).
Property Finance	Specialised Lending	Income-producing Real Estate (IPRE) exposures within specialised lending risk-weighted according to the AIRB approach (previously supervisory slotting) and now classified as Property finance. Property finance represents exposures where repayments depend primarily on the cash flows generated by the asset or other real estate assets owned by the borrower.
Large Corporate	Corporate	Large Corporate exposures are credit exposures to corporate counterparties (where consolidated annual revenue > $750m) and are identified as a separate asset class, with credit RWA measured under FIRB (previously measured under AIRB).
Sovereign	Sovereign	Sovereign exposures are credit exposures to central and sub-national governments, central banks, and development banks or institutions eligible for zero risk weights. Sovereign credit RWA measured under FIRB (previously under AIRB). Domestic Public Sector Entities (PSEs) have been transferred from the Sovereign asset class to the Corporate asset class.
Financial Institutions	Corporate Business Lending Bank	Financial Institution exposures are credit exposures to financial institution counterparties. Financial institutions include, but are not limited to, banks, securities firms, insurance companies and leveraged funds. Non-bank financial institution exposures have been transferred from the Corporate and Business lending to the Financial Institutions asset class. Financial institutions credit RWA measured under FIRB (previously AIRB).
Residential Mortgages	Residential Mortgages	Asset class remains materially the same; however, non-standard mortgages receive 100% standardised risk weight (rather than the internally-modelled Retail IRB approach) and mortgages within New Zealand are presented within the New Zealand asset class.
Australian Credit Cards	Australian Credit Cards	No material change.
Other Retail	Other Retail	No material change.

Westpac GROUP

Westpac Group March 2023 Pillar 3 report | 27

Pillar 3 report
Credit risk management

Revised Credit Asset Classes	Previously Reported Credit Asset Classes	Revised Asset Class definition
Small Business	Small Business Business Lending	Small Business exposures are business customer where total exposures is less than $1.5m or the customer holds a complex product. APRA's revised capital framework increased the Small Business exposure threshold from $1m to $1.5m, resulting in a portion of exposures shifting from Business Lending to Small Business.
Specialised Lending	Specialised Lending	Specialised Lending includes Project Finance (including Object Finance) exposures. This exposure class excludes Property Finance exposures that are now a separate asset class and risk-weighted according to the AIRB approach. Project finance is defined as exposures where revenues generated by a single project, are both the primary source of repayment and security for the loan. Object finance is defined as lending for the acquisition of equipment where the repayment of the loan is dependent on the cash flows generated by the specific assets that have been financed and pledged or assigned to the lender.
Securitisation	Securitisation	See New Zealand section below. Otherwise, no material changes
New Zealand	Corporate Business Lending Sovereign Banks Residential mortgages Other retail Small business Specialised lending Securitisation	Under the revised capital framework, RBNZ regulated exposures are calculated using RBNZ rules and disclosed separately under a New Zealand class.

Standardised and Securitised portfolios are separately treated under APS112 Capital Adequacy: Standardised Approach to Credit Risk and APS120 Securitisation respectively.

Mapping of Credit risk approach to Basel categories and exposure types

Approach	APS asset class	Types of exposures
Transaction-Managed Portfolios	Corporate Sovereign Financial Institutions	Direct lending Contingent lending Derivative counterparty Asset warehousing Underwriting Secondary market trading Foreign exchange settlement Other intra-day settlement obligations
Program-Managed Portfolios	Residential mortgage	Mortgages Equity access loans
	Qualifying revolving retail	Australian credit cards
	Other retail Small-and medium-sized enterprise retail	Personal loans Overdrafts Auto and equipment finance Business development loans Business overdrafts Other term products

Internal ratings process for transaction-managed portfolios

The process for assigning and approving individual customer PDs and facility LGDs involves:

- Business' recommend the CRG and facility LGDs under the guidance of criteria set out in established credit policies and with use of internally developed risk grading models where relevant. Each CRG is associated with an estimated PD;
- Authorised credit officers evaluate the recommendations and approve the final CRG and facility LGDs. Authorised credit officers may override line business unit recommendations;
- An expert judgement decisioning process is employed to evaluate CRG and the outputs of various risk grading models are used as one of several inputs into that process; and
- Authorised credit officers' decisions are subject to reviews to ensure consistent quality and confirm compliance with approval authority.

28 | Westpac Group March 2023 Pillar 3 report

Pillar 3 report Credit risk management Westpac Group March 2023 Pillar 3 report | 29 For on-going exposures to transaction-managed customers, risk grades and facility LGDs are required to be reviewed at least annually, but also whenever material changes occur. No material deviations from the reference definition of default are permitted. Internal ratings process for program-managed portfolios The process for assigning PDs, LGDs and, where applicable, EADs to the program-managed portfolio involves dividing the portfolio into a number of pools per product. These pools are created by analysing risk characteristics that have historically predicted that an account is likely to go into default or loss. No material deviations from the reference definition of default are permitted. Internal credit risk ratings system In addition to using the credit risk estimates as the basis for regulatory capital purposes, they are also used for the purposes described below: Provisioning - Credit provisions are held by Westpac to cover expected credit losses in the loan portfolio. Provisioning includes both individual and collective components, including overlays. Individual provisions are calculated on impaired loans taking into account management’s best estimate of the present value of future cashflows. Collective provisions are established on a portfolio basis using a framework that considers PD, LGD, EAD, total committed exposure, level of arrears, recent past experience and forward looking macro-economic forecasts. This also includes a consideration of overlays. Risk-adjusted performance measurement - Business performance is measured using allocated capital, which incorporates charges for regulatory capital, including credit capital and capital for other risk types. Pricing - Westpac prices loans to produce an acceptable return on the capital allocated to the loan. Returns include interest income and fees after expected credit losses and other costs. Credit approval - For transaction-managed facilities, approval authorities are tiered based on the CRG, with lower limits applicable for customers with a higher PD. Program-managed facilities are approved on the basis of application scorecard outcomes and product based approval authorities. Control mechanisms for the credit risk rating system include: Westpac’s credit risk rating system is reviewed annually to confirm that the rating criteria and procedures are appropriate given the current portfolio and external conditions; All models materially impacting the risk rating process are periodically reviewed in accordance with Westpac’s model risk policy; Specific credit risk estimates (including PD, LGD and EAD levels) are independently assessed annually and noted at Model Risk Committee (a sub-committee of the Group Executive Risk Committee) for approval by Head of Model Risk; Group Audit undertake an independent annual technical and operational review of the rating system; and CREDCO, RISKCO and BRiskC monitor the risk profile, performance and management of Westpac’s credit portfolio and the development and review of key credit risk policies. Risk reporting A report on Westpac's credit risk portfolio is provided to CREDCO, RISKCO and BRiskC quarterly. It includes monitoring of performance against risk appetite. Credit risk and asset quality are also reported to the Board, including details of impairment losses, stressed exposures, delinquency trends and key performance metrics.

Pillar 3 report
Credit risk management

Summary credit risk disclosure

31 March 2023 $m	Exposure at Default	Risk Weighted Assets	Regulatory Expected Loss[1]	Regulatory Expected Loss for non-defaulted exposures	Specific Provision for Non-Performing Exposures	Actual Losses for the 6 months ended
Corporate	37,110	24,309	588	136	147	(26)
Business Lending	40,861	25,928	490	263	235	16
Property Finance	52,697	31,234	288	154	134	2
Large Corporate	40,248	21,228	63	63	-	-
Sovereign	210,868	2,357	2	2	-	-
Financial Institutions	37,687	15,057	71	31	18	5
Residential Mortgages	518,276	109,164	1,057	731	330	11
Australian Credit Cards	13,675	3,957	172	131	37	44
Other Retail	5,586	5,304	234	151	80	53
Small Business	29,559	18,219	576	374	196	31
Specialised Lending	3,746	2,931	26	26	-	-
Securitisation	32,831	6,400	-	-	-	-
Standardised[3]	30,253	29,139	-	-	98	-
New Zealand	134,507	45,331	534	360	118	7
Total	1,187,904	340,558	4,101	2,422	1,393	143

30 September 2022 $m	Exposure at Default	Risk Weighted Assets[2]	Regulatory Expected Loss[1]	Regulatory Expected Loss for non-defaulted exposures	Specific Provisions for Impaired Loans	Actual Losses for the 12 months ended
Corporate	147,497	72,688	900	333	196	384
Business lending	54,390	30,541	626	315	142	84
Sovereign	222,327	2,335	2	2	-	-
Bank	21,348	4,609	6	6	-	-
Residential mortgages	596,833	149,208	1,405	1,011	67	30
Australian credit cards	15,068	3,917	153	120	30	104
Other retail	8,972	6,726	292	194	94	105
Small business	28,129	13,991	448	286	136	37
Specialised Lending	68,552	57,338	858	557	10	1
Securitisation	36,322	6,947	-	-	-	-
Standardised[3]	14,603	13,798	-	-	51	-
Total	1,214,041	362,098	4,690	2,824	726	745

31 March 2022 $m	Exposure at Default	Risk Weighted Assets[2]	Regulatory Expected Loss[1]	Regulatory Expected Loss for non-defaulted exposures	Specific Provisions for Impaired Loans	Actual Losses for the 6 months ended
Corporate	130,511	69,391	839	331	208	303
Business lending	53,364	32,686	621	350	150	34
Sovereign[4]	219,219	2,270	2	2	-	-
Bank	21,257	4,960	6	6	-	-
Residential mortgages	585,810	146,448	1,615	1,139	65	28
Australian credit cards	15,193	3,951	169	133	33	50
Other retail	10,312	7,785	352	232	116	36
Small business	29,653	14,401	472	297	167	14
Specialised Lending	70,851	58,334	871	545	19	(1)
Securitisation	33,366	6,306	-	-	-	-
Standardised[3]	14,276	13,141	-	-	36	-
Total	1,183,812	359,673	4,947	3,035	794	464

[1] Includes regulatory expected losses for defaulted and non-defaulted exposures.
[2] At 30 September 2022 and 31 March 2022 Westpac applied a floor of 25% to its residential mortgage portfolio risk weight.
[3] Includes mark-to-market related credit risk.
[4] March 2022 Sovereign EAD have been restated. Refer to June 2022 Pillar 3 report for further details.

30 | Westpac Group March 2023 Pillar 3 report

Pillar 3 report Credit risk management Westpac Group March 2023 Pillar 3 report | 31 Loan impairment provisions Expected credit losses (ECL) are estimates of the cashflow shortfalls expected to result from defaults over the relevant timeframe. They are determined by evaluating a range of possible outcomes and taking into account the time value of money, past events, current conditions and forecasts of future economic conditions. Westpac calculates provisions for ECL based on a three-stage approach: Stage 1: 12 months ECL (performing) - For financial assets where there has been no significant increase in credit risk since origination, a provision for 12-month ECL is recognised. Stage 2: Lifetime ECL (performing) - For financial assets where there has been a significant increase in credit risk since origination and where the asset is still performing, a provision for lifetime ECL is recognised. Determining when a financial asset has experienced a significant increase in credit risk since origination is a critical accounting judgement. The determination of a significant increase in risk is driven by the change in the probability of default (PD) since origination. In determining whether a change in PD represents a significant increase in risk, relative changes in PD and absolute PD thresholds are both considered based on the portfolio of the exposure. Stage 3: Lifetime ECL (non-performing) - For financial assets that are non-performing a provision for lifetime ECL is recognised. Indicators include a breach of contract with Westpac such as a default on interest or principal payments or a borrower experiencing significant financial difficulties. Collective and individual assessment - Financial assets that are in Stages 1 and 2 are assessed on a collective basis as are financial assets in Stage 3 below specified exposure thresholds. Those financial assets in Stage 3 above the specified exposure thresholds are assessed on an individual basis. Expected life - Lifetime ECL represents the expected credit losses that result from default events over the expected life of a financial instrument. In considering lifetime ECL, the remaining contractual life is used for non-retail portfolios. For retail portfolios lifetime ECL is calibrated to historically observed portfolio behaviour. Forward looking information - The measurement of ECL for each stage and the assessment of significant increase in credit risk considers information about past events and current conditions as well as reasonable and supportable projections of future events and economic conditions. In order to capture the asymmetry of the losses expected over the range of plausible future events and economic conditions, Westpac considers three future macroeconomic scenarios i.e. base, upside and downside scenarios. The macroeconomic variables used in these scenarios, include (but are not limited to) employment to population ratio, real gross domestic product growth rates and residential and commercial property price indices. The ECL is a weighted average of the credit losses expected under these three scenarios. The scenario weights are based on Westpac’s assessment of upside and downside risks taking into account current trends, forward looking conditions and the degree of uncertainty attached to these projections. Regulatory classification of loan impairment provisions All individually assessed provisions (IAPs) raised under Australian Accounting Standards (AAS) are classified as specific provisions in accordance with APS220 Credit Risk Management. While, only Collectively Assessed Provisions (CAPs) raised under AAS for non-performing exposures are classified as specific provisions.

Pillar 3 report
Credit risk management

Expected credit loss provision

This table provides a summary of expected credit loss provisions. For 31 March 2023 Stage 1 and Stage 2 credit losses are included in the provisions held against performing exposures Line item. Stage 3 credit losses are included in the Total Specific Provision line.

31 March 2023	A-IFRS Provisions		Total Regulatory
$m	IAPs	CAPs	Provisions
Specific Provisions			
for impaired loans	382	269	651
for defaulted but not impaired loans	-	742	742
Total Specific Provision[1]	382	1,011	1,393
Provisions held against performing exposures	-	3,530	3,530
Total provisions for ECL	382	4,541	4,923

30 September 2022	A-IFRS Provisions		Total Regulatory
$m	IAPs	CAPs	Provisions
Specific Provisions			
for impaired loans	452	274	726
for defaulted but not impaired loans	-	673	673
For Stage 2	-	2,188	2,188
Total Specific Provision[1]	452	3,135	3,587
General Reserve for Credit Loss[1]	-	1,048	1,048
Total provisions for ECL	452	4,183	4,635

31 March 2022	A-IFRS Provisions		Total Regulatory
$m	IAPs	CAPs	Provisions
Specific Provisions			
for impaired loans	501	293	794
for defaulted but not impaired loans	-	696	696
For Stage 2	-	1,914	1,914
Total Specific Provision[1]	501	2,903	3,404
General Reserve for Credit Loss[1]	-	1,278	1,278
Total provisions for ECL	501	4,181	4,682

[1] Provisions classified according to APRA's letter dated 4 July 2017 "Provisions for regulatory purposes and AASB 9 financial instruments".

32 | Westpac Group March 2023 Pillar 3 report

Pillar 3 report
Credit risk management

Movement in provisions for impairment[1]

For the 6 months ended 31 March 2023 $m	Performing Stage 1	Stage 2	Non-performing Stage 3	Total
Balance as at 30 September 2022 for Loans and Credit Commitments	885	2,341	1,399	4,625
Transfers to Stage 1	694	(619)	(75)	0
Transfers to Stage 2	(159)	408	(249)	0
Transfers to Stage 3	(4)	(247)	251	0
Business activity during the period	136	54	(136)	54
Net remeasurement of provision for ECL	(670)	677	456	463
Write-offs	0	0	(271)	(271)
Exchange rate and other adjustments	9	14	18	41
Balance as at 31 March 2023 for Loans and Credit Commitments	891	2,628	1,393	4,912
Balance as at 30 September 2022 for debt securities	4	6	0	10
Provision for ECL on debt securities at amortised cost	0	0	0	0
Provision for ECL on debt securities at FVOCI[1]	1	0	0	1
Total provision for ECL as at 31 March 2023	5	6	0	11
Total provision for ECL as at 31 March 2023	896	2,634	1,393	4,923

For the 12 months ended 30 September 2022 $m	Performing Stage 1	Stage 2	Non-performing Stage 3	Total
Balance as at 30 September 2021 for Loans and Credit Commitments	936	2,091	1,972	4,999
Transfers to Stage 1	912	(792)	(120)	-
Transfers to Stage 2	(235)	1,002	(767)	-
Transfers to Stage 3	(14)	(383)	397	-
Business activity during the period	354	(244)	(340)	(230)
Net remeasurement of provision for ECL	(1,066)	689	1,129	752
Write-offs	-	-	(934)	(934)
Exchange rate and other adjustments	(2)	(22)	62	38
Balance as at 30 September 2022 for Loans and Credit Commitments	885	2,341	1,399	4,625
Balance as at 30 September 2021 for debt securities	3	5	-	8
Provision for ECL on debt securities at amortised cost	-	3	-	3
Provision for ECL on debt securities at FVOCI[1]	1	(2)	-	(1)
Total provision for ECL as at 30 September 2022	4	6	-	10
Total provision for ECL as at 30 September 2022	889	2,347	1,399	4,635

[1] Impairment of debt securities at Fair Value through Other Comprehensive Income (FVOCI) is recognised in the income statement with a corresponding amount in other comprehensive income. There is no reduction of the carrying value of the debt securities which remain at fair value.

Westpac GROUP Westpac Group March 2023 Pillar 3 report | 33

Pillar 3 report Credit risk management 34 | Westpac Group March 2023 Pillar 3 report For the 6 months ended 31 March 2022 Non-performing $m Stage 1 Stage 2 Stage 3 Total Balance as at 30 September 2021 for Loans and Credit Commitments 2,091 936 1,972 4,999 Transfers to Stage 1 (398) 461 (63) - Transfers to Stage 2 509 (102) (407) - Transfers to Stage 3 (198) (8) 206 - Business activity during the period (149) 255 (200) (94) Net remeasurement of provision for ECL 264 (463) 535 336 Write-offs - - (566) (566) Exchange rate and other adjustments (12) (1) 13 - Balance as at 31 March 2022 for Loans and Credit Commitments 2,107 1,078 1,490 4,675 Balance as at 30 September 2021 for debt securities 5 3 - 8 Provision for ECL on debt securities at amortised cost - 1 - 1 Provision for ECL on debt securities at FVOCI1 - (2) - (2) Total provision for ECL as at 31 March 2022 4 3 - 7 Total provision for ECL as at 31 March 2022 2,111 1,081 1,490 4,682 Performing 12 1 Impairment of debt securities at Fair Value through Other Comprehensive Income (FVOCI) is recognised in the income statement with a corresponding amount in other comprehensive income. There is no reduction of the carrying value of the debt securities which remain at fair value.

Pillar 3 report
Credit risk exposures

The following tables segment the portfolio by characteristics that provide an insight into the assessment of credit risk concentration.

Given the introduction of new credit risk asset classes under the revised capital framework which has resulted in exposures moving between asset classes, average EAD over the six-months to 31 March 2023 has not been included for 31 March 2023.

Exposure at Default by major type

31 March 2023	On balance	Off-balance sheet		Total Exposure
$m	sheet	Non-market related	Market related	at Default
Corporate	25,900	8,319	2,891	37,110
Business Lending	35,255	5,541	65	40,861
Property Finance	47,275	5,097	325	52,697
Large Corporate	20,818	14,767	4,663	40,248
Sovereign	162,968	188	47,712	210,868
Financial Institutions	17,819	4,106	15,762	37,687
Residential Mortgages	452,592	65,684	-	518,276
Australian Credit Cards	6,149	7,526	-	13,675
Other Retail	4,584	1,002	-	5,586
Small Business	22,280	7,279	-	29,559
Specialised Lending	1,846	1,746	154	3,746
Securitisation	26,254	6,506	71	32,831
Standardised	24,206	3,387	2,660	30,253
New Zealand	112,731	21,302	474	134,507
Total	960,677	152,450	74,777	1,187,904

30 September 2022	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	12 months ended[1]
Corporate	67,749	55,616	24,132	147,497	135,654
Business lending	41,223	13,167	-	54,390	53,473
Sovereign	167,403	1,560	53,364	222,327	217,545
Bank	11,081	1,479	8,788	21,348	21,332
Residential mortgages	515,283	81,550	-	596,833	588,235
Australian credit cards	6,128	8,940	-	15,068	15,246
Other retail	6,434	2,538	-	8,972	10,296
Small business	21,428	6,701	-	28,129	29,576
Specialised lending	56,370	11,902	280	68,552	69,429
Securitisation[2]	28,989	7,288	45	36,322	33,524
Standardised	10,929	974	2,700	14,603	15,275
Total	933,017	191,715	89,309	1,214,041	1,189,585

31 March 2022	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	6 months ended[3]
Corporate	58,276	58,479	13,756	130,511	130,588
Business lending	39,268	14,096	-	53,364	52,938
Sovereign	159,656	1,802	57,761	219,219	192,393
Bank	12,134	1,663	7,460	21,257	21,040
Residential mortgages	507,070	78,740	-	585,810	584,480
Australian credit cards	6,097	9,096	-	15,193	15,331
Other retail	7,596	2,716	-	10,312	10,958
Small business	22,587	7,066	-	29,653	30,254
Specialised lending	57,146	12,933	772	70,851	68,777
Securitisation[2]	24,743	8,556	67	33,366	31,704
Standardised	10,939	1,013	2,324	14,276	15,642
Total	905,512	196,160	82,140	1,183,812	1,154,105

[1] Average is based on exposures as at 30 September 2022, 30 June 2022, 31 March 2022, 31 December 2021 and 30 September 2021.
[2] EAD associated with securitisations is for the banking book only.
[3] Average is based on exposures as at 31 March 2022, 31 December 2021 and 30 September 2021.

Westpac GROUP
Westpac Group March 2023 Pillar 3 report | 35

Pillar 3 report
Credit risk exposures

Exposure at Default by measurement method

31 March 2023 $m	IRB Approach	FIRB Approach	Standardised Approach	Total Exposure at Default
Corporate	37,110	-	5,905	43,015
Business Lending	40,861	-	205	41,066
Property Finance	52,697	-	-	52,697
Large Corporate	-	40,248	-	40,248
Sovereign	-	210,868	1,777	212,645
Financial Institutions	-	37,687	75	37,762
Residential Mortgages	518,276	-	19,632	537,908
Australian Credit Cards	13,675	-	-	13,675
Other Retail	5,586	-	1,972	7,558
Small Business	29,559	-	213	29,772
Specialised Lending	3,746	-	474	4,220
Securitisation	32,831	-	-	32,831
New Zealand	114,970	-	19,537	134,507
Total	849,311	288,803	49,790	1,187,904

30 September 2022 $m	IRB Approach	Standardised Approach	Total Exposure at Default
Corporate	147,497	5,675	153,172
Business lending	54,390	729	55,119
Sovereign	222,327	1,689	224,016
Bank	21,348	96	21,444
Residential mortgages	596,833	4,358	601,191
Australian credit cards	15,068	-	15,068
Other retail	8,972	1,643	10,615
Small business	28,129	-	28,129
Specialised lending	68,552	413	68,965
Securitisation	36,322	-	36,322
Total	1,199,438	14,603	1,214,041

31 March 2022 $m	IRB Approach	Standardised Approach	Total Exposure at Default
Corporate	130,511	5,063	135,574
Business lending	53,364	672	54,036
Sovereign	219,219	1,393	220,612
Bank	21,257	105	21,362
Residential mortgages	585,810	4,885	590,695
Australian credit cards	15,193	-	15,193
Other retail	10,312	1,783	12,095
Small business	29,653	-	29,653
Specialised lending	70,851	375	71,226
Securitisation	33,366	-	33,366
Total	1,169,536	14,276	1,183,812

36 | Westpac Group March 2023 Pillar 3 report

Pillar 3 report
Credit risk exposures

Exposure at Default by industry classification

31 March 2023 $m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining	Property	Property services & business services	Services[1]	Trade[2]	Transport & storage	Utilities[3]	Retail lending	Other	Total Exposure at Default
Corporate	2,497	873	1,242	1,447	534	3,311	549	2,805	3,353	5,876	3,872	6,443	4,008	-	300	37,110
Business Lending	5,107	9,939	3,128	451	6	3,608	401	243	5,354	4,442	5,763	1,797	123	-	499	40,861
Property Finance	589	-	-	-	-	-	-	51,907	1	1	20	-	-	-	179	52,697
Large Corporate	101	392	1,150	413	4	7,266	3,929	4,153	4,246	3,110	7,429	3,035	4,999	-	21	40,248
Sovereign	-	-	-	149,376	61,492	-	-	-	-	-	-	-	-	-	-	210,868
Financial Institutions	311	83	68	36,399	-	66	19	2	251	200	131	124	17	-	16	37,687
Residential Mortgages	-	-	-	-	-	-	-	-	-	-	-	-	-	518,276	-	518,276
Australian Credit Cards	-	-	-	-	-	-	-	-	-	-	-	-	-	13,675	-	13,675
Other Retail	-	-	-	-	-	-	-	-	-	-	-	-	-	5,586	-	5,586
Small Business	783	1,984	3,762	1,591	588	1,662	615	3,138	4,568	3,635	3,007	1,532	330	-	2,364	29,559
Specialised Lending	-	-	-	-	-	298	317	-	56	462	-	1,163	1,450	-	-	3,746
Securitisation	-	-	-	31,841	-	-	-	-	424	-	566	-	-	-	-	32,831
Standardised	1	-	10	5,712	-	2	-	21	30	111	7	-	-	19,669	4,690	30,253
New Zealand	367	9,834	913	17,352	6,658	3,614	223	9,034	1,612	2,746	4,982	1,690	3,285	72,081	116	134,507
Total	9,756	23,105	10,273	244,582	69,282	19,827	6,053	71,303	19,895	20,583	25,777	15,784	14,212	629,287	8,185	1,187,904

[1] Includes education, health & community services, cultural & recreational services and personal & other services.
[2] Includes wholesale trade and retail trade.
[3] Includes electricity, gas & water, and communication services.

Westpac GROUP
Westpac Group March 2023 Pillar 3 report | 37

Pillar 3 report
Credit risk exposures

30 September 2022 $m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining	Property	Property services & business services	Services[1]	Trade[2]	Transport & storage	Utilities[3]	Retail lending	Other	Total Exposure at Default
Corporate	2,905	10,589	3,405	28,398	351	18,067	6,242	8,804	10,784	13,893	18,253	12,593	12,607	-	606	147,497
Business lending	5,854	10,915	4,201	1,768	7	4,999	494	1,014	6,801	6,162	7,754	2,387	368	-	1,666	54,390
Sovereign	-	1	-	152,838	68,266	70	-	539	245	214	-	154	-	-	-	222,327
Bank	-	-	-	21,224	23	-	-	-	101	-	-	-	-	-	-	21,348
Residential mortgages	-	-	-	-	-	-	-	-	-	-	-	-	-	596,833	-	596,833
Australian credit cards	-	-	-	-	-	-	-	-	-	-	-	-	-	15,068	-	15,068
Other retail	-	-	-	-	-	-	-	-	-	-	-	-	-	8,972	-	8,972
Small business	748	1,975	3,469	1,252	705	1,530	545	2,150	4,211	3,664	2,815	1,484	322	-	3,259	28,129
Specialised lending	566	14	29	14	-	1	724	63,021	101	526	32	1,265	1,505	-	754	68,552
Securitisation	-	-	-	35,076	-	-	-	-	806	-	440	-	-	-	-	36,322
Standardised	110	1	182	5,069	1,689	151	39	413	149	35	535	104	59	6,001	66	14,603
Total	10,183	23,495	11,286	245,639	71,041	24,818	8,044	75,941	23,198	24,494	29,829	17,987	14,861	626,874	6,351	1,214,041

[1] Includes education, health & community services, cultural & recreational services and personal & other services.
[2] Includes wholesale trade and retail trade.
[3] Includes electricity, gas & water, and communication services.

Westpac GROUP

Westpac Group March 2023 Pillar 3 report | 38

Pillar 3 report
Credit risk exposures

31 March 2022 $m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining	Property	Property services & business services	Services[1]	Trade[2]	Transport & storage	Utilities[3]	Retail lending	Other	Total Exposure at Default
Corporate	2,525	11,135	3,193	16,061	103	15,969	6,211	8,547	9,617	13,811	17,842	11,819	12,965	-	713	130,511
Business lending	5,837	10,619	4,035	1,831	10	4,875	508	842	6,562	6,015	7,797	2,278	426	-	1,729	53,364
Sovereign	-	1	-	154,430	63,608	54	50	475	10	438	-	153	-	-	-	219,219
Bank	-	-	-	21,173	4	-	-	-	80	-	-	-	-	-	-	21,257
Residential mortgages	-	-	-	-	-	-	-	-	-	-	-	-	-	585,810	-	585,810
Australian credit cards	-	-	-	-	-	-	-	-	-	-	-	-	-	15,193	-	15,193
Other retail	-	-	-	-	-	-	-	-	-	-	-	-	-	10,312	-	10,312
Small business	792	2,073	3,599	1,362	810	1,573	566	2,179	4,499	3,989	2,951	1,543	332	-	3,385	29,653
Specialised lending	704	17	28	10	-	1	891	61,696	457	1,226	26	2,800	2,465	-	530	70,851
Securitisation	-	-	-	32,256	-	-	-	-	806	-	304	-	-	-	-	33,366
Standardised	113	1	187	4,458	1,393	151	33	375	132	35	525	100	51	6,669	53	14,276
Total	9,971	23,846	11,042	231,581	65,928	22,623	8,259	74,114	22,163	25,514	29,445	18,693	16,239	617,984	6,410	1,183,812

[1] Includes education, health & community services, cultural & recreational services and personal & other services.
[2] Includes wholesale trade and retail trade.
[3] Includes electricity, gas & water, and communication services.

Westpac GROUP

Westpac Group March 2023 Pillar 3 report | 39

Pillar 3 report
Credit risk exposures

Exposure at Default by geography[1]

31 March 2023 $m	Australia	New Zealand	Americas	Asia	Europe	Pacific	Total Exposure at Default
Corporate	35,422	315	266	525	582	-	37,110
Business Lending	40,861	-	-	-	-	-	40,861
Property Finance	52,695	2	-	-	-	-	52,697
Large Corporate	34,198	436	1,524	1,896	2,194	-	40,248
Sovereign	190,563	3,858	15,467	671	309	-	210,868
Financial Institutions	28,857	102	4,845	121	3,762	-	37,687
Residential Mortgages	518,156	-	-	120	-	-	518,276
Australian Credit Cards	13,675	-	-	-	-	-	13,675
Other Retail	5,586	-	-	-	-	-	5,586
Small Business	29,558	-	-	1	-	-	29,559
Specialised Lending	3,506	5	-	-	235	-	3,746
Securitisation	32,831	-	-	-	-	-	32,831
Standardised	26,710	-	-	6	-	3,537	30,253
New Zealand	-	134,507	-	-	-	-	134,507
Total	1,012,618	139,225	22,102	3,340	7,082	3,537	1,187,904

30 September 2022 $m	Australia	New Zealand	Americas	Asia	Europe	Pacific	Total Exposure at Default
Corporate	98,283	22,938	10,222	4,678	11,376	-	147,497
Business lending	49,950	4,440	-	-	-	-	54,390
Sovereign	191,542	18,933	10,522	870	460	-	222,327
Bank	19,788	1,105	10	298	147	-	21,348
Residential mortgages	532,458	64,226	-	149	-	-	596,833
Australian credit cards	15,068	-	-	-	-	-	15,068
Other retail	6,460	2,512	-	-	-	-	8,972
Small business	26,093	2,035	-	1	-	-	28,129
Specialised lending	61,087	7,465	-	-	-	-	68,552
Securitisation	31,730	4,592	-	-	-	-	36,322
Standardised	11,277	-	-	-	-	3,326	14,603
Total	1,043,736	128,246	20,754	5,996	11,983	3,326	1,214,041

31 March 2022 $m	Australia	New Zealand	Americas	Asia	Europe	Pacific	Total Exposure at Default
Corporate	88,138	23,216	7,721	4,164	7,272	-	130,511
Business lending	48,561	4,803	-	-	-	-	53,364
Sovereign	189,699	18,483	10,197	351	489	-	219,219
Bank	18,969	1,662	1	556	69	-	21,257
Residential mortgages	519,859	65,790	-	161	-	-	585,810
Australian credit cards	15,193	-	-	-	-	-	15,193
Other retail	7,616	2,696	-	-	-	-	10,312
Small business	27,442	2,210	-	1	-	-	29,653
Specialised lending	63,104	7,746	-	-	1	-	70,851
Securitisation	29,164	4,202	-	-	-	-	33,366
Standardised	11,350	-	-	-	-	2,926	14,276
Total	1,019,095	130,808	17,919	5,233	7,831	2,926	1,183,812

[1] Geographic segmentation of exposures is based on the location of the office in which these items were booked.

Westpac GROUP
Westpac Group March 2023 Pillar 3 report | 40

Pillar 3 report
Credit risk exposures

Exposure at Default by residual contractual maturity

31 March 2023 $m	On demand	< 12 months	1 to < 3 years	3 to < 5 years	> 5 years	Total Exposure at Default
Corporate	3,189	4,829	15,016	9,270	4,806	37,110
Business Lending	2,473	8,958	17,470	4,813	7,147	40,861
Property Finance	207	14,537	24,677	7,029	6,247	52,697
Large Corporate	4,406	6,034	19,246	9,029	1,533	40,248
Sovereign	469	111,183	59,069	14,256	25,891	210,868
Financial Institutions	3,281	5,786	24,379	3,238	1,003	37,687
Residential Mortgages	26,217	1,606	3,648	784	486,021	518,276
Australian Credit Cards	13,675	-	-	-	-	13,675
Other Retail	184	206	1,421	1,526	2,249	5,586
Small Business	4,490	2,525	7,451	6,113	8,980	29,559
Specialised Lending	1	338	821	1,155	1,431	3,746
Securitisation	-	10,132	7,022	3,065	12,612	32,831
Standardised	1,467	2,608	6,976	449	18,753	30,253
New Zealand	5,554	27,198	20,503	8,191	73,061	134,507
Total	65,613	195,940	207,699	68,918	649,734	1,187,904

30 September 2022 $m	On demand	< 12 months	1 to < 3 years	3 to < 5 years	> 5 years	Total Exposure at Default
Corporate	13,078	24,945	76,523	26,790	6,161	147,497
Business lending	4,458	12,882	24,137	5,998	6,915	54,390
Sovereign	1,304	115,909	69,268	13,010	22,836	222,327
Bank	3,186	3,384	13,845	776	157	21,348
Residential mortgages	29,080	5,422	10,469	2,652	549,210	596,833
Australian credit cards	15,068	-	-	-	-	15,068
Other retail	2,535	290	3,133	1,999	1,015	8,972
Small business	4,241	2,781	7,872	6,451	6,784	28,129
Specialised lending	322	19,318	37,024	8,620	3,268	68,552
Securitisation	-	8,502	10,254	4,346	13,220	36,322
Standardised	1,443	1,257	7,029	297	4,577	14,603
Total	74,715	194,690	259,554	70,939	614,143	1,214,041

31 March 2022 $m	On demand	< 12 months	1 to < 3 years	3 to < 5 years	> 5 years	Total Exposure at Default
Corporate	13,765	25,029	61,310	23,990	6,417	130,511
Business lending	4,389	13,507	23,254	5,797	6,417	53,364
Sovereign	1,350	103,649	71,756	11,610	30,854	219,219
Bank	2,831	2,894	14,725	627	180	21,257
Residential mortgages	29,763	5,158	11,127	2,769	536,993	585,810
Australian credit cards	15,193	-	-	-	-	15,193
Other retail	2,688	321	3,466	2,618	1,219	10,312
Small business	4,326	2,966	8,328	7,093	6,940	29,653
Specialised lending	382	19,195	37,544	9,626	4,104	70,851
Securitisation	9	5,284	11,275	2,510	14,288	33,366
Standardised	1,571	1,212	6,108	284	5,101	14,276
Total	76,267	179,215	248,893	66,924	612,513	1,183,812

Westpac GROUP
Westpac Group March 2023 Pillar 3 report | 41

Pillar 3 report
Credit risk exposures

Non-Performing and past due loans

This table discloses non-performing and past due loans by credit asset class. Under the revised capital framework, ADI's are required to disclose non-performing exposures which are exposures in default aligned to the definition in APS220 Credit Risk Management. Under APS 220, the initial recognition of default under APS220 is where either one, or both, of the following has happened:

- Westpac considers that the borrower is unlikely to pay its credit obligations to Westpac in full, and without recourse to actions such as realising available security;
- the borrower is 90 days or more past-due on a credit obligation to Westpac.

The revised definition also requires ADI's to classify an exposure as non-performing for an additional 90 days after returning to performing. At 31 March 2023 Non-Performing exposures not impaired have increased by $0.6 billion to $6.7 billion in line with the revised definition and inclusion of loans for an additional 90 days after returning to performing.

Non-Performing and past due loans by portfolio

31 March 2023 **$m**	Non-Performing Exposures - Not Impaired	Non-Performing Exposures - Impaired	Total Non-Performing Exposures	Specific provisions for Non-Performing Exposures	Actual Losses for the 6 month ended
Corporate	78	164	242	147	(26)
Business Lending	890	164	1,054	235	16
Property Finance	719	23	742	134	2
Large Corporate	-	-	-	-	-
Sovereign	-	-	-	-	-
Financial Institutions	50	15	65	18	5
Residential Mortgages	3,397	232	3,629	330	11
Australian Credit Cards	-	100	100	37	44
Other Retail	-	160	160	80	53
Small Business	692	429	1,121	196	31
Specialised Lending	-	-	-	-	-
Securitisation	-	-	-	-	-
Standardised	309	137	446	98	-
New Zealand	574	97	671	118	7
Total	6,709	1,521	8,230	1,393	143

30 September 2022 **$m**	Defaulted not impaired[1]	Impaired Loans	Specific Provisions for Impaired Loans	Actual Losses for the 12 months ended
Corporate	150	292	196	384
Business lending	1,175	274	142	84
Sovereign	-	-	-	-
Bank	-	-	-	-
Residential mortgages	3,576	248	67	30
Australian credit cards	-	60	30	104
Other retail	-	182	94	105
Small business	557	326	136	37
Specialised lending	549	29	10	1
Securitisation	-	-	-	-
Standardised	72	103	51	-
Total	6,079	1,514	726	745

31 March 2022 **$m**	Defaulted not impaired[1]	Impaired Loans	Specific Provisions for Impaired Loans	Actual Losses for the 6 months ended
Corporate	218	290	208	303
Business lending	1,008	333	150	34
Sovereign	-	-	-	-
Bank	-	-	-	-
Residential mortgages	4,229	226	65	28
Australian credit cards	-	59	33	50
Other retail	-	217	116	36
Small business	496	348	167	14
Specialised lending	532	88	19	(1)
Securitisation	-	-	-	-
Standardised	73	92	36	-
Total	6,556	1,653	794	464

[1] Includes items past 90 days not impaired.

Westpac GROUP
Westpac Group March 2023 Pillar 3 report | 42

Pillar 3 report
Credit risk exposures

Non-Performing and past due loans by industry classification

31 March 2023 $m	Non-Performing Exposures - Not Impaired	Non-Performing Exposures - Impaired	Total Non-Performing Exposures	Specific provisions for Non-Performing Exposures	Actual Losses for the 6 month ended
Accommodation, cafes & restaurants	208	61	269	63	7
Agriculture, forestry & fishing	263	59	322	51	(34)
Construction	185	96	281	63	6
Finance & insurance	94	39	133	33	5
Government administration & defence	-	-	-	-	-
Manufacturing	172	112	284	109	1
Mining	12	8	20	4	-
Property	892	61	953	158	7
Property services & business services	226	125	351	93	14
Services[2]	174	92	266	72	8
Trade[3]	295	170	465	113	9
Transport & storage	63	33	96	18	1
Utilities[4]	8	5	13	2	-
Retail lending	4,059	583	4,642	570	116
Other	58	77	135	44	3
Total	6,709	1,521	8,230	1,393	143

30 September 2022 $m	Defaulted not impaired[1]	Impaired Loans	Specific Provisions for Impaired Loans	Actual Losses for the 12 months ended
Accommodation, cafes & restaurants	273	57	25	5
Agriculture, forestry & fishing	243	55	21	7
Construction	145	88	41	10
Finance & insurance	86	40	23	8
Government administration & defence	-	-	-	-
Manufacturing	126	186	113	89
Mining	14	9	3	3
Property	801	57	18	28
Property services & business services	202	150	91	17
Services[2]	181	101	59	310
Trade[3]	298	172	83	19
Transport & storage	55	37	13	7
Utilities[4]	6	4	1	1
Retail lending	3,636	503	198	239
Other	13	55	37	2
Total	6,079	1,514	726	745

31 March 2022 $m	Defaulted not impaired[1]	Impaired Loans	Specific Provisions for Impaired Loans	Actual Losses for the 6 months ended
Accommodation, cafes & restaurants	312	66	27	1
Agriculture, forestry & fishing	165	62	17	4
Construction	135	88	38	5
Finance & insurance	105	34	21	9
Government administration & defence	-	-	-	-
Manufacturing	115	210	141	1
Mining	20	12	6	-
Property	682	119	31	-
Property services & business services	249	159	92	10
Services[2]	183	115	60	304
Trade[3]	230	176	96	10
Transport & storage	33	39	17	6
Utilities[4]	11	4	1	-
Retail lending	4,292	517	220	114
Other	24	52	27	-
Total	6,556	1,653	794	464

1 Includes items past 90 days not impaired.
2 Includes education, health & community services, cultural & recreational services and personal & other services.
3 Includes wholesale trade and retail trade.
4 Includes electricity, gas & water, and communication services.

Westpac GROUP
Westpac Group March 2023 Pillar 3 report | 43

Pillar 3 report
Credit risk exposures

Non-performing and past due loans by geography[1]

31 March 2023 $m	Non-Performing Exposures - Not Impaired	Non-Performing Exposures - Impaired	Total Non-Performing Exposures	Specific provisions for Non-Performing Exposures	Actual Losses for the 6 month ended
Australia	6,078	1,295	7,373	1,205	136
New Zealand	574	98	672	118	7
Americas	-	-	-	-	-
Asia	-	33	33	20	-
Europe	-	-	-	-	-
Pacific	57	95	152	50	-
Total	6,709	1,521	8,230	1,393	143

30 September 2022 $m	Defaulted not impaired[2]	Impaired Loans	Specific Provisions for Impaired Loans	Actual Losses for the 12 months ended
Australia	5,609	1,302	609	685
New Zealand	425	77	34	60
Americas	-	-	-	-
Asia	-	34	32	-
Europe	-	-	-	-
Pacific	45	101	51	-
Total	6,079	1,514	726	745

31 March 2022 $m	Defaulted not impaired[2]	Impaired Loans	Specific Provisions for Impaired Loans	Actual Losses for the 6 months ended
Australia	6,010	1,450	694	414
New Zealand	499	82	36	50
Americas	-	-	-	-
Asia	-	30	28	-
Europe	-	-	-	-
Pacific	47	91	36	-
Total	6,556	1,653	794	464

[1] Geographic segmentation of exposures is based on the location of the office in which these items were booked.
[2] Includes items past 90 days not impaired.

Westpac GROUP
Westpac Group March 2023 Pillar 3 report | 44

Pillar 3 report
Credit risk exposures

Portfolios subject to IRB approaches (AIRB)

In the tables below Westpac's transaction-managed exposures are classified by the external credit rating. Each external credit rating aligns to one or more internally assigned credit risk grades, as outlined in the 'Credit Risk Management' section of this report. Westpac's internal rating scale has more risk grades than does the external rating scale, and as a result, average PD can vary from portfolio to portfolio for the same external grade. Westpac's program-managed exposures are classified by PD band and the average PD within a band can, likewise, vary from portfolio to portfolio.

For both non-defaulted and defaulted exposures, regulatory expected loss is defined at facility level. For non-defaulted exposures, regulatory expected loss is the product of PD, LGD and EAD while for defaulted exposures, this is the best estimates of loss. Total regulatory expected loss as shown in the table below is the sum of both non-defaulted and defaulted regulatory expected loss and given the difference in methodology, regulatory expected loss reported is not equal to the product of the corresponding reported average PD, average LGD and aggregate EAD.

For 31 March 2023, the tables below reflect the revised asset class definitions set out on page 27.

Corporate portfolio by external credit rating

31 March 2023 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	100	104	142	0.00%	50%	-	20	14%
AA	1,430	1,256	2,120	0.05%	47%	-	384	18%
A	3,250	2,236	4,243	0.07%	44%	1	1,147	27%
BBB	11,013	6,559	14,308	0.34%	41%	17	7,259	51%
BB	11,999	6,036	15,017	1.19%	39%	70	13,404	89%
B	113	69	149	4.70%	47%	3	233	156%
Other	334	405	560	19.11%	45%	45	1,233	220%
Subtotal	28,239	16,665	36,539	0.94%	41%	136	23,680	65%
Default	241	115	571	100.00%	48%	452	629	110%
Total	28,480	16,780	37,110	2.47%	41%	588	24,309	66%

30 September 2022 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	1,695	9	1,703	0.01%	59%	-	179	11%
AA	5,425	2,074	7,485	0.03%	47%	1	1,009	13%
A	27,763	11,937	39,465	0.07%	51%	14	10,254	26%
BBB	36,926	24,660	60,667	0.22%	48%	63	29,743	49%
BB	26,680	9,188	35,339	1.05%	37%	138	27,071	77%
B	619	45	654	4.78%	42%	13	908	139%
Other	1,011	302	1,305	19.45%	42%	104	2,810	215%
Subtotal	100,119	48,215	146,618	0.56%	46%	333	71,974	49%
Default	407	115	879	NA	70%	567	714	81%
Total	100,526	48,330	147,497	1.15%	46%	900	72,688	49%

31 March 2022 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	322	9	331	0.01%	51%	-	32	10%
AA	3,095	1,767	4,844	0.03%	53%	1	829	17%
A	17,900	11,939	29,569	0.07%	53%	10	7,947	27%
BBB	31,200	26,382	56,699	0.22%	49%	60	28,515	50%
BB	25,761	10,882	36,381	1.07%	37%	145	27,997	77%
B	692	58	744	4.78%	37%	13	925	124%
Other	891	144	1,031	24.46%	40%	102	2,211	214%
Subtotal	79,861	51,181	129,599	0.64%	46%	331	68,456	53%
Default	466	163	912	NA	60%	508	935	103%
Total	80,327	51,344	130,511	1.33%	47%	839	69,391	53%

[1] Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.
[2] Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac GROUP
Westpac Group March 2023 Pillar 3 report | 45

Pillar 3 report
Credit risk exposures

Business lending portfolio by external credit ratings

31 March 2023 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	-	-	-	0.00%	0%	-	-	0%
AA	-	-	-	0.00%	0%	-	-	0%
A	-	22	10	0.00%	30%	-	2	20%
BBB	3,208	2,407	4,227	0.54%	30%	8	1,604	38%
BB	29,360	9,743	33,799	1.50%	30%	160	20,935	62%
B	652	117	703	4.84%	31%	11	605	86%
Other	1,045	220	1,143	22.92%	32%	84	1,791	157%
Subtotal	34,265	12,509	39,882	2.07%	31%	263	24,937	63%
Default	976	137	979	100.00%	27%	227	991	101%
Total	35,241	12,646	40,861	4.42%	30%	490	25,928	63%

30 September 2022 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	-	-	-	-	-	-	-	-
AA	-	-	-	-	-	-	-	-
A	147	50	197	0.08%	43%	-	43	22%
BBB	2,890	1,501	4,392	0.23%	30%	3	1,138	26%
BB	35,858	9,890	45,727	1.39%	29%	182	25,157	55%
B	804	114	919	4.78%	29%	13	707	77%
Other	1,445	222	1,668	22.74%	31%	117	2,427	146%
Subtotal	41,144	11,777	52,903	2.02%	29%	315	29,472	56%
Default	1,381	105	1,487	NA	24%	311	1,069	72%
Total	42,525	11,882	54,390	4.70%	29%	626	30,541	56%

31 March 2022 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	-	-	-	-	-	-	-	-
AA	-	-	-	-	-	-	-	-
A	149	94	243	0.08%	41%	-	42	17%
BBB	1,363	688	2,050	0.22%	29%	1	524	26%
BB	35,310	11,472	46,741	1.56%	29%	211	27,044	58%
B	1,078	193	1,272	4.78%	30%	18	1,013	80%
Other	1,428	263	1,691	22.12%	32%	120	2,519	149%
Subtotal	39,328	12,710	51,997	2.25%	29%	350	31,142	60%
Default	1,264	97	1,367	NA	26%	271	1,544	113%
Total	40,592	12,807	53,364	4.75%	29%	621	32,686	61%

[1] Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.
[2] Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac GROUP Westpac Group March 2023 Pillar 3 report | 46

Pillar 3 report
Credit risk exposures

Property finance portfolio by external credit ratings

Property finance (income-producing real estate under APS113) represents exposures where repayments depend primarily on the cash flows generated by the asset or other real estate assets owned by the borrower. The revised capital framework has resulted in Property Finance being recategorised as a separate exposure class using the AIRB approach to calculate RWAs (refer to page 27). Previously Property finance was categorised as specialised lending and subject to supervisory risk weights in the IRB approach (set out on page 52). As Property Finance is a new asset class prior period comparatives have not been included

31 March 2023 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	-	-	-	-	-	-	-	-
AA	-	-	-	0.00%	0%	-	-	0%
A	1,470	708	1,754	0.11%	43%	1	771	44%
BBB	11,248	2,548	12,529	0.24%	18%	5	3,975	32%
BB	33,257	5,497	36,733	1.31%	23%	115	24,704	67%
B	392	27	406	4.68%	24%	5	410	101%
Other	489	62	531	20.15%	26%	28	989	186%
Subtotal	46,856	8,842	51,953	1.23%	23%	154	30,849	59%
Default	744	45	744	100.00%	21%	134	385	52%
Total	47,600	8,887	52,697	2.63%	23%	288	31,234	59%

Westpac GROUP
Westpac Group March 2023 Pillar 3 report | 47

Pillar 3 report
Credit risk exposures

Residential mortgages portfolio by PD band[1,2,3]

31 March 2023 $m	Outstandings[4]	Committed Undrawn[5]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	68,121	42,265	109,324	0.05%	13%	8	6,199	6%
0.10 to 0.25	108,341	15,201	122,339	0.16%	14%	28	10,327	8%
0.25 to 1.0	214,998	11,043	225,545	0.44%	16%	159	42,080	19%
1.0 to 2.5	27,824	669	28,427	1.21%	17%	57	10,919	38%
2.5 to 10.0	21,926	1,327	22,632	7.73%	16%	273	24,250	107%
10.0 to 99.99	6,332	26	6,362	19.82%	16%	206	8,813	139%
Subtotal	447,542	70,531	514,629	0.90%	15%	731	102,588	20%
Default	3,629	28	3,647	100.00%	20%	326	6,576	180%
Total	451,171	70,559	518,276	1.59%	15%	1,057	109,164	21%

30 September 2022 $m	Outstandings[4]	Committed Undrawn[5]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	139,831	45,839	184,024	0.07%	20%	28	12,446	7%
0.10 to 0.25	27,842	9,372	36,510	0.24%	20%	18	5,641	15%
0.25 to 1.0	285,338	30,499	311,768	0.52%	20%	322	78,447	25%
1.0 to 2.5	34,699	3,384	37,178	1.45%	21%	111	18,546	50%
2.5 to 10.0	12,192	574	12,492	4.84%	20%	122	12,062	97%
10.0 to 99.99	10,840	198	11,020	18.62%	20%	410	15,965	145%
Subtotal	510,742	89,866	592,992	0.85%	20%	1,011	143,107	24%
Default	3,829	29	3,841	NA	20%	394	6,101	159%
Total	514,571	89,895	596,833	1.49%	20%	1,405	149,208	25%

31 March 2022 $m	Outstandings[4]	Committed Undrawn[5]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	140,674	44,608	183,545	0.08%	20%	28	12,060	7%
0.10 to 0.25	26,650	8,000	33,913	0.24%	20%	16	5,249	15%
0.25 to 1.0	274,769	30,369	300,908	0.52%	20%	311	73,393	24%
1.0 to 2.5	33,753	3,376	36,198	1.45%	21%	109	17,572	49%
2.5 to 10.0	12,304	594	12,608	4.85%	20%	124	11,781	93%
10.0 to 99.99	13,934	248	14,152	19.48%	20%	551	19,655	139%
Subtotal	502,084	87,195	581,324	0.98%	20%	1,139	139,710	24%
Default	4,477	26	4,486	NA	20%	476	6,738	150%
Total	506,561	87,221	585,810	1.74%	20%	1,615	146,448	25%

1 As at 31 March 2023 Residential Mortgages risk weighted assets under the IRB approach totalled $128,815 million. The Standardised approach equivalent was $205,876 million.
2 The above table reflects that at 30 September 2022 and 31 March 2022 Westpac applied a floor of 25% to its residential mortgage risk weights. This floor was removed under APRA's revised capital framework commencing 1 January 2023.
3 The 31 March 2022 table above reflects that Westpac recalibrated the mortgage PD model to reflect an increase in hardship, which resulted in redistribution of EAD across PD bands.
4 Outstandings are balances that were drawn down as at the reporting date.
5 Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac GROUP
Westpac Group March 2023 Pillar 3 report | 48

Pillar 3 report
Credit risk exposures

Australian credit cards portfolio by PD band[1,2]

31 March 2023 $m	Outstandings[3]	Committed Undrawn[4]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	1,231	6,106	4,345	0.07%	80%	3	185	4%
0.10 to 0.25	1,450	4,610	3,981	0.18%	84%	6	338	8%
0.25 to 1.0	1,375	2,130	2,581	0.54%	85%	12	575	22%
1.0 to 2.5	901	593	1,260	1.67%	85%	18	652	52%
2.5 to 10.0	754	439	984	3.56%	84%	29	871	89%
10.0 to 99.99	365	188	451	17.29%	81%	63	983	218%
Subtotal	6,076	14,066	13,602	1.16%	83%	131	3,604	26%
Default	73	28	73	100.00%	74%	41	353	484%
Total	6,149	14,094	13,675	1.69%	83%	172	3,957	29%

30 September 2022 $m	Outstandings[3]	Committed Undrawn[4]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	1,835	9,242	7,626	0.05%	79%	3	197	3%
0.10 to 0.25	1,124	3,136	2,911	0.16%	82%	4	225	8%
0.25 to 1.0	1,010	1,017	1,667	0.46%	83%	7	310	19%
1.0 to 2.5	1,025	716	1,536	1.55%	82%	19	699	46%
2.5 to 10.0	825	297	1,001	4.40%	82%	36	932	93%
10.0 to 99.99	237	63	255	25.68%	79%	51	1,061	416%
Subtotal	6,056	14,471	14,996	1.00%	81%	120	3,424	23%
Default	72	16	72	NA	80%	33	493	685%
Total	6,128	14,487	15,068	1.47%	81%	153	3,917	26%

31 March 2022 $m	Outstandings[3]	Committed Undrawn[4]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	1,724	9,361	7,567	0.05%	79%	3	196	3%
0.10 to 0.25	1,060	3,331	2,922	0.16%	82%	4	226	8%
0.25 to 1.0	1,015	1,044	1,671	0.47%	83%	7	313	19%
1.0 to 2.5	1,079	735	1,601	1.55%	82%	20	728	45%
2.5 to 10.0	895	306	1,075	4.43%	82%	39	1,004	93%
10.0 to 99.99	272	70	284	26.96%	79%	60	1,015	357%
Subtotal	6,045	14,847	15,120	1.09%	81%	133	3,482	23%
Default	73	14	73	NA	80%	36	469	642%
Total	6,118	14,861	15,193	1.57%	81%	169	3,951	26%

[1] The above table reflects that at 30 September 2022 and 31 March 2022 Westpac applied a floor of 26% to its Australian Credit Cards risk weights.
[2] The above table reflects that at 31 March 2022 Westpac recalibrated the Australian Credit Cards LGD model.
[3] Outstandings are balances that were drawn down as at the reporting date.
[4] Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac GROUP Westpac Group March 2023 Pillar 3 report | 49

Pillar 3 report
Credit risk exposures

Small business portfolio by PD band

31 March 2023 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	-	-	-	0.00%	0%	-	-	0%
0.10 to 0.25	-	-	-	0.00%	0%	-	-	0%
0.25 to 1.0	1,145	2,292	3,474	0.60%	37%	8	1,144	33%
1.0 to 2.5	14,408	4,022	18,651	1.47%	35%	98	8,938	48%
2.5 to 10.0	4,054	547	4,672	4.88%	36%	81	3,055	65%
10.0 to 99.99	1,538	209	1,767	28.92%	36%	187	1,923	109%
Subtotal	21,145	7,070	28,564	3.62%	36%	374	15,060	53%
Default	988	103	995	100.00%	39%	202	3,159	317%
Total	22,133	7,173	29,559	6.87%	36%	576	18,219	62%

30 September 2022 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	201	371	404	0.07%	53%	-	46	11%
0.10 to 0.25	125	198	317	0.19%	21%	-	27	9%
0.25 to 1.0	4,955	3,444	8,327	0.46%	29%	11	1,785	21%
1.0 to 2.5	12,752	1,605	14,374	1.60%	38%	85	7,243	50%
2.5 to 10.0	2,249	287	2,537	5.10%	35%	47	1,722	68%
10.0 to 99.99	1,311	81	1,395	28.26%	37%	143	1,545	111%
Subtotal	21,593	5,986	27,354	2.90%	35%	286	12,368	45%
Default	763	65	775	NA	32%	162	1,623	209%
Total	22,356	6,051	28,129	5.57%	35%	448	13,991	50%

31 March 2022 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	205	371	406	0.07%	53%	-	46	11%
0.10 to 0.25	144	206	339	0.18%	21%	-	28	8%
0.25 to 1.0	5,382	3,551	8,852	0.46%	29%	12	1,910	22%
1.0 to 2.5	13,463	1,807	15,282	1.60%	38%	91	7,713	50%
2.5 to 10.0	2,264	341	2,606	4.98%	35%	47	1,760	68%
10.0 to 99.99	1,366	95	1,462	29.13%	35%	147	1,602	110%
Subtotal	22,824	6,371	28,947	2.91%	35%	297	13,059	45%
Default	695	43	706	NA	33%	175	1,342	190%
Total	23,519	6,414	29,653	5.22%	35%	472	14,401	49%

[1] Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.
[2] Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac GROUP
Westpac Group March 2023 Pillar 3 report | 50

Pillar 3 report
Credit risk exposures

Other retail portfolio by PD band

31 March 2023 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	1	3	2	0.00%	100%	-	-	-
0.10 to 0.25	80	141	218	0.00%	70%	-	72	33%
0.25 to 1.0	1,724	466	2,190	0.64%	61%	8	1,154	53%
1.0 to 2.5	1,121	314	1,436	1.53%	74%	17	1,375	96%
2.5 to 10.0	1,098	62	1,169	4.79%	76%	43	1,427	122%
10.0 to 99.99	389	20	416	28.37%	69%	83	715	172%
Subtotal	4,413	1,006	5,431	3.87%	68%	151	4,743	87%
Default	155	5	155	100.00%	72%	83	561	362%
Total	4,568	1,011	5,586	6.53%	69%	234	5,304	95%

30 September 2022 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	214	792	696	0.05%	47%	-	52	7%
0.10 to 0.25	336	1,110	1,052	0.20%	59%	2	264	25%
0.25 to 1.0	2,274	824	2,949	0.64%	60%	12	1,490	51%
1.0 to 2.5	1,528	674	2,036	1.64%	70%	25	1,796	88%
2.5 to 10.0	1,381	185	1,531	4.85%	74%	59	1,773	116%
10.0 to 99.99	493	29	534	24.56%	70%	96	840	157%
Subtotal	6,226	3,614	8,798	2.96%	64%	194	6,215	71%
Default	172	10	174	NA	70%	98	511	294%
Total	6,398	3,624	8,972	4.84%	64%	292	6,726	75%

31 March 2022 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	212	889	753	0.05%	47%	-	57	8%
0.10 to 0.25	329	1,186	1,094	0.20%	59%	2	276	25%
0.25 to 1.0	2,651	860	3,351	0.65%	59%	13	1,675	50%
1.0 to 2.5	1,862	713	2,394	1.63%	68%	29	2,073	87%
2.5 to 10.0	1,670	208	1,834	4.75%	73%	68	2,071	113%
10.0 to 99.99	624	38	673	24.82%	68%	120	1,037	154%
Subtotal	7,348	3,894	10,099	3.14%	63%	232	7,189	71%
Default	210	10	213	NA	70%	120	596	280%
Total	7,558	3,904	10,312	5.14%	64%	352	7,785	75%

[1] Outstandings are balances that were drawn down as at the reporting date.
[2] Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac GROUP
Westpac Group March 2023 Pillar 3 report | 51

Pillar 3 report
Credit risk exposures

Portfolios subject to supervisory risk-weights in the IRB approach

Exposures subject to supervisory risk-weights in the IRB approach include assets categorised as specialised lending, where a regulatory capital 'slotting' approach applies. The 'Credit Risk Management' section of this report describes the mapping of Westpac risk grades to both external rating equivalents and regulatory capital 'slots'.

Westpac previously categorised Property Finance and Project Finance (including Object Finance) credit risk exposures under Specialised Lending. The revised capital framework has resulted in Property Finance being recategorised as a separate exposure class using the AIRB approach to calculate RWAs (refer to page 27). The remaining portfolio classified as Specialised Lending at 31 March 2023 relates to Project Finance and Object Finance.

31 March 2023 **$m**	Risk Weight	Exposure at Default	Regulatory Expected Loss	Risk Weighted Assets
Strong	70%	2,596	10	1,817
Good	90%	837	7	753
Satisfactory	115%	312	9	359
Weak	250%	1	-	2
Default	NA	-	-	-
Total		3,746	26	2,931

30 September 2022 **$m**	Risk Weight	Exposure at Default	Regulatory Expected Loss	Risk Weighted Assets
Strong	70%	30,512	122	21,360
Good	90%	32,274	259	29,151
Satisfactory	115%	4,539	127	5,260
Weak	250%	627	50	1,567
Default	NA	600	300	-
Total		68,552	858	57,338

31 March 2022 **$m**	Risk Weight	Exposure at Default	Regulatory Expected Loss	Risk Weighted Assets
Strong	70%	34,719	138	24,306
Good	90%	30,946	248	27,955
Satisfactory	115%	3,926	110	4,555
Weak	250%	607	49	1,518
Default	NA	653	327	-
Total		70,851	872	58,334

Westpac GROUP
Westpac Group March 2023 Pillar 3 report | 52

Pillar 3 report
Credit risk exposures

Portfolios subject to FIRB

This table sets out portfolios subject to FIRB. A key change of the revised capital framework has been asset classifications used to determine RWA and the use of FIRB for some exposure classes. Under FIRB, an ADI must provide its own estimates of Probably of Default (PD) and maturity and rely on supervisory estimates of Loss Given Default (LGD) and EAD. This includes all Sovereign, Financial Institutions and Large Corporate exposures. Prior period comparatives have not been included for Financial Institutions and Large Corporate exposures as these represent a new asset class under the revised framework as set out in on page 27. For Sovereign exposures RWA was previously calculated using AIRB.

Sovereign exposures by external credit rating[1]

31 March 2023 $m	Outstandings[2]	Committed Undrawn[3]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	142,152	42	142,169	0.01%	5%	1	780	1%
AA	67,986	207	68,172	0.02%	5%	1	1,409	2%
A	388	94	430	0.00%	43%	-	102	24%
BBB	84	1	84	0.00%	51%	-	47	56%
BB	8	4	11	0.00%	55%	-	13	118%
B	-	-	-	-	-	-	1	-
Other	-	3	2	0.00%	50%	-	5	250%
Subtotal	210,618	351	210,868	0.01%	5%	2	2,357	1%
Default	-	-	-	0.00%	-	-	-	-
Total	210,618	351	210,868	0.01%	5%	2	2,357	1%

30 September 2022 $m	Outstandings[2]	Committed Undrawn[3]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	159,202	311	159,587	0.01%	6%	1	1,040	1%
AA	60,550	698	61,544	0.02%	6%	1	1,091	2%
A	722	301	1,025	0.05%	33%	-	161	16%
BBB	138	12	150	0.17%	29%	-	25	17%
BB	5	13	18	2.10%	35%	-	15	83%
B	-	-	-	-	-	-	-	-
Other	1	2	3	12.11%	18%	-	3	100%
Subtotal	220,618	1,337	222,327	0.01%	6%	2	2,335	1%
Default	-	-	-	NA	-	-	-	-
Total	220,618	1,337	222,327	0.01%	6%	2	2,335	1%

31 March 2022 $m	Outstandings[2]	Committed Undrawn[3]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	162,590	279	163,307	0.01%	6%	1	1,078	1%
AA	53,148	1,024	55,195	0.02%	7%	1	1,053	2%
A	387	246	635	0.05%	30%	-	101	16%
BBB	56	10	66	0.22%	40%	-	24	36%
BB	2	14	16	2.13%	37%	-	14	88%
B	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-
Subtotal	216,183	1,573	219,219	0.01%	6%	2	2,270	1%
Default	-	-	-	NA	-	-	-	-
Total	216,183	1,573	219,219	0.01%	6%	2	2,270	1%

1 March 2022 Sovereign EAD has been restated. Refer to June 2022 Pillar 3 report for further details.
2 Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.
3 Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac GROUP
Westpac Group March 2023 Pillar 3 report | 53

Pillar 3 report
Credit risk exposures

Financial institution exposures by external credit rating

31 March 2023 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	3,029	-	3,029	0.07%	50%	1	1,486	49%
AA	8,868	482	9,127	0.05%	50%	2	3,279	36%
A	16,596	4,045	18,740	0.06%	51%	6	5,019	27%
BBB	2,800	2,544	4,125	0.19%	52%	4	2,523	61%
BB	2,113	642	2,484	1.13%	47%	12	2,553	103%
B	27	15	41	4.88%	46%	1	69	168%
Other	53	5	56	23.21%	38%	5	128	229%
Subtotal	33,486	7,733	37,602	0.18%	50%	31	15,057	40%
Default	85	3	85	100.00%	47%	40	-	0%
Total	33,571	7,736	37,687	0.41%	50%	71	15,057	40%

Large corporate exposures by external credit rating

31 March 2023 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	-	-	-	0.00%	0%	-	-	0%
AA	174	261	281	0.00%	50%	-	66	23%
A	8,056	9,177	12,328	0.07%	55%	5	3,947	32%
BBB	14,096	18,316	22,683	0.22%	52%	26	12,152	54%
BB	2,960	3,740	4,838	1.01%	48%	24	4,786	99%
B	37	26	54	5.56%	59%	2	107	198%
Other	19	88	64	17.19%	52%	6	170	266%
Subtotal	25,342	31,608	40,248	0.31%	52%	63	21,228	53%
Default	-	-	-	0.00%	0%	-	-	0%
Total	25,342	31,608	40,248	0.31%	52%	63	21,228	53%

[1] Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items
[2] Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac GROUP
Westpac Group March 2023 Pillar 3 report | 54

Pillar 3 report
Credit risk exposures

Portfolios subject to the standardised approach

This table presents exposures subject to the standardised approach for the calculation of RWA. Under the revised capital framework certain mortgages are prescribed a standardised risk weight. These mortgages mainly related to long-term interest-only loans, loans to self-managed superannuation funds and other loans that do not meet minimum criteria. At 31 March 2022 these mortgages total $18.6 billion and mainly relate to interest only loans with a term greater than five years and to a lesser degree loans to self-managed superannuation funds. Other exposures subject to the standardised approach and categorised by risk weight are primarily Westpac Pacific, Asian retail exposures, the margin lending portfolio, and some other small portfolios. Mark-to-market related credit risk and qualifying central clearing counterparties exposure[1] is also included in the standardised approach.

31 March 2023 Risk Weight %	Total Exposure at Default $m	Risk Weighted Assets $m
0%	-	-
2%	2,559	51
4%	-	-
20%	4,571	914
35%	-	-
50%	414	207
65%	208	135
75%	201	151
85%	201	171
90%	412	371
100%	20,736	20,736
120%	15	18
150%	681	1,021
Default fund contributions[1]	255	150
Mark-to-market related credit risk	-	5,214
Total	30,253	29,139

30 September 2022 Risk Weight %	Total Exposure at Default $m	Risk Weighted Assets $m
0%	1,762	-
2%	3,051	61
20%	1,159	232
35%	361	126
50%	1,174	587
75%	2,652	1,989
100%	4,240	4,239
150%	54	82
Default fund contributions[1]	150	105
Mark-to-market related credit risk	-	6,377
Total	14,603	13,798

31 March 2022 Risk Weight %	Total Exposure at Default $m	Risk Weighted Assets $m
0%	1,674	-
2%	2,540	51
20%	1,288	258
35%	347	121
50%	1,242	621
75%	3,106	2,329
100%	3,906	3,906
150%	49	73
Default fund contributions[1]	124	91
Mark-to-market related credit risk	-	5,691
Total	14,276	13,141

[1] Portfolios subject to the standardised approach include exposures to qualifying central clearing counterparties used to clear derivative transactions. Derivative counterparty exposure and initial margin are risk weighted at 2%. Default fund contributions to qualifying central clearing counterparties are shown separately and are subject to higher risk weights.

Westpac GROUP
Westpac Group March 2023 Pillar 3 report | 55

Pillar 3 report
Credit risk exposures

New Zealand portfolio

This table presents a summary of the New Zealand asset class. Under the revised capital framework, where an overseas banking subsidiary is regulated by a New Zealand authority, RWA and EL is calculated using the New Zealand authority prudential rules. This sees New Zealand credit RWA for Level 2 regulatory purposes largely determined by the RBNZ requirements[1]. Under the revised capital framework New Zealand is disclosed as a separate asset class. The table below summarises Westpac's New Zealand-regulated RWA credit exposures (including securitisation) using RBNZ asset classes used to determine RWA.

31 March 2023 **$m**	Total Exposure at Default	Total Risk Weighted Assets	Reulatory Expected Loss
Residential Mortgages	69,440	16,804	166
Other Retail	2,642	1,287	49
Small Business	2,053	711	12
Corporate/Business Lending	40,835	24,499	307
Standardised	19,537	2,030	-
Total	134,507	45,331	534

[1] Under the revised capital framework, the scaling factor and floor applied to New Zealand exposures is calculated under APRA requirements rather than the relevant New Zealand authority prudential rules.

Westpac GROUP
Westpac Group March 2023 Pillar 3 report | 56

Pillar 3 report
Credit risk exposures

Credit Quality

Actual losses

31 March 2023 $m	Write-offs direct	Legal and recovery costs	Write-offs from provisions[1]	Recoveries	Actual Losses for the 6 months ended[2]
Corporate	2	-	12	(40)	(26)
Business Lending	7	-	11	(2)	16
Property Finance	3	-	-	(1)	2
Large Corporate	-	-	-	-	-
Sovereign	-	-	-	-	-
Financial Institutions	-	-	5	-	5
Residential Mortgages	2	2	13	(6)	11
Australian Credit Cards	82	-	-	(38)	44
Other Retail	83	2	-	(32)	53
Small Business	25	-	11	(5)	31
Specialised Lending	-	-	-	-	-
Securitisation	-	-	-	-	-
Standardised	-	-	-	-	-
New Zealand	10	-	1	(4)	7
Total	214	4	53	(128)	143

30 September 2022 $m	Write-offs direct	Legal and recovery costs	Write-offs from provisions[1]	Recoveries	Actual Losses for the 12 months ended
Corporate	1	-	383	-	384
Business lending	45	-	56	(17)	84
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	7	-	25	(2)	30
Australian credit cards	176	-	-	(72)	104
Other retail	195	8	-	(98)	105
Small business	13	1	23	-	37
Specialised lending	-	-	1	-	1
Securitisation	-	-	-	-	-
Standardised	-	-	-	-	-
Total	437	9	488	(189)	745

31 March 2022 $m	Write-offs direct	Legal and recovery costs	Write-offs from provisions[1]	Recoveries	Actual Losses for the 6 months ended
Corporate	-	-	303	-	303
Business lending	23	-	20	(9)	34
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	5	-	18	5	28
Australian credit cards	88	-	-	(38)	50
Other retail	88	3	-	(55)	36
Small business	6	1	7	-	14
Specialised lending	3	1	-	(5)	(1)
Securitisation	-	-	-	-	-
Standardised	-	-	-	-	-
Total	213	5	348	(102)	464

[1] Write-offs from individually assessed provisions.
[2] Loan losses over the half included the recovery of a previously written off loan of $40m within the Corporate asset class.

Westpac GROUP
Westpac Group March 2023 Pillar 3 report | 57

Pillar 3 report
Credit risk exposures

Regulatory loss estimates and actual losses

The table below compares regulatory credit risk estimates used in the calculation of risk weighted assets to the average of actual outcomes observed since the time of Advanced IRB accreditation for each portfolio.

Predicted parameters represent average internally predicted long-run probabilities of default for non-defaulted obligors at the start of each year, as well as downturn estimates of loss (or the regulatory minimum where required). They are averaged using data from the financial years beginning at the time of Advanced IRB accreditation (2008 for most portfolios) and compared to observed outcomes over the same period.

Predicted parameters are reviewed annually utilising observed outcomes from prior periods as a key input.

In response to the revised capital framework performance information set out in the table below attached to cohorts of obligors subject to the revised asset classes and estimates has been mapped to most comparable revised classes on a best endeavour basis. Performance information associated with cohorts of obligors subject to the revised asset classes requires sufficient passage of time to be observed and will start being included in the long-run averages from March 2024 reporting onwards. In the below these have therefore not been disclosed for 31 March 2023.

Default rates

At the start of each year, a predicted default probability is assigned to all non-defaulted obligors. This is averaged over the portfolio for the period since IRB accreditation and reported as the predicted default rate. The actual default rate reflects the fraction of obligors who start the year not in default but default during the one-year period. The observed annual default rates are averaged over the period since IRB accreditation.

Loss Given Default (LGD)

The LGD analysis excludes recent defaults in order to allow sufficient time for the full workout of the facility and hence an accurate LGD to be determined. The workout period varies by portfolio: a two-year workout period is assumed for transaction-managed and residential mortgage lending; and a one year period for other program-managed portfolios.

Exposure at Default (EAD)

The EAD variance compares the observed EAD to the predicted EAD up to one year prior to default. For transaction-managed portfolios, predicted EAD is currently mandated to be 100% of committed exposures. The observed EAD is averaged for all obligors that defaulted over the observation period.

31 March 2023	Regulatory	Default rate		Loss Given Default		Observed EAD variance to
$m	Expected Loss[2]	Predicted	Observed	Predicted	Observed	Predicted[3]
Corporate	588	2.27%	0.91%	45%	24%	(22%)
Business lending	490	2.26%	1.67%	34%	15%	(13%)
Property Finance[4]	288	NA	NA	NA	NA	NA
Large corporate[4]	63	NA	NA	NA	NA	NA
Sovereign	2	0.25%	-	-	-	-
Financial institution[4]	71	0.43%	0.10%	-	-	-
Residential mortgages	1,057	0.76%	0.61%	20%	1%	(1%)
Australian credit cards	172	1.61%	1.49%	75%	57%	(2%)
Other retail	234	4.65%	3.48%	69%	40%	(7%)
Small business	576	3.93%	2.92%	37%	6%	(10%)
Specialised lending[1]	26	NA	2.26%	NA	14%	(12%)
Securitisation[1]	-	NA	NA	NA	NA	NA
New Zealand[5]	534	NA	NA	NA	NA	NA
Standardised[1]	-	NA	NA	NA	NA	NA
Total	4,101	-	-	-	-	-

[1] Predicted parameters are not available for specialised lending, securitisation or standardised exposures as risk weights for these portfolios do not rely on credit estimates and are shown as NA in the tables above.
[2] Includes regulatory expected losses for defaulted and non-defaulted exposures.
[3] A negative outcome indicates observed EAD was lower than predicted EAD, which can happen because exposures were managed down prior to default or off-balance sheet items or undrawn limits were not fully drawn prior to default.
[4] These are new asset classes under the revised capital framework. ‘Financial institution’ includes exposures subject to ‘Bank’ under the previous framework. Performance information of exposures reported under Large Corporate and Property Finance requires sufficient passage of time to be observed and thus is currently shown as NA.
[5] Historical Default Rate, Loss Given Default and Observed-to-Predicted EAD are included in the asset classes above, consistent with the historical classification of New Zealand exposures.

Westpac GROUP
Westpac Group March 2023 Pillar 3 report | 58

Pillar 3 report
Credit risk exposures

30 September 2022 $m	Regulatory Expected Loss[1]	Default rate Predicted	Default rate Observed	Loss Given Default Predicted	Loss Given Default Observed	Observed EAD variance to Predicted[2]
Corporate	900	2.30%	0.88%	46%	25%	(22%)
Business lending	626	2.26%	1.62%	35%	17%	(14%)
Sovereign	2	0.25%	-	-	-	-
Bank	6	0.42%	0.11%	-	-	-
Residential mortgages	1,405	0.74%	0.62%	20%	1%	(1%)
Australian credit cards	153	1.63%	1.52%	74%	58%	(2%)
Other retail	292	4.69%	3.53%	68%	40%	(7%)
Small business	448	3.92%	2.91%	38%	7%	(9%)
Specialised lending	858	NA	2.14%	NA	17%	(11%)
Securitisation	-	NA	NA	NA	NA	NA
Standardised	-	NA	NA	NA	NA	NA
Total	4,690					

31 March 2022 $m	Regulatory Expected Loss[1]	Default rate Predicted	Observed	Loss Given Default Predicted	Loss Given Default Observed	Observed EAD variance to Predicted[2]
Corporate	839	2.30%	0.96%	45%	26%	(22%)
Business lending	621	2.26%	1.63%	35%	17%	(13%)
Sovereign	2	0.24%	-	-	-	-
Bank	6	0.42%	0.11%	-	-	-
Residential mortgages	1,615	0.73%	0.62%	20%	1%	(1%)
Australian credit cards	169	1.66%	1.55%	74%	58%	(2%)
Other retail	352	4.72%	3.58%	68%	41%	(7%)
Small business	472	3.88%	2.94%	38%	7%	(9%)
Specialised lending	871	NA	2.21%	NA	17%	(10%)
Securitisation	-	NA	NA	NA	NA	NA
Standardised	-	NA	NA	NA	NA	NA
Total	4,947					

[1] Includes regulatory expected losses for defaulted and non-defaulted exposures.
[2] A negative outcome indicates observed EAD was lower than predicted EAD, which can happen because exposures were managed down prior to default or off-balance sheet items or undrawn limits were not fully drawn prior to default.

Westpac GROUP
Westpac Group March 2023 Pillar 3 report | 59

Pillar 3 report Credit risk mitigation Westpac Group March 2023 Pillar 3 report | 60 This section describes the way in which Westpac reduces its credit risk by using financial collateral, guarantees or credit derivatives for the Corporate, Sovereign and Bank asset classes. Approach Westpac recognises credit risk mitigation only when formal legal documentation is held that establishes Westpac’s direct, irrevocable and unconditional recourse to the collateral or to an unrelated credit risk mitigation provider. Minimum standards for recognising credit risk mitigation are set out in Westpac's credit rules and policies. All proposals for recognising risk mitigation require approval by an authorised credit officer. Authorised credit officer approval is also required for existing risk mitigation to be discontinued or withdrawn. The amount of credit risk mitigation recognised is the face value of the mitigation instrument, adjusted by the application of discounts for any maturity and/or currency mismatch with the underlying obligation, so that a discounted amount is recognised when calculating the residual exposure after mitigation. For regulatory capital purposes: exposures secured by eligible financial collateral, either cash or certain government or semi-government securities, or where protection is bought via credit linked notes, provided proceeds are invested in eligible financial collateral, are included at the gross value, with risk weighted assets for the portion thus secured calculated by applying a 5% LGD1 ; 1 exposures mitigated by eligible guarantees, standby letters of credit or similar instruments, where Westpac has direct recourse to an unrelated third party, or credit protection bought via credit default swaps where Westpac is entitled to recover either full principal or credit losses on occurrence of defined credit events, are treated under double default rules where the protection provider is rated A-/A3 or better. The Group Chief Credit Officer has the authority to approve exceptions to the A-/A3 minimum; and exposures mitigated by guarantees, letters of credit, credit default swaps or similar instruments, which are not eligible for double default treatment are treated under the substitution approach. When Westpac uses credit risk mitigation techniques to reduce counterparty exposure, limits are applied to both gross (i.e. pre-mitigation) and net exposure. Furthermore, exposure is recorded against the provider of any credit risk mitigation and a limit framework prevents excessive concentration to such counterparties. Netting Risk reduction by way of current account set-offs is recognised for exposures to creditworthy customers domiciled in Australia and New Zealand only. Customers are required to enter into formal agreements giving Westpac the unfettered right to set-off gross credit and debit balances in their nominated accounts to determine Westpac’s net exposure within each of these two jurisdictions. Cross-border set-offs are not permitted. Close-out netting is undertaken for off-balance sheet financial market transactions with counterparties with whom Westpac has entered into master netting agreements which allow such netting in specified jurisdictions. Close-out netting effectively aggregates pre-settlement risk exposure at time of default, thus reducing overall exposure. Collateral valuation and management Westpac revalues financial markets and associated collateral positions on a daily basis to monitor the net risk position, and has formal processes in place so that calls for collateral top-up or exposure reduction are made promptly. An independent operational unit has responsibility for monitoring these positions. The collateralisation arrangements are documented via the Credit Support Annex of the International Swaps and Derivatives Association (ISDA) master agreement for derivatives transactions and Global Master Repurchase Agreement (GMRA) for repurchase transactions and Clearing Agreements for cleared trades. 1 Excludes collateralised derivative transactions.

Pillar 3 report
Credit risk mitigation

Total exposure covered by collateral, credit derivatives and guarantees[1]

31 March 2023 $m	Total before mitigation	Impact of credit mitigation[1]	Total after mitigation	Total exposure for which some credit risk is mitigated	Credit Risk Mitigants Eligible Financial Collateral	Credit Risk Mitigants Covered by Guarantees	Credit Risk Mitigants Covered by Credit Derivatives
Corporate	37,405	(295)	37,110	1,056	295	92	-
Large Corporate	40,248	-	40,248	2,926	1,522	-	-
Sovereign	211,270	(402)	210,868	777	402	17	-
Financial Institutions	40,192	(2,505)	37,687	6,802	3,103	394	-
Standardised	30,253	-	30,253	-	-	-	-
Total	359,368	(3,202)	356,166	11,561	5,322	503	-

30 September 2022 $m	Total before mitigation	Impact of credit mitigation[1]	Total after mitigation	Total exposure for which some credit risk is mitigated	Credit Risk Mitigants Eligible Financial Collateral	Credit Risk Mitigants Covered by Guarantees	Credit Risk Mitigants Covered by Credit Derivatives
Corporate	149,324	(1,827)	147,497	8,595	2,224	974	210
Sovereign	223,013	(686)	222,327	1,708	685	68	-
Bank	24,151	(2,803)	21,348	9,438	2,803	-	-
Standardised	14,603	-	14,603	2,499	-	-	-
Total	411,091	(5,316)	405,775	22,240	5,712	1,042	210

31 March 2022 $m	Total before mitigation	Impact of credit mitigation[1]	Total after mitigation	Total exposure for which some credit risk is mitigated	Credit Risk Mitigants Eligible Financial Collateral	Credit Risk Mitigants Covered by Guarantees	Credit Risk Mitigants Covered by Credit Derivatives
Corporate	130,895	(384)	130,511	4,409	919	718	123
Sovereign	219,329	(110)	219,219	1,210	110	103	-
Bank	22,223	(966)	21,257	7,380	966	-	-
Standardised	14,276	-	14,276	2,033	-	-	-
Total	386,723	(1,460)	385,263	15,032	1,995	821	123

[1] Impact of credit mitigation under the substitution approach.

Westpac GROUP

Westpac Group March 2023 Pillar 3 report | 61

Pillar 3 report Counterparty credit risk Westpac Group March 2023 Pillar 3 report | 62 This section describes Westpac’s exposure to credit risk arising from derivative and treasury products. Approach Westpac actively assesses and manages the derivative and treasury credit risk (known collectively as counterparty credit risk) arising from its derivatives business. Westpac’s process for managing counterparty credit risk is based on its assessment of the potential future credit risk Westpac is exposed to when dealing in derivatives products and securities financing transactions. Westpac quantifies this risk through a daily simulation of future market price and rate shocks and converts the effect of these shocks on the mark-to-market value of Westpac’s positions to a credit exposure using Westpac’s Derivative Risk Equivalent (DRE) methodology. Exposures are loaded into Westpac’s credit limit management system where they are checked against pre-settlement risk limits that are set at the counterparty level. Limit excesses are reported to credit managers and actioned within strict timeframes. Structure and organisation The Financial Markets Credit management team is charged with managing the counterparty credit exposure arising from derivatives and treasury products. Market related credit risk There are two components to the regulatory capital requirements for credit risk arising from derivative products: capital to absorb losses arising from the default of derivative counterparties; and capital to absorb losses arising from mark-to-market valuation movements resulting from changes in the credit quality of derivative counterparties. These valuation movements are referred to as credit valuation adjustments (CVA) and this risk is sometimes labelled as CVA risk. Westpac refers to this requirement as mark-to-market related credit risk. Risk mitigation Mitigation is achieved in a number of ways: the limit system monitors for excesses of the pre-defined limits, with any excesses being notified to authorised credit officers; Westpac has netting agreements with counterparties to allow the exposure across a portfolio of trades with the same counterparty to be netted; Westpac has collateral agreements with its largest counterparties. The market value of the counterparty’s portfolio is used to recalculate the credit position at each end of day, with collateral being called for when certain pre-set limits are met or exceeded. Westpac exchanges Initial Margin with eligible counterparties for eligible products as protection against potential future exposure to changes in market value; Westpac has initial margin agreements with qualifying counterparties subject to relevant international regulations. The exchange of initial margin for eligible products covers the potential future exposure that could arise from changes in the market value of derivative transactions over the close-out period in the event of a counterparty default; credit derivatives are used to mitigate credit exposure against certain counterparties; and regular marking to market and settling of the foreign exchange components of foreign exchange reset contracts. Counterparty derivative exposures and limits The risk management methodology for counterparty derivatives exposures is similar to the credit methodology for transaction-managed loans. The main difference is in the estimation of the exposure for derivatives which is based on the DRE methodology. DRE is a credit exposure measure for derivative trades which is calibrated to a ‘loan-equivalent’ exposure. Counterparty credit limits are approved on an uncommitted and unadvised basis by authorised credit officers. This follows an evaluation of each counterparty’s credit worthiness and establishing an agreed credit risk appetite for the nature and extent of prospective business.

Pillar 3 report
Counterparty credit risk

Wrong-way risk exposures

Westpac defines wrong-way risk as exposure to a counterparty which is adversely correlated with the credit quality of that counterparty. With respect to credit derivatives, wrong-way risk refers to credit protection purchased from a counterparty highly correlated to the reference obligation.

Wrong-way risk exposures using credit derivatives are controlled by only buying protection from highly rated counterparties. These transactions are assessed by an authorised credit officer who has the right to decline any transaction where they feel there is an unacceptably high correlation between the ability to perform under the trade and the performance of the underlying counterparty.

Consequences of a downgrade in Westpac's credit rating

A downgrade in Westpac's credit rating can have an impact on Westpac's collateral agreements. Where an outright threshold and minimum transfer amount are agreed, there will not be any impact on the amount of collateral posted by Westpac in the event of a credit rating downgrade. Where the threshold and minimum transfer amount are tiered according to credit rating, the impact of Westpac being downgraded below its current credit rating would be: for a one notch downgrade, postings of $8 million; while for a two notch downgrade, postings would be $17 million[1].

Counterparty credit risk summary

In line with APRA's revised capital framework, the counterparty credit risk exposures below exclude New Zealand exposures at 31 March 2023. These exposures are separately included in the New Zealand credit exposure line item.

$m	31 March 2023	30 September 2022	31 March 2022
Gross positive fair value	20,598	42,189	19,124
Netting and collateral benefits	(14,946)	(29,541)	(13,138)
including cash collateral held	(155)	284	5,170
Replacement cost	5,652	12,647	5,986
Potential future exposure	12,130	11,374	10,824
Impact of scaling factor of 1.4 and incurred credit value adjustment	6,921	9,385	6,566
Net derivatives credit exposure under SA-CCR	24,703	33,406	23,376
Exposure type			
Interest rate contracts	6,391	5,989	5,805
Foreign exchange contracts	17,539	26,860	16,639
Equity contracts	-	-	-
Credit derivatives	13	9	20
Commodity contracts	760	548	912
Other	-	-	-
Total	24,703	33,406	23,376

Credit derivative transactions that create exposures to counterparty credit risk

31 March 2023	Westpac Portfolio		Intermediation activities	
Credit derivatives products used ($m)	Bought	Sold	Bought	Sold
Credit Default Swaps	2	11	-	-
Total Return Swaps	-	-	-	-
Credit options	-	-	-	-
Credit linked notes	-	-	-	-
Collateralised Loan Obligations	-	-	-	-
Other	-	-	-	-
Total	2	11	-	-

30 September 2022	Westpac Portfolio		Intermediation activities	
Credit derivatives products used ($m)	Bought	Sold	Bought	Sold
Credit Default Swaps	7	2	-	-
Total Return Swaps	-	-	-	-
Credit options	-	-	-	-
Credit linked notes	-	-	-	-
Collateralised Loan Obligations	-	-	-	-
Other	-	-	-	-
Total	7	2	-	-

[1] Credit rating downgrade postings are cumulative.

Westpac GROUP
Westpac Group March 2023 Pillar 3 report | 63

Pillar 3 report Counterparty credit risk Westpac Group March 2023 Pillar 3 report | 64 31 March 2022 Intermediation activities Credit derivatives products used ($m) Bought Sold Bought Sold Credit Default Swaps 19 2 - - Total Return Swaps - - - - Credit options - - - - Credit linked notes - - - - Collateralised Loan Obligations - - - - Other - - - - Total 19 2 - - Westpac Portfolio

Pillar 3 report
Securitisation

A securitisation is a financial structure where the cash flow from a pool of assets is used to service obligations to at least two different tranches or classes of creditors (typically holders of debt securities), with each class or tranche reflecting a different degree of credit risk (i.e. one class of creditors is entitled to receive payments from the pool before another class of creditors).

Securitisation transactions are generally grouped into two broad categories:

- traditional or true sale securitisations, which involve the transfer of ownership of the underlying asset pool to a third party; and
- synthetic transactions, where the ownership of the underlying asset pool remains with the originator and only the credit risk of the pool is transferred to a third party, using credit derivatives or guarantees.

Covered bond transactions, in which bonds issued by Westpac are guaranteed by assets held in a special purpose vehicle, are not considered to be securitisation transactions.

Approach

Westpac's involvement in securitisation activities ranges from a seller of its own assets to an investor in third-party transactions and includes the arranging of transactions, the provision of securitisation services and the provision of funding for clients, including clients requiring access to capital markets. All securitisation activity must follow Westpac's credit policies and approval processes.

Securitisation of Westpac originated assets - Securitisation is used by Westpac as a funding and liquidity management tool and may also be used as a capital management tool. It allows Westpac the ability to liquefy a pool of assets and increase Westpac's wholesale funding capacity. Westpac may provide arm's length facilities and services to the securitisation vehicles. These typically include the provision of liquidity, redraw facilities and derivative contracts.

Westpac has entered into self securitisation transactions for funding and liquidity purposes. These are the same as traditional securitisations, except that Westpac is the holder of all classes of notes issued (other than where senior notes have been pledged as eligible collateral with the RBA). The senior notes qualify as eligible collateral with the RBA, and are pledged against the Term Funding Facility provided by the RBA and to meet APRA's contingent liquidity requirements[1].

These 'self securitisations' do not change risk weighted assets[2]. No securitisation transactions for Westpac originated assets are classified as a resecuritisation.

Securitisation in the management of Westpac's credit portfolio - Westpac does not use securitisation, to manage its corporate and institutional loan and counterparty credit risk portfolios. Single name credit default swaps are not treated as securitisations but as credit risk mitigation facilities.

Provision of securitisation services, including funding and arranging asset backed bond issues – Westpac provides services to clients wishing to access asset-backed financing through securitisation. Those services include the provision of warehouse and term funding of securitised assets; and arranging and/or lead managing asset backed bond issues. Westpac may also invest in securitised bonds issues and will receive an interest margin for securities held.

Securitisation facilities provided by Westpac may include resecuritisation exposures which are securitisation exposures in which the risk associated with an underlying pool of exposures is tranched and at least one of the underlying exposures is itself a securitisation exposure. Westpac also buys and sells securitisation exposures in the secondary market to facilitate portfolio management activity by its institutional customers who hold asset backed bonds.

Westpac's role in the securitisation process

Securitisation activity	Role played by Westpac	
Securitisation of Westpac originated assets	• Arranger	• Note holder
	• Asset originator	• Trust manager
	• Bond distributor	• Swap provider
	• Facility provider	• Servicer

[1] APS210 updated contingent liquidity guidance requires from 1 March 2022, self securitisations to cover 30% of AUD net cash outflows
[2] The credit exposures of the underlying loans are measured in accordance with APS113.

Westpac GROUP
Westpac Group March 2023 Pillar 3 report | 65

Pillar 3 report Securitisation Westpac Group March 2023 Pillar 3 report | 66 Provision of securitisation services including funding and arranging asset backed bond issues Arranger Bond distributor Warehouse financing Investor - purchaser of securitisation exposures Liquidity facility provider Swap provider Market maker and broker for distributed bonds Key Objectives Securitisation of Westpac originated assets - The securitisation of Westpac's own assets provides funding diversity, and is a core tool of liquidity management. Provision of securitisation services including funding and arranging asset backed bond issues - Westpac receives market-based fees in return for its services as servicer, swap provider, arranger, facility provider and bond distribution fees on warehouse and term funding facilities. Westpac also purchases securitization exposures in order to earn income. Westpac facilitates portfolio management activity by its institutional customers by buying and selling securitisation exposures in the secondary market and is compensated through an interest margin and bid-offer spread on the transactions. Structure and organisation Securitisation of Westpac originated assets - Westpac’s Treasury operations are responsible for all Westpac originated securitisation activity including funding and liquidity management. Provision of securitisation services including funding and arranging asset backed bond issues - These services are provided by WIB and include the provision of securitisation services including arranger, bond distributor, warehouse financing, liquidity facility provider, swap provider, market-making and broking of asset-backed bonds. Risk reporting Credit exposure - Funding, liquidity, credit enhancement and redraw facilities, swap arrangements and counterparty exposures are captured and monitored in key source systems along with other facilities/derivatives entered into by Westpac. Operational risk exposure - The operational risk review process for Westpac includes the identification of risks, controls and key performance indicators in relation to all securitisation activity and services provided by Westpac or any of its subsidiaries. Market risk exposure - Exposures arising from transactions with counterparties are captured as part of Westpac’s traded and non-traded market risk reporting and limit management framework. Liquidity risk exposure - Exposure to, and the impact of, securitisation transactions are managed under the Liquidity Risk Management Framework and are integrated into routine reporting for capital and liquidity positions, net interest margin analysis, balance sheet forecasting and funding scenario testing. The annual funding plan incorporates consideration of overall liquidity risk limits and the securitisation of Westpac originated assets. Risk mitigation Securitisation of Westpac originated assets - The interest rate and basis risks generated by Westpac’s hedging arrangements to each securitisation trust are captured and managed within Westpac’s asset and liability management framework. The liquidity risk generated by Westpac’s liquidity and redraw facilities to each securitisation trust is captured and managed in accordance with Westpac’s liquidity management policies along with all other contingent liquidity facilities. Provision of securitisation services including funding and arranging asset backed bond issues - All securitisation transactions are approved within the context of a securitisation credit policy that sets detailed transaction-specific guidelines that regulate servicer counterparty risk appetite, transaction tenor, asset class, third party credit support and portfolio quality. This policy is applied in conjunction with other credit and market risk policies that governs the provision of derivative and other services that support securitisation transactions. In particular, credit hedging transactions are subject to Westpac’s credit risk mitigation approach (see pages 60 and 61). Any interest rate or currency hedging is subject to counterparty credit risk management (see pages 62 to 64) and market risk management (see pages 75 to 78) policies and processes).

Pillar 3 report Securitisation Westpac Group March 2023 Pillar 3 report | 67 Regulatory capital approaches The regulatory capital treatment of all securitisation exposures is measured in accordance with APS120 other than the securitisation exposures of an overseas banking subsidiary that is prudentially regulated by a prescribed New Zealand authority. For these exposures, Westpac must calculate risk-weighted assets using the prescribed New Zealand authority’s equivalent prudential rules as in force from time to time. These exposures are separately included in the New Zealand credit exposure line item. Westpac must still make deductions from CET1 capital that are required to be deducted under APS120. APS120 also specifies that securitisation exposures held in the trading book are subject to the requirements of Prudential Standard APS 116 Capital Adequacy: Market Risk. Under APS120 the approaches employed include the External Rating Based Approach (ERBA) and the Supervisory Formula Approach (SFA). Under the ERBA, APRA provides risk-weights that are matched to external credit ratings and takes into account tranche maturity and tranche thickness. The SFA applicable to unrated exposures dynamically looks at the type and performance of underlying asset pools funded by the securitisation exposure as well as the structural features of the transaction to determine capital requirements. The Internal Assessment Approach (IAA) is not permitted under APS120. Securitisation of Westpac originated assets - The assets sold by Westpac to a securitisation trust are excluded from Westpac’s calculation of credit risk weighted assets if capital relief is sought and the requirements of APS120 are satisfied1 .. In instances where insufficient risk transfer is achieved by the transaction for regulatory purposes, the capital calculation is performed on the underlying asset pool while the facilities provided to such securitisation vehicles do not attract regulatory capital charges. Provision of securitisation services including funding - Westpac uses the ERBA and the SFA methodology when determining regulatory capital requirements for warehouse and term funding client facilities. The External Credit Assessment Institutions that can be used by Westpac for securitisations are Standard & Poor’s, Moody’s and Fitch. Westpac’s accounting policies for securitisation activities Securitisation of Westpac originated assets - The assets sold by Westpac to a securitisation trust remain on Westpac’s balance sheet for accounting purposes. Provision of securitisation services including funding and arranging asset backed bond issues - Fee income from these services is recognised on an accrual basis. Liquidity and funding facilities are treated as commitments to provide finance, with fee and margin income recognised on an accrual basis. Warehouse and term funding facilities are treated as loans. For investment in securitisation exposures, if the instrument has been designated on initial recognition at fair value (including instruments containing a credit default swap), the exposure will be measured at fair value through the Income Statement. All other investments in securitisation exposures will be classified as available-for-sale (AFS) and measured at fair value through Other Comprehensive Income (within the AFS securities reserve). 1 Including the requirements to achieve capital relief.

Pillar 3 report
Securitisation

Banking book summary of assets securitised by Westpac[1]

This table shows outstanding banking book securitisation assets and assets intended to be securitised[1] for Westpac originated assets by underlying asset type. It includes the amount of impaired and past due assets, along with any losses recognised by Westpac during the current period.

Securitised assets are held in securitisation trusts. Trusts which meet requirements to achieve capital relief do not form part of the Level 2 consolidated group. Self securitisation trusts remain consolidated at Level 2 and the assets transferred to these trusts are risk weighted in accordance with APS113.

31 March 2023 $m	Total outstanding securitised by ADI Traditional Securitisation[2]	Synthetic Securitisation	Assets intended to be securitised	Non-performing Exposures - Not Impaired	Non-performing Exposures - Impaired	Total Non- Performing Exposures	Past due assets	Westpac recognised losses
Residential mortgages	140,870	-	-	902	45	947	814	-
Credit cards	-	-	-	-	-	-	-	-
Auto and equipment finance	199	-	-	2	6	8	-	-
Business lending	-	-	-	-	-	-	-	-
Investments in ABS	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-
Total	141,069	-	-	904	51	955	814	-

30 September 2022 $m	Total outstanding securitised by ADI Traditional Securitisation[2]	Synthetic Securitisation	Assets intended to be securitised	Impaired loans	Past due assets	Westpac recognised losses
Residential mortgages	144,529	-	-	41	829	-
Credit cards	-	-	-	-	-	-
Auto and equipment finance	347	-	-	9	-	-
Business lending	-	-	-	-	-	-
Investments in ABS	-	-	-	-	-	-
Other	-	-	-	-	-	-
Total	144,876	-	-	50	829	-

31 March 2022 $m	Total outstanding securitised by ADI Traditional Securitisation[2]	Synthetic Securitisation	Assets intended to be securitised	Impaired loans	Past due assets	Westpac recognised losses
Residential mortgages	144,276	-	-	35	927	1
Credit cards	-	-	-	-	-	-
Auto and equipment finance	571	-	-	12	-	-
Business lending	-	-	-	-	-	-
Investments in ABS	-	-	-	-	-	-
Other	-	-	-	-	-	-
Total	144,847	-	-	47	927	1

Banking book summary of total Westpac sponsored third party assets securitised

This table represents banking book third party assets where Westpac acts as a sponsor.

$m	31 March 2023	30 September 2022	31 March 2022
Residential mortgages	120	131	151
Credit cards	-	-	-
Auto and equipment finance	-	-	-
Business lending	-	-	-
Investments in ABS	-	-	-
Other	-	-	-
Total	120	131	151

[1] Represents securitisation activity from the end of the reporting period to the disclosure date of this report.
[2] Includes self-securitisation assets of $135,877 million as at 31 March 2023 ($139,117 million as at 30 September 2022 and $138,937 million as at 31 March 2022).

Westpac GROUP
Westpac Group March 2023 Pillar 3 report | 68

Pillar 3 report Securitisation Westpac Group March 2023 Pillar 3 report | 69 Banking book summary of securitisation activity by asset type This table shows assets transferred into securitisation schemes by underlying asset type (ADI originated) for the relevant period. For the 6 months ended 31 March 2023 Amount Recognised gain or $m securitised loss on sale Residential mortgages 14,236 - Credit cards - - Auto and equipment finance - - Business lending - - Investments in ABS - - Other - - Total 14,236 - For the 12 months ended 30 September 2022 Amount Recognised gain or $m securitised loss on sale Residential mortgages 46,995 - Credit cards - - Auto and equipment finance - - Business lending - - Investments in ABS - - Other - - Total 46,995 - For the 6 months ended 31 March 2022 Amount Recognised gain or $m securitised loss on sale Residential mortgages 23,921 - Credit cards - - Auto and equipment finance - - Business lending - - Investments in ABS - - Other - - Total 23,921 -

Pillar 3 report
Securitisation

Banking book summary of on and off-balance sheet securitisation by exposure type

As set out in the table on page 27, the table below for 31 March 2023 and on pages 68 to 69 excludes New Zealand exposures. Under the revised capital framework these exposures are separately included in the New Zealand credit exposure line item.

31 March 2023	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	7,135	-	7,135
Liquidity facilities	-	-	292	292
Funding facilities	3,634	-	431	4,064
Underw riting facilities	-	-	-	-
Lending facilities	1,953	-	125	2,078
Warehouse facilities	13,534	-	5,729	19,263
Total	19,120	7,135	6,577	32,831

30 September 2022	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	7,054	35	7,089
Liquidity facilities	-	-	250	250
Funding facilities	4,816	-	912	5,728
Underw riting facilities	-	-	-	-
Lending facilities	2,442	-	308	2,750
Warehouse facilities	14,678	-	5,827	20,505
Total	21,936	7,054	7,332	36,322

31 March 2022	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	7,590	37	7,627
Liquidity facilities	-	-	295	295
Funding facilities	3,132	-	1,868	5,001
Underw riting facilities	-	-	-	-
Lending facilities	1,930	-	371	2,301
Warehouse facilities	12,091	-	6,051	18,142
Total	17,154	7,590	8,623	33,366

Westpac GROUP
Westpac Group March 2023 Pillar 3 report | 70

Pillar 3 report
Securitisation

Banking book securitisation exposure at default by risk weight band

31 March 2023	Exposure		Total Exposure	Risk Weighted Assets		Total Risk
$m	Securitisation	Resecuritisation	at Default	Securitisation	Resecuritisation	Weighted Assets
Less than or equal to 10%	8	-	8	-	-	-
Greater than 10 - 20%	28,802	-	28,802	4,983	-	4,983
Greater than 20 - 30%	1,605	-	1,605	371	-	371
Greater than 30 - 50%	1,963	-	1,963	760	-	760
Greater than 50 - 75%	415	-	415	248	-	248
Greater than 75 - 100%	22	-	22	21	-	21
Greater than 100 - 250%	15	-	15	16	-	16
Greater than 250 - 425%	-	-	-	-	-	-
Greater than 425 - 650%	-	-	-	-	-	-
Other	-	-	-	-	-	-
Deductions	1	-	1	-	-	-
Total	32,831	-	32,831	6,400	-	6,400

30 September 2022	Exposure		Total Exposure	Risk Weighted Assets		Total Risk
$m	Securitisation	Resecuritisation	at Default	Securitisation	Resecuritisation	Weighted Assets
Less than or equal to 10%	12	-	12	-	-	-
Greater than 10 - 20%	32,122	-	32,122	5,485	-	5,485
Greater than 20 - 30%	1,687	-	1,687	391	-	391
Greater than 30 - 50%	1,654	-	1,654	599	-	599
Greater than 50 - 75%	826	-	826	453	-	453
Greater than 75 - 100%	9	-	9	8	-	8
Greater than 100 - 250%	10	-	10	11	-	11
Greater than 250 - 425%	-	-	-	-	-	-
Greater than 425 - 650%	-	-	-	-	-	-
Other	-	-	-	-	-	-
Deductions	1	-	1	-	-	-
Total	36,321	-	36,321	6,947	-	6,947

31 March 2022	Exposure		Total Exposure	Risk Weighted Assets		Total Risk
$m	Securitisation	Resecuritisation	at Default	Securitisation	Resecuritisation	Weighted Assets
Less than or equal to 10%	15	-	15	-	-	-
Greater than 10 - 20%	29,294	-	29,294	4,964	-	4,964
Greater than 20 - 30%	2,434	-	2,434	608	-	608
Greater than 30 - 50%	1,074	-	1,074	421	-	421
Greater than 50 - 75%	531	-	531	293	-	293
Greater than 75 - 100%	-	-	-	-	-	-
Greater than 100 - 250%	18	-	18	19	-	19
Greater than 250 - 425%	-	-	-	-	-	-
Greater than 425 - 650%	-	-	-	-	-	-
Other	-	-	-	-	-	-
Deductions	-	-	-	-	-	-
Total	33,366	-	33,366	6,306	-	6,306

Banking book securitisation exposure deducted from capital

As at 31 March 2023 banking book securitisation exposure deducted from capital was nil (nil at 30 September 2022).

Banking book securitisation subject to early amortisation treatment

There is no securitisation exposure in the banking book that is subject to early amortisation treatment as at 31 March 2023 (nil as at 30 September 2022).

Banking book resecuritisation exposure subject to credit risk mitigation (CRM)

As at 31 March 2023 resecuritisation exposures subject to CRM was nil (nil at 30 September 2022).

Westpac GROUP

Westpac Group March 2023 Pillar 3 report | 71

Pillar 3 report Securitisation Westpac Group March 2023 Pillar 3 report | 72 Banking book resecuritisation exposure to guarantors Westpac has no third party guarantors providing guarantees for securitised assets, principal or interest repayments as at 31 March 2023 (nil as at 30 September 2022). Trading book summary of assets securitised by Westpac As at 31 March 2023 there was $0.3 million in outstanding securitisation exposures for Westpac originated assets held in the trading book (nil as at 30 September 2022). Trading book summary of total Westpac sponsored third party assets securitised There are no third party assets held in the trading book where Westpac is responsible for the establishment of the securitisation program and subsequent management as at 31 March 2023 (nil as at 30 September 2022). Trading book summary of securitisation activity by asset type There was $0.3 million of residential mortgage originated securitisation activity in the trading book for the 12 months to 31 March 2023 (nil for the 6 months to 30 September 2022). Trading book aggregated amount of exposure securitised by Westpac and subject to APS116 Capital Adequacy: Market Risk As at 31 March 2023 there $0.3 million of Westpac originated outstanding securitisation exposure held in the trading book subject to APS116 Capital Adequacy: Market Risk (nil as at 30 September 2022).

Pillar 3 report
Securitisation

Trading book summary of on and off-balance sheet securitisation by exposure type[1]

31 March 2023	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	610	-	610
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underw riting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis sw aps	-	-	65	65
Other derivatives	-	-	6	6
Total	-	610	71	681

30 September 2022	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	473	-	473
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underw riting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis sw aps	-	-	32	32
Other derivatives	-	-	13	13
Total	-	473	45	518

31 March 2022	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	331	-	331
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underw riting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis sw aps	-	-	50	50
Other derivatives	-	-	16	16
Total	-	331	67	398

Trading book securitisation exposure subject to internal models approach (IMA) for specific risk

There is no trading book securitisation exposure subject to internal models approach (IMA) for specific risk for 31 March 2023 (nil at 30 September 2022) .

Trading book securitisation exposure subject to APS120 Securitisation specific risk by risk weight band

There is no trading book securitisation exposure subject to APS120 specific risk for 31 March 2023 (nil at 30 September 2022) .

Trading book capital requirements for securitisation exposures subject to IMA for specific risk by risk classification

There is no trading book capital requirement for securitisation subject to IMA for specific risk for 31 March 2023 (nil at 30 September 2022) .

Trading book capital requirements for securitisation regulatory capital approaches by risk weight band

There is no trading book capital requirement for securitisation subject to regulatory capital approaches for 31 March 2023 (nil at 30 September 2022) .

[1] EAD associated with trading book securitisation is not included in the EAD by major type on page 36. Trading book securitisation exposure is captured and risk weighted under APS116.

Westpac GROUP
Westpac Group March 2023 Pillar 3 report | 73

Pillar 3 report Securitisation Westpac Group March 2023 Pillar 3 report | 74 Trading book securitisation exposure deducted from capital There is no trading book capital deduction for 31 March 2023 (nil at 30 September 2022) . Trading book securitisation subject to early amortisation treatment There is no securitisation exposure in the trading book that is subject to early amortisation treatment for 31 March 2023 (nil at 30 September 2022) . Trading book resecuritisation exposure subject to CRM Westpac has no resecuritisation exposure subject to CRM at 31 March 2023 (nil at 30 September 2022). Trading book resecuritisation by guarantor creditworthiness Westpac has no third party guarantors providing guarantees for securitised assets, principal or interest repayments for 31 March 2023 (nil at 30 September 2022).

Pillar 3 report Market risk Westpac Group March 2023 Pillar 3 report | 75 Westpac’s exposure to market risk arises out of its Financial Markets and Treasury trading activities. This is quantified for regulatory capital purposes using both the standard method and the internal model approach, details of which are provided below. Approach Financial Markets’ trading activity includes dealings that encompass book running and distribution activity. The types of market risk arising from these activities include interest rate, foreign exchange, commodity, equity price, credit spread and volatility risk. Treasury’s trading activity includes the management of interest rate, foreign exchange and credit spread risks associated with the wholesale funding book, liquid asset portfolios and foreign exchange repatriations. Treasury also manages banking book risk which is discussed in the IRRBB section. Trading activities are managed within a BRiskC approved market risk framework that incorporates BRiskC approved value at risk (VaR) and stressed value at risk (SVaR) limits. VaR and SVaR are the primary mechanisms for measuring and managing market risk. Market risk is managed using VaR, SVaR and structural risk limits (including volume limits and basis point value limits) in conjunction with scenario analysis and stress testing. Market risk limits are allocated to business management based upon Westpac’s risk appetite and business strategies, in addition to the consideration of market liquidity and concentration risk. Trades are fair valued daily using rates that have been captured from an independent market data source that has been approved by the Revaluation Committee (RC). Where there is no source of independent rates, data will either be derived using a methodology approved by the RC or sourced from dealer contributions. Rates that are dealer-sourced or have limited independent sources are reviewed at least on a monthly basis. The RC meets monthly to review the results of independent price verification performed by the Finance valuation function. In addition, valuation adjustments may be made as deductions from CET1 Capital for exposures which are not captured through the fair valuation framework. VaR and SVaR limits Market risk arising from trading book activities is primarily measured using VaR based on an historical simulation methodology. Westpac estimates VaR as the potential loss in earnings from adverse market movements and is calculated to a 99% confidence level using the most recent 12 months of historical market data. SVaR is an additional VaR measure which uses 12 months of historical market data that includes a period of significant financial stress. VaR and SVaR take account of all material market variables that may cause a change in the value of the trading portfolio, including interest rates, foreign exchange rates, price changes, volatility, and the correlation between these variables. The BRiskC approved market risk VaR and SVaR limits for trading activities include separate VaR and SVaR sub-limits for the trading activities of Financial Markets and Treasury. Backtesting Daily backtesting of VaR results is performed to ensure that model integrity is maintained. A review of both the actual and potential profit and loss outcomes is also undertaken to monitor any skew created by the historical data. Stress testing Daily stress testing against pre-determined scenarios is carried out to analyse potential losses beyond the 99% confidence level. An escalation framework around selective stress tests is approved by the Head of Market Risk and Treasury Risk. Profit and loss notification framework The BRiskC has approved a profit and loss notification framework. Included in this framework are levels of escalation in accordance with the size of the profit or loss. Triggers are applied to both a 1-day and a rolling 20- day cumulative total.

Pillar 3 report
Market risk

Risk reporting

Daily monitoring of current exposure and limit utilisation is conducted independently by risk managers in the Market Risk and Treasury Risk teams, who monitor market risk exposures against VaR, SVaR and structural limits. Daily VaR and SVaR position reports are produced by risk type, by product lines and by geographic region. These are supplemented by structural risk reporting, advice of profit and loss trigger levels and stress test escalation trigger points. Model accreditation has been granted by APRA for the use of an internal model for the determination of regulatory capital for the key classes of interest rate (general market), foreign exchange, commodity and equity risks (including equity specific risk). Under the model, regulatory capital is derived from both the current VaR window (based upon the most recent 12 months of historical market data) and a SVaR window (12 months of market data that includes a period of significant financial stress), where these VaR measures are calculated over a 10-day time horizon to a 99th percentile, one-tailed confidence interval. Specific risk refers to the variations in individual security prices that cannot be explained by general market movements, and event and default risk. Interest rate specific risk capital (specific issuer risk) is calculated using the Standard method and is added to the VaR regulatory capital measure. Westpac currently holds an industry-wide capital overlay which was introduced from 31 December 2021 and relates to APRA's revised risks-not-in-VaR framework. This overlay will be applied until the Group's revised framework is approved by APRA.

Risk mitigation

Market risk positions are managed by the trading desks consistent with delegated trading and product authorities. Risks are consolidated into portfolios based on product and risk type. Risk management is carried out by qualified personnel with varying levels of seniority commensurate with the nature and scale of market risks under management.

The following controls allow monitoring by management:

- trading authorities and responsibilities are clearly delineated at all levels;
- a structured system of limits and reporting of risk exposures, including stress testing;
- surveillance of dealing room conduct;
- all new products and significant product variations undergo a rigorous approval process to identify business risks prior to launch;
- models that are used to determine risk or profit and loss for Westpac's accounts are independently reviewed;
- duties are segregated so that employees involved in the origination, processing and valuation of transactions operate under separate reporting lines, minimising the opportunity for collusion; and
- legal personnel review documentation for compliance with relevant laws and regulations.

In addition, Group Audit independently reviews compliance with policies, procedures and limits.

Market risk regulatory capital and risk weighted assets

The Internal model approach uses VaR and Stressed VaR, while the Standard approach is used for interest rate specific risk.

$m	31 March 2023	30 September 2022	31 March 2022
Internal model approach	1,112	661	665
Standard approach	101	82	103
Total capital required	1,213	743	768
Risk weighted assets	15,168	9,290	9,596

Westpac GROUP Westpac Group March 2023 Pillar 3 report | 76

Pillar 3 report
Market risk

VaR by risk type

31 March 2023	For the 6 months ended			
$m	High	Low	Average	Period end
Interest rate risk	15.0	7.0	9.0	9.0
Foreign exchange risk	14.0	1.0	6.0	1.0
Equity risk	-	-	-	-
Commodity risk	4.0	2.0	2.0	2.0
Other market risks	8.0	3.0	4.0	8.0
Diversification benefit	NA	NA	(9.0)	(7.0)
Net market risk[1]	19.0	9.0	13.0	12.0

30 September 2022	For the 6 months ended			
$m	High	Low	Average	Period end
Interest rate risk	20.2	6.2	10.1	8.4
Foreign exchange risk	8.3	0.7	3.5	5.7
Equity risk	0.1	0.0	0.0	0.0
Commodity risk	4.0	2.0	2.8	3.3
Other market risks	5.3	2.6	3.7	3.8
Diversification benefit	NA	NA	(7.9)	(10.6)
Net market risk[1]	21.2	8.1	12.2	10.7

31 March 2022	For the 6 months ended			
$m	High	Low	Average	Period end
Interest rate risk	16.9	5.0	8.4	16.9
Foreign exchange risk	3.0	0.3	1.4	1.9
Equity risk	0.0	0.0	0.0	0.0
Commodity risk	3.7	1.5	2.1	2.3
Other market risks	6.5	1.4	2.1	4.3
Diversification benefit	NA	NA	(5.0)	(5.0)
Net market risk[1]	20.5	5.4	9.1	20.5

Stressed VaR by risk type

31 March 2023	For the 6 months ended			
$m	High	Low	Average	Period end
Interest rate risk	95.0	36.0	59.0	60.0
Foreign exchange risk	45.0	1.0	15.0	3.0
Equity risk	-	-	-	-
Commodity risk	3.0	2.0	3.0	2.0
Other market risks	14.0	10.0	12.0	14.0
Diversification benefit	NA	NA	(23.0)	(13.0)
Net market risk[1]	86.0	42.0	66.0	66.0

30 September 2022	For the 6 months ended			
$m	High	Low	Average	Period end
Interest rate risk	55.6	25.8	39.9	40.1
Foreign exchange risk	19.4	1.1	8.1	10.6
Equity risk	0.1	0.0	0.0	0.0
Commodity risk	3.5	2.4	2.8	2.7
Other market risks	17.4	9.7	13.7	11.2
Diversification benefit	NA	NA	(19.8)	(22.7)
Net market risk[1]	74.4	30.9	44.7	41.9

[1] VaR and SVaR measures shown here use a 1 day time horizon. The net market risk measure reflects the aggregate diversified risk position for the period. Therefore, individual risk factors will not sum to this total.

Westpac GROUP
Westpac Group March 2023 Pillar 3 report | 77

Pillar 3 report Market risk Westpac Group March 2023 Pillar 3 report | 78 31 March 2022 $m High Low Average Period end Interest rate risk 84.4 28.5 52.3 42.4 Foreign exchange risk 11.1 0.7 3.7 3.5 Equity risk 0.1 0.0 0.0 0.0 Commodity risk 13.0 2.1 4.2 3.4 Other market risks 16.8 9.2 11.9 15.8 Diversification benefit NA NA (12.0) (8.4) Net market risk1 91.5 36.8 60.2 56.7 For the 6 months ended Back-testing results1 The following graph gives a comparison of actual profit and loss to VaR over the 6 months ended 31 March 2023. Each point on the graph represents 1 day’s trading profit or loss. This result is placed on the graph relative to the associated VaR utilisation. The downward sloping line represents the point where a loss is equal to VaR utilisation. 1 The net market risk measure reflects the aggregate diversified risk position for the period. Therefore, individual risk factors will not sum to this total.

Pillar 3 report Interest Rate Risk in the Banking Book (IRRBB) Westpac Group March 2023 Pillar 3 report | 79 IRRBB is the risk of loss in earnings or economic value in the banking book as a consequence of movements in interest rates. Approach The banking book activities that give rise to market risk include lending activities, balance sheet funding and capital management. Interest rate risk, basis risk, currency risk and funding and liquidity risk are inherent in these activities. Treasury’s Asset & Liability Management (ALM) unit is responsible for managing market risk arising from Westpac’s banking book activity. All material regions, business lines and legal entities are included in Westpac’s IRRBB framework. Model accreditation has been granted by APRA for the use of an internal model for the determination of IRRBB regulatory capital. Under the model, regulatory capital is primarily derived from a VaR measure using 6 years of historical data with a scaled 1 year, 99th percentile, one-tailed confidence interval. Behavioural assumptions are incorporated in the measurement of IRRBB where appropriate, such as for products that do not have a contractually defined repricing date (e.g., non-maturity deposits) or where there is potential for variation between contractual and actual repricing dates (e.g., prepayments). Asset and liability management The ALM unit manages the structural interest rate mismatch associated with the transfer priced balance sheet, including the investment of Westpac’s capital to its agreed benchmark duration. A key risk management objective is to achieve reasonable stability of Net Interest Income (NII) over time. These activities are performed under the oversight of ALCO and the Treasury Risk team. During periods of significant interest rate volatility, the change in value of capital hedges may result in material contributions to IRRBB regulatory capital in the form of embedded losses or gains. Net Interest Income sensitivity NII sensitivity is managed in terms of the net interest income-at-risk (NaR) modelled over a set time horizon using defined scenarios for movements in wholesale market interest rates. The NII measurement framework combines the underlying statement of financial position data with assumptions about runoff and new business, expected repricing behaviour and changes in wholesale market interest rates. The interest rate scenarios modelled include those projected using 100 and 200 basis point shifts up and down from current market yield curves. A comparison between the NII outcomes from these modelled scenarios indicates the sensitivity to interest rate changes. On and off-balance sheet instruments are then used to manage this interest rate risk. NaR limit The BRiskC has approved a NaR limit. This limit is managed by the Group Treasurer and is expressed as a defined basis point shock over a one year risk horizon. This limit is monitored by the Treasury Risk team. VaR limit The BRiskC has also approved an interest rate VaR limit for ALM activities. This limit is managed by the Group Treasurer and monitored by the Treasury Risk team. This internal VaR measure uses 1 year of historical data with a 1 day, 99th percentile, one-tailed confidence interval. Additionally, the BRiskC and the Treasury Risk team set structural risk limits to prevent undue concentration of risk. Structural foreign exchange rate risk Structural foreign exchange rate risk results from the generation of foreign currency denominated earnings and from Westpac's capital deployed in offshore branches and subsidiaries, where it is denominated in currencies other than Australian dollars. The Australian dollar equivalent of offshore earnings and capital is subject to change as exchange rates fluctuate, which could introduce significant variability to Westpac's reported financial results. ALCO provides oversight of the appropriateness of foreign exchange hedges on earnings and capital. Risk reporting IRRBB risk measurement systems include front office product systems, which capture all treasury funding and derivative transactions; the transfer pricing system, which captures all retail and other business transactions; and the asset and liability management risk system, which calculates ALM VaR and NaR. Daily monitoring of market risk exposure against VaR and structural risk limits is conducted independently by the Treasury Risk team, with NaR monitored on a monthly basis. Management reports detailing structural positions and VaR are produced and distributed daily for use by dealers and management across all stakeholder groups. Quarterly reports are produced for the senior management market risk forums of RISKCO and BRiskC to provide transparency of material market risks and issues.

Pillar 3 report
Interest Rate Risk in the Banking Book (IRRBB)

Risk mitigation

Market risk arising in the banking book stems from the ordinary course of banking activities, including structural interest rate risk (the mismatch between the duration of assets and liabilities) and capital management. Hedging Westpac's exposure to interest rate risk is undertaken using derivatives. The hedge accounting strategy adopted utilises a combination of the cash flow, fair value and net investment hedge approaches. Some derivatives held for economic hedging purposes do not meet the criteria for hedge accounting as defined under AASB 139 Financial Instruments: Recognition and Measurement and therefore are accounted for in the same way as derivatives held for trading.

The same controls used to monitor traded market risk allow for continuous monitoring by management.

Change in economic value of a sudden upward and downward movement in interest rates[1]

The table below represents the change in economic value of a sudden upward or downward movement in interest rates based on a 200 basis point parallel shift. The sensitivity to upward or downward movements in interest rates has changed significantly over the year as the net interest rate exposure managed by the bank has adjusted with changes in the interest rate environment.

31 March 2023 **$m**	200bp parallel increase	200bp parallel decrease
AUD	40.1	(41.7)
NZD	(21.3)	22.1
USD	(4.3)	4.9
Total	14.5	(14.7)

30 September 2022 **$m**	200bp parallel increase	200bp parallel decrease
AUD	(7.6)	2.3
NZD	(16.3)	16.9
USD	(6.4)	6.8
Total	(30.3)	26.0

31 March 2022 **$m**	200bp parallel increase	200bp parallel decrease
AUD	(240.6)	248.4
NZD	(17.2)	18.7
USD	35.4	(39.2)
Total	(222.4)	227.9

IRRBB regulatory capital and RWA

This table presents IRRRB regulatory capital and RWA. IRRBB RWA decreased $8.0 billion due to a lower regulatory embedded loss. This occurred as the spread between the average rate on capital hedges and market rates have narrowed.

$m	**31 March 2023**	**30 September 2022**	**31 March 2022**
Total capital required	2,780	3,423	2,217
Risk weighted assets	34,748	42,782	27,710

[1] Based on measures used for internal management reporting purposes.

Westpac GROUP
Westpac Group March 2023 Pillar 3 report | 80

Pillar 3 report Operational risk Westpac Group March 2023 Pillar 3 report | 81 Operational risk is defined as the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. This definition includes legal and regulatory risk but excludes strategic risk. Westpac’s operational risk definition is aligned to APS115 Capital Adequacy: Standardised Measurement Approach to Operational Risk (SMA). Approach Westpac has transitioned to SMA in accordance with APS115. Westpac’s operational risk is measured and managed in accordance with the policies and processes defined in its Operational Risk Management Framework. Westpac’s Operational Risk Management Framework The Operational Risk Management Framework outlines our approach to the: identification, measurement and management of operational risks that may impede Westpac’s ability to achieve its strategic objectives and vision; identification and escalation of operational risk incidents to mitigate potential financial loss, regulatory impacts and reputational damage that may impact shareholders, the community, and employees; and calculation of operational risk capital. The key components of Westpac’s operational risk management framework are listed below: Governance - The governance structure provides clearly defined roles and responsibilities for overseeing and reviewing operational risk exposure and its management. The Board and BRiskC are supported by committees, including RISKCO, that monitor the Group’s operational risk profile and the effectiveness of operational risk management practices, including operational risk capital. Risk and Control Assessment (RCA) - The RCA process provides a structured and consistent approach for the business to develop risk profiles and thereby supports them in implementing appropriate actions where the risk is outside the defined Risk Appetite. Issue and Action Management - The Issue and Action Management process encompasses the identification and management of issues, which relate to control deficiencies or gaps, to ensure that they are effectively addressed through action plans. Key Indicators (KIs) - are objective measures used by management to monitor the current risk and control environment, inform the assessment of risk and to assist in prompting management action when the metrics indicate that the level of risk is increasing. Incident Management – The Incident Management process assists in implementing consistent identification, recording, escalation and rectification of incidents and related losses in a transparent and practical way. This assists the Group to comply with all legal and regulatory obligations and licensing conditions (including reporting material regulatory breaches to regulatory authorities). Data - The framework includes principles and processes to ensure the integrity of operational risk data used to support management decision-making and calculate and allocate capital. The principles apply to the governance, input and capture, reconciliation, and validation, reporting and storage of operational risk data. Operational risk data is subject to independent validation on a regular basis. Scenario Analysis - is used to provide a forward looking-view of severe but plausible loss events, and facilitate a structured and consistent approach for assessing those events in view of the Group’s objectives and operations. Reporting - Regular reporting of operational risk information to governance bodies and senior management is used to support timely and proactive management of operational risk and enable transparent and formal oversight of the risk and control environment.

Pillar 3 report
Operational risk

SMA capital overview

Westpac applies the SMA to operational risk capital as permitted by Prudential Standard APS 115 Capital Adequacy: Standardised Measurement Approach to Operational Risk. The reporting standard ARS 115 Capital Adequacy: Standardised Measurement Approach to Operational Risk requires Westpac to calculate operational risk capital annually based on annual audited financial statements. The SMA based operational risk calculation was updated as part of the 31 December 2022 Pillar 3 report.

Operational Risk regulatory capital and risk weighted assets

$m	31 March 2023	30 September 2022	31 March 2022
Model based capital	3,552	3,725	3,629
Culture, Governance & Accountability Review overlay	500	500	500
Risk governance overlay[1]	500	500	500
Total capital required	4,552	4,725	4,629
Risk weighted assets	56,900	59,063	57,875

[1] This overlay was applied in response to the magnitude and nature of issues that were the subject of the AUSTRAC proceedings. This overlay has applied from 31 December 2019.

Westpac GROUP
Westpac Group March 2023 Pillar 3 report | 82

Pillar 3 report Equity risk Westpac Group March 2023 Pillar 3 report | 83 Equity risk is defined as the potential for financial loss arising from movements in equity values. The disclosures in this section exclude investments in equities made by Westpac subsidiaries outside the regulatory Level 2 group. Structure and organisation Portfolio and transactional limits for Westpac’s direct equity investments are governed by various supporting policies and delegated approval limits. Where appropriate, the BriskC (under delegation from the Westpac Board) will consider and approve risks beyond management’s approval authority. Approach Westpac has established a comprehensive set of policies defining the management of equity risk. These policies are reviewed and approved periodically (in most cases annually). Risk mitigation Westpac does not use financial instruments to mitigate its exposure to equities in the banking book. Banking book positions Hybrid equity underwriting and equity warehousing risk – As a financial intermediary Westpac underwrites listed and unlisted hybrid equity securities. Investment securities – Westpac undertakes, as part of the ordinary course of business, certain investments in strategic equity holdings and over time the nature of underlying investments will vary. Measurement of equity securities – Equity securities are generally carried at their fair value. Fair value for equities that have a quoted market price (in an active market) is determined based upon current bid prices. If a market for a financial asset is not active, fair value is determined based upon a valuation technique. This includes the use of recent arms-length transactions, discounted cash flow analysis, option pricing models and other valuation techniques commonly used by market participants to price similar instruments. Where an investment is held for long term strategic purposes, it is accounted for at fair value through profit and loss, unless the Group makes an irrevocable election to measure them at fair value through other comprehensive income (OCI). Where the Group has significant influence, but not control, over the financial and operating policy decisions of the investee, the investment is equity accounted for and recognised as a share in associates. Other related matters Fair value should not differ to the listed stock price. Should a listed stock price not be available, fair value is estimated using the valuation techniques referred to above. The book value of certain unlisted investments for which active markets do not exist are measured at cost because cost is considered to be a reasonable approximation of fair value. Risk reporting Westpac manages equity risk in two ways, VaR limits and investment limits: A VaR limit (in conjunction with structural limits) is used to manage traded equity. This limit is a sub-limit of the overall VaR limit for Financial Markets trading activities. Equity trading activity is overseen by the independent Market Risk function applying the same controls used for monitoring other trading book activities in Financial Markets and Treasury; and Investment exposures are reported annually to MARCO.

Pillar 3 report Equity risk Westpac Group March 2023 Pillar 3 report | 84 Book value of equity exposures 31 March 30 September 31 March $m 2023 2022 2022 Cumulative realised gains (losses) 0 - - Total unrealised gains (losses) through profit & loss (30) 1 (1) Total unrealised gains (losses) through equity 0 - - Total latent revaluation gains (losses) 0 - - Gains/losses 31 March 30 September 31 March $m 2023 2022 2022 Listed equity exposures (publicly traded) 0 - - Unlisted equity exposures (privately traded) 209 187 161 Total book value of equity exposures 209 187 161

Pillar 3 report Funding and liquidity risk management Westpac Group March 2023 Pillar 3 report | 85 Funding and liquidity risk is the risk that Westpac cannot meet its payment obligations or that it does not have the appropriate amount, tenor and composition of funding and liquidity to support its assets. Approach Funding and liquidity risk is measured and managed in accordance with the policies and processes defined in the Board-approved Liquidity Risk Management Framework which is part of the Westpac Board-approved Risk Management Strategy. Responsibility for managing Westpac’s liquidity and funding positions in accordance with the Liquidity Risk Management Framework is delegated to Treasury, under the oversight of ALCO and Treasury Risk. Liquidity Risk Management Framework The Liquidity Risk Management Framework sets out Westpac’s funding and liquidity risk appetite, roles and responsibilities of key people managing funding and liquidity risk within Westpac, risk reporting and control processes and limits and targets used to manage Westpac’s balance sheet. Key components of Westpac’s approach to liquidity risk management are listed below. Funding strategy Treasury undertakes an annual funding review that outlines Westpac’s balance sheet funding strategy over a three year period. This review encompasses trends in global markets, peer analysis, wholesale funding capacity, expected funding requirements and a funding risk analysis. This strategy is continuously reviewed to take account of changing market conditions, investor sentiment and estimations of asset and liability growth rates. Westpac monitors the composition and stability of its funding so that it remains within its funding risk appetite. This includes compliance with both the LCR and NSFR. Liquid asset holdings Westpac holds a portfolio of liquid assets for several purposes, including as a buffer against unforeseen funding requirements. The level of liquid assets held takes into account the liquidity requirements of Westpac’s balance sheet under normal and stress conditions. Liquidity modelling In managing liquidity for Westpac, Treasury utilises balance sheet forecasts and the maturity profile of Westpac’s wholesale funding portfolio to project liquidity outcomes. Local liquidity limits are also used by Westpac in applicable jurisdictions to ensure liquidity is managed efficiently and prudently. In addition, Westpac conducts regular stress testing to assess its ability to meet cash flow obligations under a range of market conditions and scenarios. These scenarios inform liquidity limits and strategic planning. Liquidity transfer pricing Westpac has a liquidity transfer pricing framework which allocates liquidity costs across Westpac. Contingency planning Treasury maintains a contingent funding plan that outlines the steps that should be taken by Westpac in the event of an emerging ‘funding crisis’. The plan is aligned with Westpac’s broader Liquidity Crisis Management Policy which is approved annually by the Board. Liquidity reporting Daily liquidity risk reports are reviewed by the Group’s Treasury and Treasury Risk teams. Liquidity reports are presented to ALCO monthly and to the Board quarterly. Committed Liquidity Facility The Committed Liquidity Facility was fully phased-out by 1 January 2023.

Pillar 3 report
Liquidity coverage ratio

Liquidity Coverage Ratio

Westpac's average LCR for the quarter was 135% (31 December 2022: 139%) and continues to be comfortably above the regulatory minimum of 100%. The decrease in the ratio compared to the quarter ended 31 December 2022 was mainly driven by an increase in holdings of liquid assets partially offset by an increase in net cash outflows.

Liquid assets included in the LCR comprise High Quality Liquid Assets (HQLA) and additional qualifying RBNZ securities. As expected, Westpac's usage of CLF reduced to zero on 1 January 2023 consistent with APRA's industry requirements.

Westpac's portfolio of HQLA averaged $182.9 billion over the quarter[1] (31 December 2022: $176.5 billion).

Funding is sourced from retail, small business, corporate and institutional customer deposits and wholesale funding. Westpac seeks to minimise the outflows associated with this funding by targeting customer deposits with lower LCR outflow rates and actively manages the maturity profile of its wholesale funding portfolio. Westpac maintains a buffer over the regulatory minimum of 100%.

	31 March 2023		31 December 2022	
$m	Total unweighted value (average)	Total weighted value (average)	Total unweighted value (average)	Total weighted value (average)
Liquid assets, of which:				
1 High-quality liquid assets (HQLA)		182,940		176,451
2 Alternative liquid assets (ALA)		-		9,250
3 Reserve Bank of New Zealand (RBNZ)		3,540		3,040
Cash Outflows				
4 Retail deposits and deposits from small business customers, of which:	319,953	28,559	317,759	28,390
5 Stable deposits	154,498	7,725	155,666	7,783
6 Less stable deposits	165,455	20,834	162,093	20,607
7 Unsecured wholesale funding, of which:	178,399	83,270	179,588	83,461
8 Operational deposits (all counterparties) and deposits in networks for cooperative banks	75,709	18,858	75,820	18,888
9 Non-operational deposits (all counterparties)	87,700	49,422	90,014	50,819
10 Unsecured debt	14,990	14,990	13,754	13,754
11 Secured wholesale funding	-	-		-
12 Additional requirements, of which:	209,524	29,011	205,521	27,517
13 Outflows related to derivatives exposures and other collateral requirements	12,015	12,015	10,826	10,826
14 Outflows related to loss of funding on debt products	300	300	289	289
15 Credit and liquidity facilities	197,209	16,696	194,406	16,402
16 Other contractual funding obligations	6,471	4,023	8,193	5,401
17 Other contingent funding obligations	46,240	3,847	41,943	3,578
18 Total cash outflows	-	**148,710**		**148,347**
Cash inflows				
19 Secured lending (e.g. reverse repos)	4,523	-	5,661	-
20 Inflows from fully performing exposures	8,260	4,340	8,195	4,468
21 Other cash inflows	6,734	6,734	8,556	8,556
22 Total cash inflows	**19,517**	**11,074**	**22,412**	**13,024**
23 Total liquid assets		**186,480**		**188,741**
24 Total net cash outflows		**137,636**		**135,323**
24.1 Net cash outflows overlay		-		-
25 Liquidity Coverage Ratio (%)		**135%**		**139%**
Number of data points used		63		63

[1] Calculated as a simple average of the daily observations over the quarter.

Westpac GROUP
Westpac Group March 2023 Pillar 3 report | 86

Pillar 3 report
Net stable funding ratio

Net Stable Funding Ratio (NSFR) disclosure

The NSFR is a structural measure which requires that a bank has sufficient Available Stable Funding (ASF) to cover its Required Stable Funding (RSF) over a one-year horizon. Westpac's NSFR as at 31 March 2023 was 119%[1] (31 December 2022 122%). Westpac maintains a buffer over the regulatory minimum of 100%.

31 March 2023 $m		Unweighted value by residual maturity				
		No maturity	< 6 months	6 months to < 1yr	> 1 year	Weighted value
Available Stable Funding (ASF) Item						
1	Capital	71,826	-	-	32,818	104,643
2	Regulatory capital	71,826	-	-	32,818	104,643
3	Other capital instruments	-	-	-	-	-
4	Retail deposits and deposits from small business customers	309,108	88,159	566	144	367,172
5	Stable deposits	151,646	27,914	5	4	170,590
6	Less stable deposits	157,462	60,245	561	141	196,582
7	Wholesale funding	142,113	169,792	46,236	118,091	229,557
8	Operational deposits	73,188	-	-	-	36,594
9	Other wholesale funding	68,925	169,792	46,236	118,091	192,963
10	Liabilities with matching interdependent assets	-	-	-	-	-
11	Other liabilities	-	21,732	-	60	60
12	NSFR derivative liabilities		5,857			
13	All other liabilities and equity not included in the above categories		15,875	-	60	60
14	Total ASF					701,432
Required Stable Funding (RSF) Item						
15a)	Total NSFR (High quality liquid assets - HQLA)					3,225
15b)	Alernate Liquid Assets (ALA)					2,978
15c)	Reserve Bank of New Zealand (RBNZ) securities					529
16	Deposits held at other financial institutions for operational purposes	-	-	-	-	-
17	Performing loans and securities	1,527	48,795	40,607	647,911	533,995
18	Performing loans to financial institutions secured by Level 1 HQLA	1,385	5,136	-	-	1,898
19	Performing loans to financial institutions secured by non-Level 1 HQLA and unsecured performing loans to financial institutions	142	4,830	5,601	19,352	23,019
20	Performing loans to nonfinancial corporate clients, loans to retail and small business customers, and loans to sovereigns, central banks and public sector entities (PSEs), of which:	-	29,528	24,852	133,214	140,289
21	With a risk weight of less than or equal to 35% under APS 112	-	1	2	666	434
22	Performing residential mortgages, of which:	-	7,121	7,372	477,721	351,329
23	With a risk weight equal to 35% under APS 112	-	6,753	6,980	375,387	263,561
24	Securities that are not in default and do not qualify as HQLA, including exchange-traded equities	-	2,180	2,783	17,623	17,459
25	Assets with matching interdependent liabilities	-	-	-	-	-
26	Other assets:	9,019	20,819	355	24,417	38,573
27	Physical traded commodities, including gold	516				516
28	Assets posted as initial margin for derivative contracts and contributions to default funds of central counterparties (CCPs)			2,696		2,292
29	NSFR derivative assets			4,972		-
30	NSFR derivative liabilities before deduction of variation margin posted			8,886		1,777
31	All other assets not included in the above categories	8,502	4,266	355	24,417	33,988
32	Off-balance sheet items			197,206		10,269
33	Total RSF					589,569
34	Net Stable Funding Ratio (%)					119%

[1] Calculated as total available stable funding divided by total required stable funding as at end of the quarter.

Westpac GROUP
Westpac Group March 2023 Pillar 3 report | 87

Pillar 3 report

Net stable funding ratio

	31 December 2022 $m	Unweighted value by residual maturity No maturity	< 6 months	6 months to < 1yr	> 1 year	Weighted value
	Available Stable Funding (ASF) Item					
1	Capital	69,124	-	-	32,591	101,716
2	Regulatory capital	69,124	-	-	32,591	101,716
3	Other capital instruments	-	-	-	-	-
4	Retail deposits and deposits from small business customers	306,031	87,700	596	121	364,060
5	Stable deposits	152,640	28,255	8	4	171,862
6	Less stable deposits	153,391	59,445	588	116	192,198
7	Wholesale funding	146,994	164,333	45,286	121,611	233,416
8	Operational deposits	76,572	-	-	-	38,286
9	Other wholesale funding	70,421	164,333	45,286	121,611	195,130
10	Liabilities with matching interdependent assets	-	-	-	-	-
11	Other liabilities	-	15,022	-	70	70
12	NSFR derivative liabilities		9,377			
13	All other liabilities and equity not included in the above categories		5,645	-	70	70
14	Total ASF					699,262
	Required Stable Funding (RSF) Item					
15a)	Total NSFR (High quality liquid assets - HQLA)					3,414
15b)	Alernate Liquid Assets (ALA)					3,903
15c)	Reserve Bank of New Zealand (RBNZ) securities					212
16	Deposits held at other financial institutions for operational purposes	-	-	-	-	-
17	Performing loans and securities	2,386	43,108	41,852	639,958	517,100
18	Performing loans to financial institutions secured by Level 1 HQLA	2,334	6,509	-	-	2,985
19	Performing loans to financial institutions secured by non-Level 1 HQLA and unsecured performing loans to financial institutions	52	2,959	6,190	19,534	23,126
20	Performing loans to nonfinancial corporate clients, loans to retail and small business customers, and loans to sovereigns, central banks and public sector entities (PSEs), of which:	-	26,196	27,949	134,373	140,999
21	With a risk weight of less than or equal to 35% under APS 112	-	1	271	1,452	1,080
22	Performing residential mortgages, of which:	-	6,890	6,863	474,435	339,418
23	With a risk weight equal to 35% under APS 112	-	6,516	6,482	438,152	305,973
24	Securities that are not in default and do not qualify as HQLA, including exchange-traded equities	-	553	850	11,616	10,573
25	Assets with matching interdependent liabilities	-	-	-	-	-
26	Other assets:	9,433	26,525	414	24,343	40,365
27	Physical traded commodities, including gold	719				719
28	Assets posted as initial margin for derivative contracts and contributions to default funds of central counterparties (CCPs)			2,526		2,147
29	NSFR derivative assets			6,080		-
30	NSFR derivative liabilities before deduction of variation margin posted			16,876		3,375
31	All other assets not included in the above categories	8,714	1,044	414	24,343	34,124
32	Off-balance sheet items			198,689		10,346
33	Total RSF					575,339
34	Net Stable Funding Ratio (%)					122%

Westpac GROUP

Westpac Group March 2023 Pillar 3 report | 88

Pillar 3 report
Appendix I | Regulatory capital reconciliation

Balance Sheet Reconciliation

31 March 2023 $m	Group Balance Sheet	Adjustment	Level 2 Regulatory Balance Sheet	Reconciliation Table Capital Disclosure Template
Assets				
Cash and balances with central banks	117,886	(14)	117,872	
Collateral paid	4,093	-	4,093	
Due from subsidiaries	-	134	134	
Trading securities and financial assets measured at fair value through income statement (FVIS)	30,474	(53)	30,421	
Derivative financial instruments	20,346	-	20,346	
Available-for-sale securities	-	-	-	
Investment securities	73,552	(232)	73,320	
Loans	749,931	-	749,931	
Other financial assets	7,343	(460)	6,883	
Current tax assets	25	-	25	
Life insurance assets	-	-	-	
Investments in associates	34	(10)	24	
Property and equipment	2,415	-	2,415	
Deferred tax assets	1,703	362	2,065	Table a
Intangible assets	10,724	-	10,724	Table b
Investments in life & general insurance, funds management & securitisation entities	-	201	201	Table c
Other assets	582	13	595	
Assets held for sale	-	-	-	
Total assets	1,019,108	(59)	1,019,049	
Liabilities				
Collateral received	3,577	-	3,577	
Due to subsidiaries	-	665	665	
Deposits and other borrowings	676,352	-	676,352	
Other financial liabilities	60,102	(39)	60,063	
Derivative financial instruments	20,791	-	20,791	
Debt issues	148,952	-	148,952	
Current tax liabilities	363	(1)	362	
Provisions	2,424	(2)	2,422	
Deferred tax liabilities	-	-	-	
Loan capital	31,025	-	31,025	Table d and e
Other liabilities	2,854	(104)	2,750	
Liabilities held for sale	-	-	-	
Total liabilities	946,440	519	946,959	
Equity				
Ordinary share capital	39,824	-	39,824	Row 1
Treasury shares and RSP treasury shares	(702)	(57)	(759)	Table f
Reserves	2,816	(179)	2,637	Table g
Retained Profits	30,686	(343)	30,343	Row 2
Non-controlling interests	44	-	44	
Total equity	72,668	(579)	72,089	

Westpac GROUP
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Pillar 3 report
Appendix I | Regulatory capital reconciliation

$m	31 March 2023	Capital Disclosure Template Reference
Table a		
Deferred Tax Assets		
Total Deferred Tax Assets per Group Balance Sheet	1,703	
Add: Net Deferred Tax Assets included in other regulatory adjustments or associated with reserves ineligible for inclusion in regulatory capital	362	
Total Deferred Tax Assets per level 2 Regulatory Balance Sheet	2,065	
Deferred tax asset adjustment before applying prescribed thresholds	2,065	Row 26e
Less: Amounts below prescribed threshold - risk weighted	(2,065)	Row 75
Total per Capital Disclosure Template - Deferred Tax Asset	-	Row 21 / 25

$m	31 March 2023	Capital Disclosure Template Reference
Table b		
Goodwill and other intangible assets		
Total Goodwill and Intangibles Assets per level 2 Regulatory Balance Shee	10,724	
Less: Capitalised Software Disclosed Under Intangibles	(2,631)	Row 9
Total per Capital Disclosure Template - Goodwill	8,093	Row 8

$m	31 March 2023	Capital Disclosure Template Reference
Table c		
Equity Investments		
Equity Investments in non-consolidated subsidiaries	201	
Total Significant Investment in financial entities	201	Row 73
Non-significant Investment in financial entities	149	Row 72
Total Investments in financial institutions	350	Row 26d
Investment in commercial entities	60	Row 26g
Total Equity Investments before applying prescribed threshold	410	
Less: Amounts below prescribed threshold	(410)	
Total per Capital Disclosure Template - Equity Investments	-	Row 18/ 19/ 23

$m	31 March 2023	Capital Disclosure Template Reference
Table d		
Additional Tier 1 Capital		
Total Loan Capital per Level 2 Regulatory Balance Sheet	31,025	
Less: Tier 2 Capital Instruments Reported Below	(21,246)	
Add: Capitalised Issue Costs for Additional Tier 1 Capital Instruments[1]	53	
Less: Fair Value Adjustment[2]	126	
Total per Capital Disclosure Template - Tier 1 Capital	9,958	Row 36
Additional Tier 1 Capital included in Regulatory Capital		
Westpac Capital Notes 5	1,690	
Westpac Capital Notes 6	1,423	
SEC Registered Capital Securities	1,862	
Westpac Capital Notes 7	1,723	
Westpac Capital Notes 8	1,750	
Westpac Capital Notes 9	1,510	
Total Basel III complying instruments	9,958	Row 30
Total Basel III non complying instruments	-	Row 33
Total per Capital Disclosure Template - Additional Tier 1 Capital Instruments	9,958	Row 36

[1] Unamortised issue costs relating to capital instruments are netted off against each instrument in the Balance Sheet. For regulatory capital purposes, these capital instruments are shown gross of unamortised issue costs. The unamortised issue costs are deducted from CET1 as part of capitalised expenses in Row 26f in the capital disclosure template.

[2] For regulatory capital purposes, APRA requires these instruments to be included as if they were unhedged.

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Appendix I | Regulatory capital reconciliation

$m	31 March 2023	Capital Disclosure Template Reference
Table e		
Tier 2 Capital		
Total Tier 2 Capital per Level 2 Regulatory Balance Sheet	21,246	
Add: Capitalised Issue Costs for Tier 2 Capital Instruments[1]	63	
Less: Fair Value Adjustment[2]	2,405	
Less: Loan capital not recognised for APRA purposes	(554)	
Less: Basel III transitional adjustment	-	Row 56c
Provisions	1,103	Row 50 / 76
Total per Capital Disclosure Template - Tier 2	24,263	Row 51
Tier 2 Capital included in Regulatory Capital		
USD100 million Westpac Subordinated Notes	149	
JPY20,000 million Westpac Subordinated Notes	224	
JPY10,200 million Westpac Subordinated Notes	114	
JPY10,000 million Westpac Subordinated Notes	112	
AUD175 million Westpac Subordinated Notes	175	
USD1,500 million Westpac Subordinated Notes	2,231	
AUD350 million Westpac Subordinated Notes	350	
AUD185 million Westpac Subordinated Notes	185	
AUD130 million Westpac Subordinated Notes	130	
AUD725 million Westpac Subordinated Notes II	725	
USD1,000 million Westpac Subordinated Notes	1,482	
USD1,250 million Westpac Subordinated Notes	1,858	
AUD1,000 million Westpac Subordinated Notes	1,000	
USD1,500 million Westpac Subordinated Notes	2,233	
USD1,000 million Westpac Subordinated Notes	1,481	
USD1,500 million Westpac Subordinated Notes	2,229	
AUD1,250 million Westpac Subordinated Notes	1,250	
EUR1,000 million Westpac Subordinated Notes	1,620	
USD1,000 million Westpac Subordinated Notes	1,480	
USD1,250 million Westpac Subordinated Notes	1,855	
JPY26,000 million Westpac Subordinated Notes	290	
USD1,000 million Westpac Subordinated Notes	1,484	
SGD450 million Westpac Subordinated Notes	503	
Total Basel III complying instruments	23,160	Row 46
Total Basel III non complying instruments	-	
Less: Basel III transitional adjustment	-	Row 85
Total Basel III non complying instruments after transitional adjustment	-	Row 47
Provisions	1,103	Row 50 / 76
Total per Capital Disclosure Template - Tier 2 Capital Instruments	24,263	Row 51

$m	31 March 2023	Capital Disclosure Template Reference
Table f		
Treasury Shares and RSP Treasury Shares		
Total treasury shares per Level 2 Regulatory Balance Sheet	(759)	
Less: Treasury Shares not included for Level 2 Regulatory Capital	-	
Total per Capital Disclosure Template - Treasury Shares	(759)	Row 26a

$m	31 March 2023	Capital Disclosure Template Reference
Table g		
Accumulated Other Comprehensive Income (and other reserves)		
Total reserves per Level 2 Regulatory Balance Sheet	2,637	
Less: Share Based Payment Reserve not included within capital	(43)	
Total per Capital Disclosure Template - Accumulated Other Comprehensive Income (and other reserves)	2,594	Row 3

[1] Unamortised issue costs relating to capital instruments are netted off against each instrument in the Balance Sheet. For regulatory capital purposes, these capital instruments are shown gross of unamortised issue costs. The unamortised issue costs are deducted from CET1 as part of capitalised expenses in Row 26f in the capital disclosure template.
[2] For regulatory capital purposes, APRA requires these instruments to be included as if they were unhedged.

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Pillar 3 report
Appendix I | Regulatory capital reconciliation

The capital disclosure template below represents the post 1 January 2018 Basel III template.

$m		31 March 2023	Table Reference
	Common Equity Tier 1 capital: instruments and reserves		
1	Directly issued qualifying ordinary shares (and equivalent for mutually-owned entities)	39,824	
2	Retained earnings	30,343	
3	Accumulated other comprehensive income (and other reserves)	2,594	Table g
4	Directly issued capital subject to phase out from CET1 (only applicable to mutually-owned companies)	-	
5	Ordinary share capital issued by subsidiaries and held by third parties (amount allowed in group CET1)	44	
6	**Common Equity Tier 1 capital before regulatory adjustments**	72,805	
	Common Equity Tier 1 capital : regulatory adjustments		
7	Prudential valuation adjustments	-	
8	Goodwill (net of related tax liability)	(8,092)	Table b
9	Other intangibles other than mortgage servicing rights (net of related tax liability)	(2,631)	Table b
10	Deferred tax assets that rely on future profitability excluding those arising from temporary differences (net of related tax liability)	-	
11	Cash-flow hedge reserve	(885)	
12	Shortfall of provisions to expected losses	(2)	
13	Securitisation gain on sale (as set out in paragraph 562 of Basel II framework)	-	
14	Gains and losses due to changes in own credit risk on fair valued liabilities	(276)	
15	Defined benefit superannuation fund net assets	(67)	
16	Investments in own shares (if not already netted off paid-in capital on reported balance	-	
17	Reciprocal cross-holdings in common equity	-	
18	Investments in the capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the ADI does not own more than 10% of the issued share capital (amount above 10% threshold)	-	Table c
19	Significant investments in the ordinary shares of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions (amount above 10% threshold)	-	Table c
20	Mortgage service rights (amount above 10% threshold)	-	
21	Deferred tax assets arising from temporary differences (amount above 10% threshold, net of related tax liability)	-	Table a
22	Amount exceeding the 15% threshold	-	
23	of which: significant investments in the ordinary shares of financial entities	-	Table c
24	of which: mortgage servicing rights	-	
25	of which: deferred tax assets arising from temporary differences	-	Table a
26	National specific regulatory adjustments (sum of rows 26a, 26b, 26c, 26d, 26e, 26f, 26g, 26h, 26i and 26j)	(5,208)	
26a	of which: treasury shares	(759)	Table f
26b	of which: offset to dividends declared under a dividend reinvestment plan (DRP), to the extent that the dividends are used to purchase new ordinary shares issued by the ADI	-	
26c	of which: deferred fee income	276	
26d	of which: equity investments in financial institutions not reported in rows 18, 19 and 23	(350)	Table c
26e	of which: deferred tax assets not reported in rows 10, 21 and 25	(2,065)	Table a
26f	of which: capitalised expenses	(2,250)	
26g	of which: investments in commercial (non-financial) entities that are deducted under APRA prudential requirements	(60)	Table c
26h	of which: covered bonds in excess of asset cover in pools	-	
26i	of which: undercapitalisation of a non-consolidated subsidiary	-	
26j	of which: other national specific regulatory adjustments not reported in rows 26a to 26i	-	
27	Regulatory adjustments applied to Common Equity Tier 1 due to insufficient Additional Tier 1 and Tier 2 to cover deductions	-	
28	**Total regulatory adjustments to Common Equity Tier 1**	(17,161)	
29	**Common Equity Tier 1 Capital (CET1)**	55,644	

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Appendix I | Regulatory capital reconciliation

$m		31 March 2023	Table Reference
	Additional Tier 1 Capital: instruments		
30	Directly issued qualifying Additional Tier 1 instruments	9,958	Table d
31	of which: classified as equity under applicable accounting standards	-	
32	of which: classified as liabilities under applicable accounting standards	9,958	Table d
33	Directly issued capital instruments subject to phase out from Additional Tier 1	-	
34	Additional Tier 1 instruments (and CET1 instruments not included in row 5) issued by subsidiaries and held by third parties (amount allowed in group AT1)	-	
35	of which: instruments issued by subsidiaries subject to phase out	-	
36	**Additional Tier 1 Capital before regulatory adjustments**	9,958	Table d
	Additional Tier 1 Capital: regulatory adjustments		
37	Investments in own Additional Tier 1 instruments	(25)	
38	Reciprocal cross-holdings in Additional Tier 1 instruments	-	
39	Investments in the capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the ADI does not own more than 10% of the issued share capital (amount above 10% threshold)	-	
40	Significant investments in the capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation (net of eligible short positions)	-	
41	National specific regulatory adjustments (sum of rows 41a, 41b and 41c)	-	
41a	of which: holdings of capital instruments in group members by other group members on behalf of third parties	-	
41b	of which: investments in the capital of financial institutions that are outside the scope of regulatory consolidations not reported in rows 39 and 40	-	
41c	of which: other national specific regulatory adjustments not reported in rows 41a and 41b	-	
42	Regulatory adjustments applied to Additional Tier 1 due to insufficient Tier 2 to cover	-	
43	**Total regulatory adjustments to Additional Tier 1 capital**	(25)	
44	**Additional Tier 1 capital (AT1)**	9,933	Table d
45	**Tier 1 Capital (T1=CET1+AT1)**	65,577	
	Tier 2 Capital: instruments and provisions		
46	Directly issued qualifying Tier 2 instruments	23,160	Table e
47	Directly issued capital instruments subject to phase out from Tier 2	-	Table e
48	Tier 2 instruments (and CET1 and AT1 instruments not included in rows 5 or 34) issued by subsidiaries and held by third parties (amount allowed in group T2)	-	
49	of which: instruments issued by subsidiaries subject to phase out	-	
50	Provisions	1,103	Table e
51	**Tier 2 Capital before regulatory adjustments**	24,263	Table e
	Tier 2 Capital: regulatory adjustments		
52	Investments in own Tier 2 instruments	(100)	
53	Reciprocal cross-holdings in Tier 2 instruments	-	
54	Investments in the Tier 2 capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the ADI does not own more than 10% of the issued share capital (amount above 10% threshold)	-	
55	Significant investments in the Tier 2 capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions	-	
56	National specific regulatory adjustments (sum of rows 56a, 56b and 56c)	(267)	
56a	of which: holdings of capital instruments in group members by other group members on behalf of third parties	-	
56b	of which: investments in the capital of financial institutions that are outside the scope of regulatory consolidation not reported in rows 54 and 55	(267)	
56c	of which: other national specific regulatory adjustments not reported in rows 56a and 56b	-	
57	**Total regulatory adjustments to Tier 2 capital**	(367)	
58	**Tier 2 capital (T2)**	23,896	
59	**Total capital (TC=T1+T2)**	89,473	
60	**Total risk-weighted assets based on APRA standards**	452,946	

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Appendix I | Regulatory capital reconciliation

$m		31 March 2023	Table Reference
	Capital ratios and buffers		
61	Common Equity Tier 1 (as a percentage of risk-weighted assets)	12.3%	
62	Tier 1 (as a percentage of risk-weighted assets)	14.5%	
63	Total capital (as a percentage of risk-weighted assets)	19.8%	
64	Buffer requirement (minimum CET1 requirement of 4.5% plus capital conservation buffer of 3.75% plus any countercyclical buffer requirements expressed as a percentage of risk-weighted assets)[1]	10.08%	
65	of which: capital conservation buffer requirement	3.75%	
66	of which: ADI-specific countercyclical buffer requirements	0.83%	
67	of which: G-SIB buffer requirement (not applicable)	NA	
68	Common Equity Tier 1 available to meet buffers (as a percentage of risk-weighted assets)	12.3%	
	National minima (if different from Basel III)		
69	National Common Equity Tier 1 minimum ratio (if different from Basel III minimum)	NA	
70	National Tier 1 minimum ratio (if different from Basel III minimum)	NA	
71	National total capital minimum ratio (if different from Basel III minimum)	NA	
	Amount below thresholds for deductions (not risk-weighted)		
72	Non-significant investments in the capital of other financial entities	149	Table c
73	Significant investments in the ordinary shares of financial entities	201	Table c
74	Mortgage servicing rights (net of related tax liability)	-	
75	Deferred tax assets arising from temporary differences (net of related tax liability)	2,065	Table a
	Applicable caps on the inclusion of provisions in Tier 2		
76	Provisions eligible for inclusion in Tier 2 in respect of exposures subject to standardised approach (prior to application of cap)	79	Table e
77	Cap on inclusion of provisions in Tier 2 under standardised approach	390	
78	Provisions eligible for inclusion in Tier 2 in respect of exposures subject to internal ratings-based approach (prior to application of cap)	1,025	Table e
79	Cap for inclusion of provisions in Tier 2 under internal ratings-based approach	1,856	
	Capital instruments subject to phase-out arrangements (only applicable between 1 Jan 2018 and 1 Jan 2022)		
80	Current cap on CET1 instruments subject to phase out arrangements	NA	
81	Amount excluded from CET1 due to cap (excess over cap after redemptions and maturities)	NA	
82	Current cap on AT1 instruments subject to phase out arrangements	NA	
83	Amount excluded from AT1 instruments due to cap (excess over cap after redemptions and maturities)	NA	
84	Current cap on T2 instruments subject to phase out arrangements	NA	
85	Amount excluded from T2 due to cap (excess over cap after redemptions and maturities)	NA	Table e

[1] Includes 1% Domestic Systemically Important Bank (D-SIB) requirement.

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Pillar 3 report Appendix I | Regulatory capital reconciliation Westpac Group March 2023 Pillar 3 report | 95 Countercyclical buffer (CCyB) This table sets out the ADI specific countercyclical capital buffer. The countercyclical capital buffer is an additional amount of capital that APRA can require banks to hold or release at certain points in the economic and financial cycle. As part of the revised capital framework, APRA has set a 1.0% default countercyclical capital buffer. The following table provides a geographic breakdown of RWA associated with private sector credit exposures that are used to calculate the countercyclical capital buffer requirement. Mar-23 Jurisdictional buffer% Risk Weighted Assets ($m) ADI-specific buffer% Australia 1.00% 286,856 0.8238% United Kingdom 1.00% 2,095 0.0060% Hong Kong 1.00% 145 0.0004% Denmark 2.50% 17 0.0001% Luxembourg 0.50% 12 0.0000% Norw ay 2.00% 3 0.0000% Other - 59,064 - Total NA 348,192 0.8303%

Pillar 3 report
Appendix II | Entities included in regulatory consolidation

This appendix lists all subsidiaries controlled by Westpac according to their level of regulatory consolidation.

Level 1 Entities

The following controlled entities have been approved by APRA for inclusion in the Westpac ADI's 'Extended Licensed Entity' (ELE) for the purposes of measuring capital adequacy at Level 1:

Westpac Banking Corporation
1925 (Commercial) Pty Limited
1925 (Industrial) Pty Limited
Bill Acceptance Corporation Pty Limited
Capital Finance Australia Limited
CBA Pty Limited
Challenge Pty Limited
Mortgage Management Pty Limited
Partnership Pacific Pty Limited
Partnership Pacific Securities Pty Limited
Pashley Investments Pty Limited
Sallmoor Pty Limited
Sixty Martin Place (Holdings) Pty Limited
St.George Business Finance Pty Limited
St.George Finance Holdings Limited
St.George Security Holdings Pty Limited
Value Nominees Pty Limited
Westpac Administration 2 Pty Limited
Westpac Administration Pty Limited
Westpac Debt Securities Pty Limited
Westpac Direct Equity Investments Pty Limited
Westpac Investment Vehicle Pty Limited
Westpac Leasing Nominees-Vic.-Pty Limited
Westpac Properties Pty Limited
Westpac Securitisation Holdings Pty Limited
Westpac Structured Products Limited
Westpac TPS Trust
Westpac Unit Trust

Level 2 Entities

The following controlled entities are included in the Level 2 consolidation (along with the ELE entities) for the purposes of measuring capital adequacy:

1925 Advances Pty Limited
Altitude Administration Pty Limited
Altitude Rewards Pty Limited
Aotearoa Financial Services Limited
BT (Queensland) Pty Limited
BT Financial Group Holdings Pty Ltd
BT Financial Group (NZ) Limited
BT Financial Group Pty Limited
BT Securities Limited
Capital Finance (NZ) Pty Limited
Crusade ABS Series 2017-1P Trust
Crusade ABS Series 2018-1P Trust
Crusade Trust No.2P of 2008
Danaby Pty Limited
General Credits Pty Limited
Hastings Management Pty Limited
MoneyBrilliant Pty Ltd
Net Nominees Limited
Number 120 Limited
Qvalent Pty Limited
RAMS Financial Group Pty Limited
RMS Warehouse Trust 2007-1
Series 2008-1M WST Trust
Series 2013-2 WST Trust
Series 2014-1 WST Trust
Series 2014-2 WST Trust
Series 2015-1 WST Trust
Series 2019-1 WST Trust
Series 2020-1 WST Trust
Series 2021-1 WST Trust
Series 2022-1P WST Trust
St.George Finance Limited

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Pillar 3 report Appendix II | Entities included in regulatory consolidation Westpac Group March 2023 Pillar 3 report | 97 Level 2 Entities (Continued) St.George Motor Finance Limited Westpac Holdings-NZ-Limited The Home Mortgage Company Limited Westpac Investment Capital Corporation W2 Investments Pty Limited Westpac Investment Vehicle No.2 Pty Limited Westpac (NZ) Investments Limited Westpac Investment Vehicle No.3 Pty Limited Westpac Administration 3 Pty Limited Westpac New Zealand Group Limited Westpac Administration 4 Pty Limited Westpac New Zealand Limited Westpac Altitude Rewards Trust Westpac Notice Saver PIE Fund Westpac Americas Inc. Westpac NZ Covered Bond Holdings Limited Westpac Asian Lending Pty Limited Westpac NZ Covered Bond Limited Westpac Bank-PNG-Limited Westpac NZ Operations Limited Westpac Capital Markets Holding Corp. Westpac NZ Securitisation Holdings Limited Westpac Capital Markets LLC Westpac NZ Securitisation Limited Westpac Capital-NZ-Limited Westpac NZ Securitisation No.2 Limited Westpac Cash PIE Fund Westpac Overseas Holdings Pty Limited Westpac Covered Bond Trust Westpac Overseas Holdings No. 2 Pty Limited Westpac Equity Holdings Pty Limited Westpac Securities Limited Westpac Equity Investments NZ Limited Westpac Securities NZ Limited Westpac Europe GmbH Westpac Securitisation Management Pty Limited Westpac Europe Limited Westpac Syndications Management Pty Limited Westpac Financial Services Group Pty Limited Westpac Term PIE Fund Westpac Financial Services Group-NZ-Limited Westpac USA Inc. Westpac Global Capital Markets Pty Limited Westpac Group Investment-NZ-Limited

Pillar 3 report
Appendix II | Entities included in regulatory consolidation

Level 3 Entities

The following controlled entities are excluded from the Level 2 consolidation but form part of the conglomerate group at Level 3:

Asgard Capital Management Limited

Asgard Wealth Solutions Limited

BT Financial Group Resources Pty Ltd

BT Funds Management (NZ) Limited

BT Funds Management Limited

BT Funds Management No.2 Limited

BT Portfolio Services Limited

GIS Private Nominees Pty Limited

Hyde Potts Insurance Services Pte. Limited

Magnitude Group Pty Limited

Pendal Short Term Income Fund

Red Bird Ventures Limited

Reinventure Fund, I.L.P.

Reinventure Fund II I.L.P

Reinventure Fund III I.L.P

Reinventure Special Purpose Investment Unit Trust

Securitor Financial Group Pty Limited

Sydney Capital Corporation Inc.

Waratah Receivables Corporation Pty Limited

Waratah Securities Australia Limited

Westpac Financial Services Limited

Westpac New Zealand Staff Superannuation Scheme Trustee Limited

Westpac Nominees-NZ-Limited

Westpac RE Limited

Westpac Securities Administration Limited

Westpac Superannuation Nominees-NZ-Limited

Westpac GROUP

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Appendix III | Level 3 entities' assets and liabilities

The following legal entities are excluded from the regulatory scope of consolidation.

The total assets and liabilities should not be aggregated because some of the entities are holding companies for other entities in the table shown below.

31 March 2023 $m	Total Assets	Liabilities (excluding equity)
Insurance, funds management and other		
Asgard Capital Management Limited	37	10
Asgard Wealth Solutions Limited	3	2
BT Funds Management (NZ) Limited	58	13
BT Funds Management Limited	485	332
BT Funds Management No.2 Limited	10	2
BT Portfolio Services Limited	115	38
GIS Private Nominees Pty Limited	22	2
Hyde Potts Insurance Services Pte. Limited	22	3
Magnitude Group Pty Limited	3	0
Pendal Short Term Income Fund	256	256
Red Bird Ventures Limited	11	1
Reinventure Fund II I.L.P	92	7
Reinventure Fund III I.L.P	75	0
Reinventure Fund, I.L.P.	46	5
Reinventure Special Purpose Investment Unit Trust	34	0
Securitor Financial Group Pty Limited	3	0
Westpac Financial Services Limited	24	10
Westpac Nominees-NZ-Limited	4	-
Westpac RE Limited	8	1
Westpac Securities Administration Limited	7	0

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Appendix IV | Regulatory expected loss

Capital deduction for regulatory expected loss

For capital adequacy purposes APRA requires the amount of regulatory expected credit losses in excess of eligible provisions to be deducted from capital. The following table shows how the deduction is calculated.

$m	31 March 2023	30 September 2022	31 March 2022
Provisions associated with eligible portfolios			
Total provisions for impairment charges	4,923	4,635	4,682
plus provisions associated with partial write-offs	381	377	304
less ineligible provisions[1]	(181)	(143)	(101)
Total eligible provisions	5,123	4,869	4,885
Regulatory expected downturn loss	4,101	4,690	4,947
Excess/(shortfall) in eligible provisions compared to regulatory expected downturn loss	1,022	179	(62)
Common equity Tier 1 capital deduction for regulatory expected downturn loss in excess of eligible provisions[2]	(2)	(144)	(164)

[1] Provisions associated with portfolios subject to the Basel standardised approach to credit risk are not eligible.

[2] Regulatory expected loss is calculated for those portfolios subject to the IRB approach to credit risk The comparison between regulatory expected loss and eligible provisions is performed separately for defaulted and non-defaulted exposures.

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Appendix V | APS330 quantitative requirements

The following table cross-references the quantitative disclosure requirements given by Attachments A, C, D and E of APS330 to the quantitative disclosures made in this report. The continuous reporting requirements for capital instruments under Attachment B are satisfied separately and can be found on the regulatory disclosures section on the Westpac website[1].

In addition to this report, the regulatory disclosures section of the Westpac website contains the reporting requirements for:

- Capital instruments under Attachment B of APS330; and
- The identification of potential Global-Systemically Important Banks (G-SIB) under Attachment H of APS330 (disclosed annually).

APS330 reference		Westpac disclosure	Page
General Requirements			
Paragraph 12	(a) (c) to (d)	Balance Sheet Reconciliation	89
Paragraph 13		Level 3 entities' assets and liabilities	99
Paragraph 49		Summary leverage ratio	23
Attachment A:			
Table 1: Capital disclosure template		Capital disclosure template	92
Attachment C:			
Table 3: Capital adequacy	(a) to (e)	Capital requirements	21
	(f)	Westpac's capital adequacy ratios	19
		Capital adequacy ratios of major subsidiary banks	19
Table 4: Credit risk	(a)	Exposure at Default by major type	35
	(b)	Non-performing and past due loans by portfolio	42
	(c)	Provisions held against performing exposures	32
Table 5: Securitisation exposures	(a)	Banking book summary of securitisation activity by asset type	69
	(b)	Banking book summary of on and off-balance sheet securitisation by exposure type	70
		Trading book summary of on and off-balance sheet securitisation by exposure type	73
Attachment D:			
Table 6: Capital adequacy	(b) to (f)	Capital requirements	21
	(g)	Westpac's capital adequacy ratios	19
		Capital adequacy ratios of major subsidiary banks	19
	(h)	Residential Mortgage capital requirements under IRB and Standardised approaches	48
	(i)	IRB capital floor	20
Table 7: Credit risk - general disclosures	(b)	Exposure at Default by major type	35
	(c)	Exposure at Default by geography	40
	(d)	Exposure at Default by industry classification	37
	(e)	Exposure at Default by residual contractual maturity	41
	(f)	Non-performing exposures by industry classification	43
	(g)	Non-performing exposures by geography	44
	(h)	Movement in provisions for impairment charges	33
	(h)	Loan impairment provisions	32
	(i)	Exposure at Default by measurement method	35
	(j)	Provisions held against performing exposures	32
Table 8: Credit risk - disclosures for portfolios subject to the	(b)	Portfolios subject to the standardised approach	55
		Portfolios subject to supervisory risk weights	52

[1] http://www.westpac.com.au/about-westpac/investor-centre/financial-information/regulatory-disclosures/

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Appendix V | APS330 quantitative requirements

APS330 reference		Westpac disclosure	Page
standardised approach and supervisory risk-weights in the IRB approaches (formerly Table 5)			
Table 9: Credit risk - disclosures for portfolios subject to IRB approaches	(d)	Corporate portfolio by external credit rating	45
		Business lending portfolio by external credit rating	46
		Property finance by external credit rating	47
		Residential mortgages portfolio by PD band	48
		Australian credit cards portfolio by PD band	49
		Small business portfolio by PD band	50
		Other retail portfolio by PD band	51
		Sovereign portfolio by external credit rating	53
		Financial institution portfolio by external credit rating	54
		Large Corporate Exposures by external credit rating	54
	(e)	Actual losses	57
	(f)	Comparison of regulatory expected and actual loss rates	58
Table 10: Credit risk mitigation disclosures	(b) to (c)	Total exposure covered by collateral, credit derivatives and guarantees	61
Table 11: General disclosure for exposures related to counterparty credit risk	(b)	Counterparty credit risk summary	62
	(c)	Credit derivative transactions that create exposures to counterparty credit risk	63
Table 12: Securitisation exposures		**Banking Book**	
	(g) part i and (h) to (i)	Summary of assets securitised by Westpac	68
	(g) part ii	Summary of total Westpac sponsored third party assets securitised	68
	(j)	Summary of securitisation activity by asset type	69
	(k)	Summary of on and off-balance sheet securitisation by exposure type	70
	(l) part i	Securitisation exposure by risk weight band	71
	(l) part ii	Securitisation exposures deducted from capital	71
	(m)	Securitisation subject to early amortisation treatment	71
	(n) part i	Resecuritisation exposure subject to credit risk mitigation	71
	(n) part ii	Resecuritisation exposure to guarantors	72
		Trading Book	
	(o) part i and (p)	Summary of assets securitised by Westpac	73
	(o) part ii	Summary of total Westpac sponsored third party assets securitised	72
	(q)	Summary of securitisation activity by asset type	73
	(r)	Aggregate amount of exposures securitised by Westpac and subject to APS116 Capital Adequacy: Market Risk	72
	(s)	Summary of on and off-balance sheet securitisation by exposure type	73
	(t) part i	Securitisation exposure retained or purchase subject to specific risk	73
	(t) part ii	Securitisation exposure subject to APS120 for Specific risk by risk weight band	73
	(u) part i	Capital requirements for securitisation exposure subject to internal models approach (IMA) by risk classification	73
	(u) part ii	Capital requirements for securitisation regulatory capital approaches by risk weight band	73
	(u) part iii	Securitisation exposures deducted from capital	74
	(v)	Securitisation subject to early amortisation treatment	74
	(w) part i	Aggregate resecuritisation exposures retain or purchased subject to credit risk mitigation	74
	(w) part ii	Resecuritisation exposure to guarantors credit worthiness	74

Westpac GROUP
Westpac Group March 2023 Pillar 3 report | 102

Pillar 3 report Appendix V | APS330 quantitative requirements Westpac Group March 2023 Pillar 3 report | 103 APS330 reference Westpac disclosure Page Table 13: Market risk - disclosures for ADIs using the standard method (b) Market Risk regulatory capital and risk weighted assets 76 Table 14: Market risk - disclosures for ADIs using the IMA for trading portfolios (f) VaR and Stressed VaR by risk type 77 Table 16: Equities - disclosures for banking book positions (b) to (c) Book value of listed equity exposures by industry classification / Book value of unlisted equity exposures by industry classification 83 (d) to (e) Gains/losses 84 (f) Capital requirement11 N/A Table 17: Interest rate risk in the banking book (b) Change in economic value of sudden upward and downward movement in interest rates 80 (b) Capital requirement 80 Attachment E Table 18: Leverage ratio disclosure template Leverage ratio disclosure 23 Table 19: Summary comparison of accounting assets vs leverage ratio exposure measure Summary comparison of accounting assets vs leverage ratio exposure measure 24 Attachment F Table 20: Liquidity Coverage Ratio disclosure template Liquidity Coverage Ratio disclosure 86 Table 21: Net Stable Funding Ratio template Net Stable Funding Ratio disclosure 87 1 Equity exposures are not risk weighted at Level 2.

Pillar 3 report Glossary Westpac Group March 2023 Pillar 3 report | 104 Term Description Actual losses Represent direct write-offs and write-offs from provisions after adjusting for recoveries. Additional Tier 1 capital Comprises high quality components of capital that provide a permanent and unrestricted commitment of funds that are freely available to absorb losses but rank behind claims of depositors and other more senior creditors. They also provide for fully discretionary capital distributions. Alternate Liquid Assets (ALA) Assets that qualify for inclusion in the numerator of the LCR in jurisdictions where there is insufficient supply of HQLA. Advanced measurement approach (AMA) The capital requirement using the AMA is based on a bank’s internal operational risk systems, which must both measure and manage operational risk. Assets intended to be securitised Represents securitisation activity from the end of the reporting period to the disclosure date of this report. Australian accounting standards (AAS) A set of Australian reporting standards and interpretations issued by the Australian Accounting Standards Board. Australian and New Zealand standard industrial classification (ANZSIC) A code used by the Australian Bureau of Statistics and Statistics New Zealand for classifying businesses. Authorised deposit-taking institution (ADI) ADIs are corporations that are authorised under the Banking Act 1959 to carry on banking business in Australia. Banking book The banking book includes all securities that are not actively traded by Westpac. Committed Liquidity Facility (CLF) Facility established with the RBA to cover the shortfall in Australian dollars between the ADI’s holding of HQLA and net cash outflows. The CLF is an ALA for the Group’s LCR calculation. Common equity Tier 1 (CET1) capital The highest form of capital. The key components of common equity are shares, retained earnings and undistributed current year earnings. Credit valuation adjustment (CVA) risk Refer to mark-to-market related credit risk. Default Pre – 1 January 2023: A customer default is deemed to have occurred when Westpac considers that either or both of the following events have taken place: the customer is unlikely to pay its credit obligations to its financiers in full, without recourse by any of them to actions such as realising security (where held); and the customer is past due 90 or more calendar days on any material credit obligation to its financiers. Overdrafts will be considered past due once the customer has breached an advised limit, or been advised of a limit smaller than the current outstandings. From 1 January 2023: Refer to Non-Performing Exposures definition

Pillar 3 report Glossary Westpac Group March 2023 Pillar 3 report | 105 Term Description Defaulted not impaired Pre – 1 January 2023: Includes facilities where: contractual payments of interest and/or principal are 90 or more calendar days overdue, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days (including accounts for customers who have been granted hardship assistance); or an order has been sought for the customer’s bankruptcy or similar legal action has been instituted, which may avoid or delay repayment of its credit obligations; and the estimated net realisable value of assets/security to which Westpac has recourse is sufficient to cover repayment of all principal and interest, or where there are otherwise reasonable grounds to expect payment in full and interest is being taken to profit on an accrual basis. These facilities, while in default, are not treated as impaired for accounting purposes. From 1 January 2023: Equivalent to Non-Performing Exposures that have not been impaired for accounting purposes. Double default rules Double default applies to exposures where a particular obligor’s exposure has been hedged by the purchase of credit protection from a counterparty and loss will only occur if both obligor and counterparty default. In this instance, capital can be reduced. Exposure at default (EAD) EAD is calculated at facility level and includes outstandings as well as the proportion of committed undrawn that is expected to be drawn in the event of a future default. Extended licensed entity (ELE) An extended licensed entity (ELE) comprises an ADI and any subsidiaries of the ADI that have been approved by APRA as being part of a single ‘stand-alone’ entity. External credit assessment institution (ECAI) ECAI is an external institution recognised by APRA (directly or indirectly) to provide credit assessment in determining the risk-weights on financial institutions’ rated credit exposures (including securitisation exposures). Geography Geographic segmentation of exposures is based on the location of the office in which these items were booked. High-quality liquid assets (HQLA) Assets which meet APRA’s criteria for inclusion as HQLA in the numerator of the LCR.

Pillar 3 report Glossary Westpac Group March 2023 Pillar 3 report | 106 Term Description Impaired exposures Includes exposures that have deteriorated to the point where full collection of interest and principal is in doubt, based on an assessment of the customer’s outlook, cashflow, and the net realisation of value of assets to which recourse is held: facilities 90 days or more past due, and full recovery is in doubt: exposures where contractual payments are 90 or more days in arrears and the net realisable value of assets to which recourse is held may not be sufficient to allow full collection of interest and principal, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days; non-accrual facilities: exposures with individually assessed impairment provisions held against them, excluding restructured loans; restructured facilities: exposures where the original contractual terms have been formally modified to provide for concessions of interest or principal for reasons related to the financial difficulties of the customer; other assets acquired through security enforcement (includes other real estate owned): includes the value of any other assets acquired as full or partial settlement of outstanding obligations through the enforcement of security arrangements; and any other facilities where the full collection of interest and principal is in doubt. Industry Exposures to businesses, government and other financial institutions are classified into industry clusters based upon groups of related ANZSIC codes. Companies that operate in multiple industries are classified according to their primary industry. Consumer customers as classified as “retail” and not further broken down. Interest rate risk in the banking book (IRRBB) The risk of loss in earnings or economic value in the banking book as a consequence of movements in interest rates. Internal ratings-based approach (IRB & Advanced IRB) These approaches allow banks to use internal estimates of the risks of their loans as inputs into the determination of the amount of credit risk capital needed to support the organisation. In the Advanced IRB approach, banks must supply their own estimates for all three credit parameters – Probability of Default, Loss Given Default and Exposure at Default. Leverage ratio The leverage ratio is defined by APRA as Tier 1 capital divided by the “Exposure measure” and is expressed as a percentage. “Exposure measure” includes on-balance sheet exposures, derivatives exposures, securities financing transaction (SFT) exposures, and other off-balance sheet exposures. Liquidity coverage ratio (LCR) An APRA requirement to maintain an adequate level of unencumbered high quality liquid assets, to meet liquidity needs for a 30 calendar day period under an APRA-defined severe stress scenario. Absent a situation of financial stress, the value of the LCR must not be less than 100%. LCR is calculated as the percentage ratio of stock of HQLA, CLF and qualifying Reserve Bank of New Zealand securities over the total net cash out flows in a modelled 30 day defined stressed scenario. Loss given default (LGD) The LGD represents an estimate of the expected severity of a loss to Westpac should a customer default occur during a severe economic downturn. Westpac assigns LGD to each credit facility, assuming an event of default has occurred and taking into account a conservative estimate of the net realisable value of assets to which Westpac has recourse and over which it has security. LGDs also reflect the seniority of exposure in the customer’s capital and debt structure. Maturity The maturity date used is drawn from the contractual maturity date of the customer loans.

Pillar 3 report Glossary Westpac Group March 2023 Pillar 3 report | 107 Term Description Mark-to-market related credit risk The risk of mark-to-market losses related to deterioration in the credit quality of a derivative counterparty also referred to as credit valuation adjustment (CVA) risk. Monte Carlo simulation A method of random sampling to achieve numerical solutions to mathematical problems. Net cash outflows Total expected cash outflows minus total expected cash inflows in the specified LCR stress scenario calculated in accordance with APRA’s liquidity standard. Net interest income at risk (NaR) BRiskC approved limit expressed as a defined basis point shock in interest rates over a one year risk horizon. Net Stable Funding Ratio (NSFR) The NSFR is defined as the ratio of the amount of available stable funding (ASF) to the amount of required stable funding (RSF) defined by APRA. The amount of ASF is the portion of an ADI’s capital and liabilities expected to be a reliable source of funds over a one year time horizon. The amount of RSF is a function of the liquidity characteristics and residual maturities of an ADI’s assets and off-balance sheet activities. ADI’s must maintain an NSFR of at least 100%. Non-Performing exposures Credit default exposures, the initial recognition of which under APS220 occurs where either one, or both, of the following has happened: Westpac considers that the borrower is unlikely to pay its credit obligations to Westpac in full, and without recourse to actions such as realising available security; the borrower is 90 days or more past-due on a credit obligation to Westpac. Non-Performing Exposures – Impaired Exposures that meet the characteristics of Non-Performing exposures and Impaired exposures (see separate definitions) Off-balance sheet exposure Credit exposures arising from facilities that are not recorded on Westpac's balance sheet (under accounting methodology). Undrawn commitments and the expected future exposure calculated for Westpac's derivative products are included in off-balance sheet exposure. On balance sheet exposure Credit exposures arising from facilities that are recorded on Westpac's balance sheet (under accounting methodology). Potential future credit exposure (PFCE) The PFCE for each transaction is calculated by multiplying the effective notional principal amount by a credit conversion factor specified in APS112. Probability of default (PD) Probability of default is a through-the-cycle assessment of the likelihood of a customer defaulting on its financial obligations within one year. Resecuritisation A resecuritisation exposure is a securitisation exposure in which the risk associated with an underlying pool of exposures is tranched and at least one of the underlying exposures is a securitisation exposure. In addition, an exposure to one or more resecuritisation exposures is a resecuritisation exposure. Risk weighted assets (RWA) Assets (both on and off-balance sheet) are risk weighted according to each asset's inherent potential for default and what the likely losses would be in case of default. In the case of non-asset backed risks (i.e. market and operational risk), RWA is determined by multiplying the capital requirements for those risks by 12.5. Securitisation purchased The purchase of third party securitisation exposure, for example residential mortgage backed securities. Securitisation retained Securitisation exposures arising through Westpac originated assets or generated by Westpac third party securitisation activity.

Pillar 3 report Glossary Westpac Group March 2023 Pillar 3 report | 108 Term Description Securities financing transactions (SFT) APRA defines SFTs as “transactions such as repurchase agreements, reverse repurchase agreements, and security lending and borrowing, and margin lending transactions, where the value of the transactions depends on the market valuation of securities and the transactions are typically subject to margin agreements.” Sponsor An ADI would generally be considered a sponsor if it, in fact or substance, manages or advises the securitisation program, places securities into the market, or provide liquidity and/or credit enhancements. Standard model The standard model for Market risk applies supervisory risk weights to trading positions. Stressed VaR (SVaR) Stressed VaR uses the approved VaR model but applies a period of significant market stress. Market risk capital is estimated by adding Stressed VaR to regular VaR. Substitution approach Substitutions refers to the rules governing the circumstances when capital can be reduced because an obligor’s exposure has been hedged by the purchase of credit protection from a counterparty and the counterparty’s PD is used in place of the obligors’ PD. Supervisory Formula Approach (SFA) The SFA applicable to unrated securitisation exposures dynamically looks at the type and performance of underlying asset pools funded by the securitisation exposure as well as the structural features of the transaction to determine capital requirements. Synthetic securitisation A securitisation whereby the credit risk, or part of the credit risk, of a pool is transferred to a third party which need not be an SPV. The transfer of credit risk can be undertaken through the use of funded (e.g. credit linked notes) or unfunded (e.g. credit default swaps) credit derivatives or guarantees. Tier 2 capital Includes other capital elements, which, to varying degrees, fall short of the quality of Tier 1 capital but still contribute to the overall strength of an entity as a gone concern capital. Trading book Trading book activity represents dealings that encompass book running and distribution activity. The types of market risk arising from trading activity include interest rate risk, foreign exchange risk, commodity risk, equity price risk, credit spread risk and volatility risk. Financial Markets and Treasury are responsible for managing market risk arising from Westpac’s trading activity. Value at risk (VaR) VaR is the potential loss in earnings from adverse market movements and is calculated over a one-day time horizon at a 99% confidence level using a minimum of one year of historical rate data. VaR takes account of all material market variables that may cause a change in the value of the trading portfolio and the banking book including interest rates, foreign exchange rates, price changes, volatility, and the correlation among these variables.

Pillar 3 report Glossary Westpac Group March 2023 Pillar 3 report | 109 Exchange rates The following exchange rates were used in the Westpac Pillar 3 report, and reflect spot rates for the period end. $ 31 March 2023 30 September 2022 31 March 2022 USD 0.6711 0.6491 0.7481 GBP 0.5418 0.5841 0.5704 NZD 1.0680 1.1355 1.0760 EUR 0.6158 0.6620 0.6704

Pillar 3 report Disclosure regarding forward-looking statements Westpac Group March 2023 Pillar 3 report | 110 The information contained in this report contains statements that constitute “forward-looking statements” within the meaning of section 21E of the U.S. Securities Exchange Act of 1934. Forward-looking statements are statements that are not historical facts. Forward-looking statements appear in a number of places in this report and include statements regarding Westpac’s intent, belief or current expectations with respect to its business and operations, macro and micro economic and market conditions, results of operations and financial condition, capital adequacy and risk management, including, without limitation, future loan loss provisions and financial support to certain borrowers, forecasted economic indicators and performance metric outcomes, indicative drivers, climate- and other sustainability- related statements, commitments, targets, projections and metrics, and other estimated and proxy data. Words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘indicative’, ‘risk’, ‘aim’, ‘outlook’, ‘forecast’, ‘f’cast’, ‘f’, ‘assumption’, ‘projection’, ‘target,’ goal’, ‘guidance’, ‘ambition’ or other similar words are used to identify forward-looking statements, or otherwise identify forward-looking statements. These forward-looking statements reflect Westpac’s current views on future events and are subject to change, certain known and unknown risks, uncertainties and assumptions and other factors which are, in many instances, beyond Westpac’s control (and the control of Westpac’s officers, employees, agents and advisors), and have been made based on management’s expectations or beliefs concerning future developments and their potential effect upon Westpac. Forward-looking statements may also be made, verbally or in writing, by members of Westpac’s management or Board in connection with this report. Such statements are subject to the same limitations, uncertainties, assumptions and disclaimers set out in this report. There can be no assurance that future developments or performance will align with Westpac’s expectations or that the effect of future developments on Westpac will be those anticipated. Actual results could differ materially from those we expect or which are expressed or implied in forward-looking statements, depending on various factors including, but not limited to, those described in the section titled ‘Risk Factors’ in Westpac’s 2023 Interim Financial Results. When relying on forward-looking statements to make decisions with respect to Westpac, investors and others should carefully consider such factors and other uncertainties and events. Except as required by law, Westpac assumes no obligation to revise or update any forward-looking statements in this report, whether from new information, future events, conditions or otherwise, after the date of this report.